Exhibit 2

MASTER TRANSACTION AGREEMENT

Dated as of July 30, 2014

by and among

The E. W. Scripps Company,
Scripps Media, Inc.,
Desk Spinco, Inc.,
Desk NP Operating, LLC,
Desk NP Merger Co.,
Desk BC Merger, LLC,
Journal Communications, Inc.,
Boat Spinco, Inc.,
Boat NP Merger Co., and
Boat NP Newco, Inc.

Exhibits and Appendices

Exhibit A	Employee Matters Agreement
Exhibit B	Exchange Agent Agreement
Exhibit C	Scripps Tax Matters Agreement
Exhibit D	Journal Tax Matters Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Newco Articles of Incorporation
Exhibit G	Newco Bylaws

Appendix I	Journal Broadcast Business
Appendix II	Journal Broadcast Entities
Appendix III	Journal Newspaper Business
Appendix IV	Scripps Broadcast Business
Appendix V	Scripps Broadcast Entities
Appendix VI	Scripps Newspaper Business

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated July 30, 2014, is by and among The E. W. Scripps Company, an Ohio corporation (“Scripps”), Scripps Media, Inc., a Delaware corporation and wholly owned subsidiary of Scripps (“SMI”), Desk Spinco, Inc., a Wisconsin corporation and wholly owned subsidiary of SMI (“Scripps Spinco”), Desk NP Operating, LLC, a Wisconsin limited liability company and wholly owned subsidiary of SMI (“SNOC”), Desk BC Merger, LLC, a Wisconsin limited liability company and wholly owned subsidiary of Scripps (“Scripps Broadcast Merger, LLC”), Journal Communications, Inc., a Wisconsin corporation (“Journal”), Boat Spinco, Inc., a Wisconsin corporation and wholly owned subsidiary of Journal (“Journal Spinco”), Boat NP Newco, Inc., a Wisconsin corporation (“Newco”), Desk NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Scripps Newspaper Merger Sub”) and Boat NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Journal Newspaper Merger Sub”).

WHEREAS, the Board of Directors of Scripps has determined that it is advisable and in the best interests of Scripps and the Scripps Shareholders to separate the newspaper business of Scripps pursuant to a spin-off of Scripps Spinco to the Scripps Shareholders effectuated through a series of transactions described in Article 2, and the Board of Directors of Journal has determined that it is advisable and in the best interests of Journal and the Journal Shareholders to separate the newspaper business of Journal pursuant to a spin-off of Journal Spinco to the Journal Shareholders through a series of transactions described in Article 3, with the separation in each case intended to (i) facilitate the transactions described in this Agreement, consistent with regulatory requirements, (ii) allow for more tailored management incentives, (iii) increase the per-share combined value of the separated companies, (iv) separate businesses with differing strategic directions, (v) eliminate existing constraints regarding capital allocation, (vi) concentrate management focus, (vii) accommodate differing shareholder bases, and (vii) achieve other corporate business purposes including “fit-and-focus” benefits;

WHEREAS, the Board of Directors of Scripps has determined that it is advisable and in the best interests of Scripps and the Scripps Shareholders to merge Scripps Newspaper Merger Sub with and into Scripps Spinco following the Scripps Newspaper Distribution, with Scripps Spinco surviving the merger as a wholly owned subsidiary of Newco (the “Scripps Newspaper Merger”);

WHEREAS, the Board of Directors of Journal has determined that it is advisable and in the best interests of Journal and the Journal Shareholders to merge Journal Newspaper Merger Sub with and into Journal Spinco following the Journal Newspaper Distribution, with Journal Spinco surviving the merger as a wholly owned subsidiary of Newco (the “Journal Newspaper Merger”, and together with the Scripps Newspaper Merger, the “Newspaper Mergers”);

WHEREAS, the Board of Directors of Scripps has determined that it is advisable and in the best interests of Scripps and the Scripps Shareholders that Scripps, prior to the Broadcast Merger, pay a special dividend of cash to the Scripps Shareholders in the aggregate amount of $60 million (the “Pre-Broadcast Merger Dividend”);
WHEREAS, the Boards of Directors of Scripps and Journal have determined that it is advisable and in the respective best interests of Scripps and Journal and their respective shareholders to merge Journal into Scripps Broadcast Merger, LLC following the Newspaper Mergers, with Scripps Broadcast Merger, LLC surviving the merger as a wholly owned subsidiary of Scripps (the “Broadcast Merger”, and together with the Newspaper Mergers, the “Mergers”);

WHEREAS, it is the intention of the parties hereto that, for United States federal income tax purposes, the SMI Newspaper Contribution and the SMI Newspaper Distribution should qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the parties hereto that, for United States federal income tax purposes, the SMI Newspaper Distribution should qualify as tax-free under Section 355(a) of the Code to Scripps and as tax-free to SMI under Section 361(c) of the Code;

WHEREAS, it is the intention of the parties hereto that, for United States federal income tax purposes, the Scripps Newspaper Contribution and the Scripps Newspaper Distribution should qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, it is the intention of the parties hereto that, for United States federal income tax purposes, the Scripps Newspaper Distribution should qualify as tax-free under Section 355(a) of the Code to the Scripps Shareholders and as tax-free to Scripps under Section 361(c) of the Code;

WHEREAS, it is the intention of the parties hereto that, for United States federal income tax purposes, the Journal Newspaper Contribution and the Journal Newspaper Distribution should qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, it is the intention of the parties hereto that, for United States federal income tax purposes, the Journal Newspaper Distribution should qualify as tax-free under Section 355(a) of the Code to the Journal Shareholders, and it is expected that the Journal Newspaper Distribution will be taxable to Journal under Section 355(e) of the Code;

WHEREAS, it is the intention of the parties hereto that the Newspaper Mergers should constitute exchanges described in Section 351 of the Code and/or reorganizations described in Sections 368(a)(1)(B) and/or  368(a)(2)(E) of the Code;

WHEREAS, it is the intention of the parties hereto that the Broadcast Merger should constitute a reorganization described in Section 368(a) of the Code; and

WHEREAS, it is the intention of the parties hereto that this Agreement is, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code for all applicable Transactions.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01  Definitions. (a) As used herein, the following terms have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise.  For purposes hereof, Scripps Networks Interactive, Inc. and each of its Subsidiaries shall not be deemed to be an “Affiliate” of Scripps.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(i)            all accounting and other books, records and files whether in paper, computer, electronic or any other form;

(ii)           all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, special and general tools, and other tangible personal property;

(iii)          all inventories of newsprint, ink, materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(iv)          all interests in real property of whatever nature, including fee simple and leasehold interests and interests in easements and rights of way, whether as owner, mortgagee or holder of a Lien in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;

(v)           all license agreements, leases of personal property, open purchase orders for newsprint, ink, raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(vi)          all deposits (including deposits with vendors), letters of credit and performance and surety bonds;

(vii)         all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

(viii)        all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(ix)           all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(x)            all prepaid expenses, trade accounts and other accounts and notes receivable;

(xi)           all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choices in action or similar rights, whether accrued or contingent;

(xii)          all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution; and

(xiii)         all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority.

“Benefit Plan” means each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, change in control, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation (whether funded or unfunded), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of February 28, 2014, between Scripps and Journal.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties, other than Governmental Approvals.

“Contract” means any legally binding contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, license, sublease, instrument, arrangement, commitment, obligation or understanding, whether or not in writing.

“Credit Support Arrangement” means guaranties, letters of credit or other credit arrangements issued by or for the account of any Person to support or facilitate business transactions.

“DGCL” means the Delaware General Corporation Law, as amended.

“Distributions” means the Scripps Newspaper Distribution and the Journal Newspaper Distribution.

“Distribution Time” means such time as is mutually agreed by Scripps and Journal for the consummation of the Distributions on the Closing Date.

“Employee Matters Agreement” means the Employee Matters Agreement entered into on the date of this Agreement by Newco and Scripps, attached hereto as Exhibit A.

“Environmental Laws” means all Applicable Laws and all agreements with any Governmental Authority relating to the environment or to Hazardous Substances.

“Environmental Liabilities” means Liabilities or obligations of or relating to any entity, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

“Environmental Permits” means all Governmental Approvals required by Environmental Laws and relating to the business of any entity as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means Wells Fargo Bank, National Association.

“Exchange Agent Agreement” means the exchange agent agreement to be entered into on or prior to the Closing Date, substantially in the form attached hereto as Exhibit B.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means all licenses, permits and other authorizations issued to Scripps or Journal or their respective Subsidiaries, as applicable, by the FCC.

“First Date” means the date on which the first of the following occurs: (i) the FCC Consent is obtained or (ii) the Registration Statement referred to in clause (i) of the definition of Registration Statement, which includes a joint proxy statement of Scripps and Journal, is declared effective by the SEC; but in no event shall the First Date be earlier than the sixty-first (61st) day following the date of this Agreement.

“Fully Diluted Basis” means, as to any Person, all of the issued and outstanding shares of common stock of such Person assuming the exercise of all outstanding options, the conversion of all convertible securities, immediate vesting and lifting of restrictions of all restricted stock or restricted stock units and the settlement of all stock appreciation rights, phantom stock and other similar securities.

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time, consistently applied.

“Governmental Approvals” means any notices, registrations, reports or other filings to be made with, or any consents, approvals, permits, licenses, authorizations or waivers to be obtained from, any Governmental Authority.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental or regulatory authority, department, court, agency or official, including any political subdivision thereof, including any contractors of a governmental authority, department or agency as authorized by law, and acting pursuant to the terms and conditions of any such contract.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum and petroleum products or derivatives, asbestos and urea formaldehyde, polychlorinated biphenyls, and any other substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the Internal Revenue Service.

“Journal Acquisition Proposal” means, other than the Transactions, any offer or proposal relating to, or any Third Party indication of interest in, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Journal and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Journal or any committee thereof), or assets comprising 15% or more of the consolidated revenues of Journal and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Journal owning such assets, (ii) acquisition or purchase, direct or indirect, of 15% or more of any class of equity or voting securities of Journal or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Journal and its Subsidiaries, (iii) tender offer (including a self-tender offer) or exchange offer that, if consummated, could result in any Person or group beneficially owning 15% or more of any class of equity or voting securities of Journal or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Journal and its Subsidiaries, (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Journal, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Journal and its Subsidiaries or (v) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

“Journal Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Journal or any of its Subsidiaries.

“Journal Broadcast Assets” means all Assets of Journal and its Subsidiaries other than the Journal Newspaper Assets and including:

(i)            all capital stock or other ownership interests in the Journal Broadcast Entities;

(ii)           all cash and cash equivalents held by the Journal Broadcast Entities;

(iii)          any Assets that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Assets to be retained by or assigned to Journal or a Subsidiary of Journal (other than the Journal Newspaper Entities);

(iv)          any Assets listed or described on Section 1.01 of the Journal Disclosure Schedule under the heading “Journal Broadcast Assets”;

(v)           the minute books, stock ledgers and Tax records of Journal and its Subsidiaries (other than those pertaining solely to the Journal Newspaper Business);

(vi)          all claims, causes of action and rights of Journal and its Subsidiaries against any Third Party to the extent relating to any Journal Broadcast Liabilities or to any Liabilities for which Journal or its Subsidiaries (other than the Journal Newspaper Entities) is responsible under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any such Third Party);
(vii)         all bank accounts of Journal and its Subsidiaries, other than those of the Journal Newspaper Entities;

(viii)        all stock or other equity interests in any Person (other than in the Journal Newspaper Entities);

(ix)           unless otherwise expressly set forth in the Employee Matters Agreement, any and all Journal Benefit Plans and any assets related thereto or intended to assist in the funding thereof; and

(x)            Assets related to any Overhead and Shared Services, except as described on Section 1.01 of the Journal Disclosure Schedule under the heading “Overhead and Shared Services.”

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “Journal Newspaper Asset” and “Journal Broadcast Asset” then (A) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (B) otherwise it shall be treated as a Journal Newspaper Asset or Journal Broadcast Asset based upon whether it is used or held for use primarily in connection with the Journal Newspaper Business or the Journal Broadcast Business.

“Journal Broadcast Business” means the business of operating the television and radio stations listed on Appendix I attached hereto.

“Journal Broadcast Entities” means the entities listed on Appendix II attached hereto.

“Journal Broadcast Group” means the direct or indirect interest of Journal (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in all businesses, Assets and Liabilities of Journal and its Subsidiaries, other than the Journal Newspaper Business.

“Journal Broadcast Liabilities” means all Liabilities of Journal and its Subsidiaries other than the Journal Newspaper Liabilities and including, for the avoidance of doubt:

(i)            any Liabilities that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Liabilities to be retained or assumed by Journal or a Subsidiary of Journal (other than any Journal Newspaper Entity), and all agreements, obligations and Liabilities of Journal or a Subsidiary of Journal (other than any Journal Newspaper Entity) under the Transaction Agreements;

(ii)           all Liabilities of the Journal Broadcast Entities;

(iii)          all Liabilities to the extent related to Journal Broadcast Assets; and
(iv)          all Liabilities listed or described on Section 1.01 of the Journal Disclosure Schedule under the heading “Journal Broadcast Liabilities”.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “Journal Newspaper Liability” and “Journal Broadcast Liability” then (A) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (B) otherwise it shall be treated as a Journal Newspaper Liability or Journal Broadcast Liability to the extent it relates to the Journal Newspaper Business or the Journal Broadcast Business, respectively.

“Journal Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of Journal.

“Journal Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of Journal.

“Journal Common Stock” means the Journal Class A Common Stock and the Journal Class B Common Stock.

“Journal Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 5, 2012, among Journal Communications, Inc., certain subsidiaries thereof, the several lenders party thereto, U.S. Bank National Association, as administrative agent, and Sun Trust Bank and Bank of America, N.A., as co-syndication agents.

“Journal Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Journal to Scripps.

“Journal Employee Stock Purchase Plan” means the Journal Communications, Inc. 2003 Employee Stock Purchase Plan, as amended and restated through December 8, 2009.

“Journal Equity Value” means the amount equal to (i) the number of issued and outstanding shares of Journal Common Stock, multiplied by (ii) the closing sale share price of Journal Class A Common Stock as reported by the Wall Street Journal, in each case as of the close of business on the next Business Day after the first day on which the Transactions shall have been publicly announced.
“Journal Material Adverse Effect” means (i) with respect to the Journal Newspaper Business, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Journal Newspaper Business, taken as a whole, or on the ability of Journal to perform in all material respects its obligations under this Agreement, excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries in which the Journal Newspaper Business (including the Journal Newspaper Entities) operates, but only to the extent the effect on the Journal Newspaper Business, taken as a whole, is not materially worse than the effect on the Scripps Newspaper Business, taken as a whole, (B) changes in general economic, regulatory (including changes in Applicable Laws, accounting rules or interpretations of the foregoing) or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on the Journal Newspaper Business, taken as a whole, is not materially worse than the effect on the Scripps Newspaper Business, taken as a whole, (C) the announcement of this Agreement or of the Transactions, (D) any decline in the market price, or change in trading volume, of the capital stock of Journal, or (E) any failure of Journal and its consolidated Subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; and (ii) with respect to the Journal Broadcast Business, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Journal Broadcast Business, taken as a whole, or on the ability of Journal to perform in all material respects its obligations under this Agreement, excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries in which the Journal Broadcast Business (including the Journal Broadcast Entities) operate, but only to the extent the effect on the Journal Broadcast Business, taken as a whole, is not materially worse than the effect on the Scripps Broadcast Business, taken as a whole, (B) changes in general economic, regulatory (including changes in Applicable Laws, accounting rules or interpretations of the foregoing) or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on the Journal Broadcast Business, taken as a whole, is not materially worse than the effect on the Scripps Broadcast Business, taken as a whole, (C) the announcement of this Agreement or of the Transactions, (D) any decline in the market price, or change in trading volume, of the capital stock of Journal, or (E) any failure of Journal and its consolidated Subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.

“Journal Newspaper Assets” means any Assets that are owned, used or held for use by Journal or any of its Subsidiaries primarily in connection with the Journal Newspaper Business as the same shall exist on the Closing Date, including:

(i)            the Assets of the Journal Newspaper Business, the Journal Newspaper Entities and the Journal Newspaper Group (other than cash and cash equivalents retained as Journal Broadcast Assets), unless disposed of to Third Parties after the date thereof;

(ii)           any Journal Newspaper Contracts;

(iii)          any capital stock or other ownership interests in the Journal Newspaper Entities;

(iv)          all right, title and interest of Journal and its Subsidiaries (to the extent relating to the Journal Newspaper Business) in the Journal Newspaper Leases set forth on Section 8.19(a) of the Journal Disclosure Schedule and in the Journal Newspaper Owned Properties set forth on Section 8.19(b) of the Journal Disclosure Schedule;
(v)           all rights relating to Journal’s names and Websites, including the right to use Journal’s names in any format, except for the Websites of the Journal Broadcast Business;

(vi)          any Assets that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Assets to be retained by or assigned to the Journal Newspaper Business or any Journal Newspaper Entity;

(vii)         any Governmental Approvals held in the name of Journal or any of its Subsidiaries that are solely related to the Journal Newspaper Business;

(viii)        the minute books, stock ledgers and Tax records pertaining solely to the Journal Newspaper Business, and copies of the Tax records of Journal and its other Subsidiaries that pertain partly to the Journal Newspaper Business; and

(ix)           any Assets listed or described on Section 1.01 of the Journal Disclosure Schedule under the heading “Journal Newspaper Assets”.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “Journal Newspaper Asset” and “Journal Broadcast Asset” then (A) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (B) otherwise it shall be treated as a Journal Newspaper Asset or Journal Broadcast Asset based upon whether it is used or held for use primarily in connection with the Journal Newspaper Business or primarily in connection with the Journal Broadcast Business.

“Journal Newspaper Business” means the business of publishing and distributing the newspapers listed on Appendix III attached hereto.

“Journal Newspaper Contracts” means the following Contracts to which Journal or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing:

(i)            any Contract that relates primarily to the Journal Newspaper Business;

(ii)           any Contract or other instrument representing Journal Newspaper Liabilities;

(iii)          any Contract that is expressly contemplated pursuant to this Agreement or any of the other Transaction Agreements to be assigned or transferred to or retained by a Journal Newspaper Entity; and

(iv)          any guarantee, indemnity, representation, warranty or other Liability of Journal or any of its Subsidiaries in respect of any Journal Newspaper Contract, any Journal Newspaper Liability or the Journal Newspaper Business.

Notwithstanding the preceding sentence, “Journal Newspaper Contracts” do not include any such Contract that is expressly contemplated to be assigned to or retained by Journal or any of its Subsidiaries (other than the Journal Newspaper Entities) pursuant to any Transaction Agreement.
With respect to any Contract that relates in material part to both the Journal Newspaper Business and the Journal Broadcast Business and that is not specifically contemplated by this Agreement to be assigned to or retained by the Journal Newspaper Entities or Journal and its Subsidiaries (other than the Journal Newspaper Entities), the parties hereto will cooperate in good faith to apportion the rights and obligations thereunder to the Journal Newspaper Business and the Journal Broadcast Business, and to treat such Contract  as a Journal Newspaper Contract only to the extent relating to the Journal Newspaper Business.

“Journal Newspaper Distribution” means the distribution on the Closing Date by Journal to the holders of Journal Common Stock of shares of Journal Spinco Common Stock upon the terms and conditions more fully set forth in Section 3.06.

“Journal Newspaper Entities” means Journal Spinco and each of its Subsidiaries.

“Journal Newspaper Exchange Ratio” shall have the meaning ascribed thereto in Section 6.01(a) of this Agreement.

“Journal Newspaper Group” means the direct or indirect interest of Journal (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in the Journal Newspaper Business.

“Journal Newspaper Liabilities” means:

(i)            any Liabilities that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Liabilities to be retained or assumed by any Journal Newspaper Entity and all agreements, obligations and Liabilities of any Journal Newspaper Entity under the Transaction Agreements;

(ii)           all Liabilities listed or described on Section 1.01 of the Journal Disclosure Schedule under the heading “Journal Newspaper Liabilities”; and

(iii)          any Liabilities, including any employee-related Liabilities except as expressly set forth in the Tax Matters Agreements Employee Matters Agreement, and Environmental Liabilities, primarily relating to, arising out of or resulting from (whether arising before, on or after the Closing Date):

(A)          the Journal Newspaper Group, including the operation of the Journal Newspaper Business, as conducted at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)           the operation of any business conducted by any Journal Newspaper Entity at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C)           any Journal Newspaper Asset.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “Journal Newspaper Liability” and “Journal Broadcast Liability” then (1) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (2) otherwise it shall be treated as a Journal Newspaper Liability or Journal Broadcast Liability to the extent it relates to the business of the Journal Newspaper Group or the Journal Broadcast Group, respectively.  Notwithstanding the foregoing, the term “Journal Newspaper Liabilities” shall not include (Y) any Tax liability attributable to any gain recognized by Journal (or by any entity that is a Subsidiary of Journal immediately prior to the Journal Newspaper Distribution) as a result of the Journal Newspaper Distribution or (Z) any Journal Liabilities, except as set forth on Section 1.01 of the Journal Disclosure Schedule under the heading “Journal Newspaper Liabilities” or for services provided pursuant to the Transition Services Agreement.

“Journal Qualifying Party” shall mean any Person from whom Journal has received, after the date of this Agreement and prior to 11:59 p.m., Central Time, on the thirtieth (30th) day following the date of this Agreement, an unsolicited written Journal Acquisition Proposal that the Journal Board of Directors determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, is bona fide and constitutes or is reasonably likely to result in a Journal Superior Proposal; provided, however, that any Journal Qualifying Party shall cease to be a Journal Qualifying Party for all purposes under this Agreement at such time as such Journal Acquisition Proposal made by such Person (including all revisions, modifications, changes or amendments to such Journal Acquisition Proposal made in the course of negotiations between such Journal Qualifying Party and Journal) is formally rejected, withdrawn, terminated, expires or no longer constitutes or is reasonably likely to result in a Journal Superior Proposal; and provided, further, that any Journal Qualifying Party shall cease to be a Journal Qualifying Party for all purposes under this Agreement after 11:59 p.m., Central Time, on the sixtieth (60th) day following the date of this Agreement.

“Journal RSUs” means the outstanding grants of restricted stock units with respect to Journal Common Stock granted under any stock incentive or other plan or arrangement of Journal.

“Journal SARs” means the outstanding grants of stock appreciation rights with respect to Journal Common Stock granted under any stock incentive or other plan or arrangement of Journal.

“Journal Shareholder Approval” means the approval of (i) the Journal Newspaper Distribution and the Journal Newspaper Merger and (ii) the Broadcast Merger, both by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%)  of the voting power of the outstanding shares of Journal Class A Common Stock and Journal Class B Common Stock, voting together as one class, entitled to vote at the Journal Shareholders’ Meeting or any adjournment, postponement or recess thereof.
“Journal Shareholders” means the holders of Journal Common Stock.

“Journal Spinco Common Stock” means the Common Stock, par value $0.01 per share, of Journal Spinco.

“Journal Stations” means the full-power broadcast radio and television stations whose licenses are listed as Primary Journal FCC Licenses on Section 8.14(a) of the Journal Disclosure Schedule.

“Journal Stock Option” means any option to purchase shares of Journal Class B Common Stock granted under any employee stock option or compensation plan or arrangement of Journal.

“Journal Superior Proposal” means any bona fide, unsolicited written Journal Acquisition Proposal made by a Third Party that the Journal Board in good faith determines, after having received the advice of a nationally recognized financial advisor and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other terms of the proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such Journal Acquisition Proposal to obtain financing, and any changes to the terms of this Agreement proposed by Scripps in response to such offer or proposal or otherwise, to be more favorable, including without limitation from a financial point of view, to Journal and the Journal Shareholders than the Transactions, is reasonably likely to be consummated, and for which financing, to the extent required, is then fully committed or is reasonably determined by the Journal Board to be attainable.  For purposes of the definition of “Journal Superior Proposal,” (A) each reference to “15% or more” or “more than 15%” in the definition of “Journal Acquisition Proposal” shall be replaced with “100%”, (B) clauses (ii) and (iii) of the definition of “Journal Acquisition Proposal” shall be read without the references to “any class of equity or” and (C) “100% of the voting securities of” shall be added immediately preceding the first reference to “Journal” in clause (iv) of the definition of “Journal Acquisition Proposal”.

“Knowledge” of Scripps or Journal, as the case may be, means the knowledge, after reasonable inquiry, of such Person’s employees set forth on Section 1.01 of the Scripps Disclosure Schedule or Section 1.01 of the Journal Disclosure Schedule, as the case may be, under the heading “Knowledge of Scripps” or “Knowledge of Journal”, as the case may be.

“Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract or undertaking, including those arising under the Transaction Agreements or incurred by a party thereto in connection with enforcing its rights to indemnification thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Newco Common Stock” means the Common Stock, par value $0.01 per share, of Newco.

“Newspaper Merger Subs” means Scripps Newspaper Merger Sub and Journal Newspaper Merger Sub.

“NYSE” means the New York Stock Exchange LLC.

“ORC” means the Ohio Revised Code, as amended.

“Organizational Documents” means articles or certificate of incorporation, bylaws, code of regulations, or other organizational documents.

“Overhead and Shared Services” means (i) in the case of the Journal Newspaper Business, ancillary corporate or shared services provided by Journal and its Subsidiaries (other than the Journal Newspaper Entities) to or in support of the Journal Newspaper Business that are general corporate or other overhead services or provided to both the Journal Newspaper Business and other businesses of Journal and its Subsidiaries and (ii) in the case of the Scripps Newspaper Business, ancillary corporate or shared services provided by Scripps and its Subsidiaries (other than the Scripps Newspaper Entities) to or in support of the Scripps Newspaper Business that are general corporate or other overhead services or provided to both the Scripps Newspaper Business and other businesses of Scripps and its Subsidiaries, in the case of either (i) or (ii), which may include, as applicable, access to hardware and software related to general corporate or overhead functions, travel and entertainment services, temporary or contract labor services, office supplies services (including copiers), computer hardware and software services, fleet services, energy/utilities services, procurement, sales and marketing services, treasury and cash processing services, public relations, legal and risk management (including insurance) services (including workers’ comp), executive office expense, payroll services, information technology and telecommunications services, consolidation and technical accounting, tax services, accounting and internal audit services, employee benefits services, credit, billing, collections, accounts receivable and accounts payable services, freight, logistics and expediter services, property management services and environmental support services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith.
“Per Share Broadcast Merger Consideration” or “Broadcast Exchange Ratio” means 0.5176 of a Scripps Class A Common Share.

“Permitted Liens” means (i) Liens securing indebtedness reflected, in the case of Scripps, in the unaudited balance sheet of Scripps as of March 31, 2014 included in the Scripps Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and, in the case of Journal, in the unaudited balance sheet of Journal as of March 30, 2014 included in the Journal Quarterly Report on Form 10-Q for the quarter ended March 30, 2014, (ii) nonmonetary Liens consisting of zoning or planning restrictions, permits, recorded easements, covenants and other restrictions or limitations on the use or occupancy of real property or nonmonetary imperfections in or nonmonetary encumbrances affecting title thereto, which would not, individually or in the aggregate,  reasonably be expected to materially impair the use of such property as it is presently used in connection with the business or materially and adversely affect the value of such property, and Liens affecting lessor’s interest in any leased premises; provided, however, the foregoing shall not limit any representations and warranties of the parties in this Agreement, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (iv) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business consistent with past practice for amounts not in default or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP,  and (v) nonmonetary Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the business or the value of such assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Record Date” means the close of business on such date as is mutually agreed upon by Scripps and Journal.

“Registration Statement(s)” means (i) the registration statement on Form S-4 (which shall include a joint proxy statement) to be filed by Scripps to register under the Securities Act the Scripps Class A Common Shares to be issued in the Broadcast Merger (together with any amendments or supplements thereto) and (ii) the combined registration statement on Form S-1/S-4 to register under the Securities Act and the Exchange Act, as applicable, the Newco Common Stock to be issued and distributed in connection with the Newspaper Mergers (together with any amendments or supplements thereto).

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“Scripps Acquisition Proposal” means, other than the Transactions, any offer or proposal relating to, or any Third Party indication of interest in, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Scripps and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Scripps or any committee thereof), or assets comprising 15% or more of the consolidated revenue of Scripps and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Scripps owning such assets, (ii) acquisition or purchase, direct or indirect, of 15% or more of any class of equity or voting securities of Scripps or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Scripps and its Subsidiaries, (iii) tender offer (including a self-tender offer) or exchange offer that, if consummated, could result in any Person or group beneficially owning 15% or more of any class of equity or voting securities of Scripps or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Scripps and its Subsidiaries, (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Scripps, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Scripps and its Subsidiaries or (v) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

“Scripps Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Scripps or any of its Subsidiaries.

“Scripps Broadcast Assets” means all Assets of Scripps and its Subsidiaries other than the Scripps Newspaper Assets and including:

(i)            all capital stock or other ownership interests in the Scripps Broadcast Entities;

(ii)           all cash and cash equivalents held by the Scripps Newspaper Entities;

(iii)          any Assets that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Assets to be retained by or assigned to Scripps or a Subsidiary of Scripps (other than the Scripps Newspaper Entities);

(iv)          any Assets listed or described on Section 1.01 of the Scripps Disclosure Schedule under the heading “Scripps Broadcast Assets”;

(v)           the minute books, stock ledgers and Tax records of Scripps and its Subsidiaries (other than those pertaining solely to the Scripps Newspaper Business);

(vi)          all claims, causes of action and rights of Scripps and its Subsidiaries against any Third Party to the extent relating to any Scripps Broadcast Liabilities or to any Liabilities for which Scripps or its Subsidiaries (other than the Scripps Newspaper Entities) is responsible under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any such Third Party);
(vii)         all rights relating to Scripps’s names and Websites, including the right to use Scripps’s names in any format, except for the Websites of the Scripps Newspaper Business;

(viii)        all bank accounts of Scripps and its Subsidiaries, other than those of the Scripps Newspaper Entities;

(ix)           all stock or other equity interests in any Person (other than in the Scripps Newspaper Entities);

(x)            unless otherwise expressly set forth in the Employee Matters Agreement, any and all Scripps Benefit Plans and any assets related thereto or intended to assist in the funding thereof; and

(xi)           Assets related to any Overhead and Shared Services.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “Scripps Newspaper Assets” and “Scripps Broadcast Assets” then (A) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (B) otherwise it shall be treated as a Scripps Newspaper Asset or Scripps Broadcast Asset based upon whether it is used or held for use primarily in connection with the Scripps Newspaper Business or primarily in connection with the Scripps Broadcast Business.

“Scripps Broadcast Business” means the business of operating the television stations listed on Appendix IV attached hereto.

“Scripps Broadcast Entities” means the entities listed on Appendix V attached hereto.

“Scripps Broadcast Group” means the direct or indirect interest of Scripps (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in all businesses, Assets and Liabilities of Scripps and its Subsidiaries, other than the Scripps Newspaper Business.

“Scripps Broadcast Liabilities” means all Liabilities of Scripps and its Subsidiaries other than the Scripps Newspaper Liabilities and including, for the avoidance of doubt:

(i)            any Liabilities that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Liabilities to be retained or assumed by Scripps or a Subsidiary of Scripps (other than any Scripps Newspaper Entity), and all agreements, obligations and Liabilities of Scripps or a Subsidiary of Scripps (other than any Scripps Newspaper Entity) under the Transaction Agreements;

(ii)           all Liabilities of the Scripps Broadcast Entities;

(iii)          all Liabilities to the extent related to Scripps Broadcast Assets; and

(iv)          all Liabilities listed or described on Section 1.01 of the Scripps Disclosure Schedule under the heading “Scripps Broadcast Liabilities”.
Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “Scripps Newspaper Liabilities” and “Scripps Broadcast Liabilities” then (A) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (B) otherwise it shall be treated as a Scripps Newspaper Liability or Scripps Broadcast Liability to the extent it relates to the Scripps Newspaper Group or the Scripps Broadcast Group, respectively.

“Scripps Class A Common Shares” means the Class A Common Shares, par value $0.01 per share, of Scripps.

“Scripps Common Shares” means the Scripps Class A Common Shares and the Scripps Common Voting Shares.

“Scripps Common Voting Shares” means the Common Voting Shares, par value of $0.01 per share, of Scripps.

“Scripps Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 26, 2013, among The E. W. Scripps Company, as Borrower, the Lenders from time to time party thereto, as Lenders, SunTrust Bank, as Administrative Agent, Wells Fargo Bank, National Association, as Documentation Agent, and Royal Bank of Canada, as Syndication Agent.

“Scripps Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Scripps to Journal.

“Scripps Family Agreement” means that certain Scripps Family Agreement, dated October 15, 1992, as amended.

“Scripps Material Adverse Effect” means (i) with respect to the Scripps Newspaper Business, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Scripps Newspaper Business, taken as a whole, or on the ability of Scripps to perform in all material respects its obligations under this Agreement, excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries in which the Scripps Newspaper Business (including the Scripps Newspaper Entities) operates, but only to the extent the effect on the Scripps Newspaper Business, taken as a whole, is not materially worse than the effect on the Journal Newspaper Business, taken as a whole, (B) changes in general economic, regulatory (including changes in Applicable Laws, accounting rules or interpretations of the foregoing) or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on the Scripps Newspaper Business, taken as a whole, is not materially worse than the effect on the Journal Newspaper Business, taken as a whole, (C) the announcement of this Agreement or of the Transactions, (D) any decline in the market price, or change in trading volume, of the capital stock of Scripps, or (E) any failure of Scripps and its consolidated Subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; and (ii) with respect to the Scripps Broadcast Business, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Scripps Broadcast Business, taken as a whole, or on the ability of Scripps to perform in all material respects its obligations under this Agreement, excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries in which the Scripps Broadcast Business (including the Scripps Broadcast Entities) operate, but only to the extent the effect on the Scripps Broadcast Business, taken as a whole, is not materially worse than the effect on the Journal Broadcast Business, taken as a whole, (B) changes in general economic, regulatory (including changes in Applicable Laws, accounting rules or interpretations of the foregoing) or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on the Scripps Broadcast Business, taken as a whole, is not materially worse than the effect on the Journal Broadcast Business, taken as a whole, (C) the announcement of this Agreement or of the Transactions, (D) any decline in the market price, or change in trading volume, of the capital stock of Scripps, or (E) any failure of Scripps and its consolidated Subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.
“Scripps Newspaper Assets” means any Assets that are owned, used or held for use by Scripps or any of its Subsidiaries primarily in connection with the Scripps Newspaper Business, including:

(i)            the Assets of the Scripps Newspaper Business, the Scripps Newspaper Entities and the Scripps Newspaper Group, unless disposed of to Third Parties after the date thereof;

(ii)           any Scripps Newspaper Contracts;

(iii)          any capital stock or other ownership interests in Memphis Publishing Company, a Delaware corporation, Evansville Courier Company, Inc., an Indiana corporation, Wanderful Media, LLC, a Delaware limited liability company, Starline Printing LLLP, a New Mexico limited liability limited partnership, or Albuquerque Publishing Company, a New Mexico general partnership;

(iv)          all right, title and interest of Scripps and its Subsidiaries (to the extent relating to the Scripps Newspaper Business) in the Scripps Newspaper Leases set forth on Section 7.19(a) of the Scripps Disclosure Schedule and in the Scripps Newspaper Owned Properties set forth on Section 7.19(b) of the Scripps Disclosure Schedule;

(v)           any Assets that are expressly contemplated by the Transaction Agreements (or the schedules thereto)  as Assets to be retained by or assigned to the Scripps Newspaper Business or any Scripps Newspaper Entity;

(vi)          any Governmental Approvals held in the name of Scripps or any of its Subsidiaries that are solely related to the Scripps Newspaper Business;
(vii)         the minute books, stock ledgers and Tax records pertaining solely to the Scripps Newspaper Business, and copies of the Tax records of Scripps and its other Subsidiaries that pertain partly to the Scripps Newspaper Business; and

(viii)        any Assets listed or described on Section 1.01 of the Scripps Disclosure Schedule under the heading “Scripps Newspaper Assets”.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “Scripps Newspaper Assets” and “Scripps Broadcast Assets” then (A) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (B) otherwise it shall be treated as a Scripps Newspaper Asset or Scripps Broadcast Asset based upon whether it is used or held for use primarily in connection with the Scripps Newspaper Business or primarily in connection with the Scripps Broadcast Business.

“Scripps Newspaper Business” means the business of publishing and distributing the newspapers listed on Appendix VI attached hereto.

“Scripps Newspaper Contracts” means the following Contracts to which Scripps or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing:

(i)            any Contract that relates primarily to the Scripps Newspaper Business;

(ii)           any Contract or other instrument representing Scripps Newspaper Liabilities;

(iii)          any Contract that is expressly contemplated pursuant to this Agreement or any of the other Transaction Agreements to be assigned or transferred to or retained by a Scripps Newspaper Entity; and

(iv)          any guarantee, indemnity, representation, warranty or other Liability of Scripps or any of its Subsidiaries in respect of any Scripps Newspaper Contract, any Scripps Newspaper Liability or the Scripps Newspaper Business.

Notwithstanding the preceding sentence, “Scripps Newspaper Contracts” do not include any such Contract that is expressly contemplated to be assigned to or retained by Scripps or any of its Subsidiaries (other than the Scripps Newspaper Entities) pursuant to any Transaction Agreement.

With respect to any Contract that relates in material part to both the Scripps Newspaper Business and the Scripps Broadcast Business and that is not specifically contemplated by this Agreement to be assigned to or retained by the Scripps Newspaper Entities or Scripps and its Subsidiaries (other than the Scripps Newspaper Entities), the parties hereto will cooperate in good faith to apportion the rights and obligations thereunder to the Scripps Newspaper Business and the Scripps Broadcast Business, and to treat such Contract  as a Scripps Newspaper Contract only to the extent relating to the Scripps Newspaper Business.
“Scripps Newspaper Distribution” means the distribution on the Closing Date by Scripps to the holders of Scripps Common Shares of shares of Scripps Spinco Common Stock upon the terms and conditions more fully set forth in Section 2.06.

“Scripps Newspaper Distribution Amendment” means the amendment of the Articles of Incorporation of Scripps to permit the Scripps Newspaper Distribution to be effected with Scripps Spinco Common Stock.

“Scripps Newspaper Entities” means Scripps Spinco and each of its Subsidiaries.

“Scripps Newspaper Exchange Ratio” shall have the meaning ascribed thereto in Section 6.01(a) of this Agreement.

“Scripps Newspaper Group” means the direct or indirect interest of Scripps (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in the Scripps Newspaper Business.

“Scripps Newspaper Liabilities” means:

(i)            any Liabilities that are expressly contemplated by the Transaction Agreements (or the schedules thereto) as Liabilities to be retained or assumed by any Scripps Newspaper Entity and all agreements, obligations and Liabilities of any Scripps Newspaper Entity under the Transaction Agreements;

(ii)           all Liabilities listed or described on Section 1.01 of the Scripps Disclosure Schedule under the heading “Scripps Newspaper Liabilities”; and

(iii)          any Liabilities, including any employee-related Liabilities except as expressly set forth in the Tax Matters Agreements, Employee Matters Agreement, and Environmental Liabilities, primarily relating to, arising out of or resulting from (whether arising before, on or after the Closing Date):

(A)          the Scripps Newspaper Group, including the operation of the Scripps Newspaper Business, as conducted at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)           the operation of any business conducted by any Scripps Newspaper Entity at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C)           any Scripps Newspaper Asset.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “Scripps Newspaper Liabilities” and “Scripps Broadcast Liabilities” then (1) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (2) otherwise it shall be treated as a Scripps Newspaper Liability or Scripps Broadcast Liability to the extent it relates to the business of the Scripps Newspaper Group or the Scripps Broadcast Group, respectively.  Notwithstanding the foregoing, the term “Scripps Newspaper Liabilities” shall not include any Scripps Liabilities, except as set forth on Section 1.01 of the Scripps Disclosure Schedule under the heading “Scripps Newspaper Liabilities” or for services provided pursuant to the Transition Services Agreement.
“Scripps RSUs” means the outstanding grants of restricted stock units with respect to Scripps Class A Common Shares granted under any stock incentive or other plan or arrangement of Scripps.

“Scripps Shareholder Approval” means the approval of the Scripps Newspaper Distribution Amendment and the issuance of Scripps Class A Common Shares in the Broadcast Merger by the affirmative vote of holders of a majority of the outstanding Scripps Common Voting Shares represented and entitled to vote at each of the Scripps Family Meeting and the Scripps Shareholders’ Meeting.

“Scripps Qualifying Party” shall mean any Person from whom Scripps has received, after the date of this Agreement and prior to 11:59 p.m., Central Time, on the thirtieth (30th) day following the date of this Agreement, an unsolicited written Scripps Acquisition Proposal that the Scripps Board of Directors determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, is bona fide and constitutes or is reasonably likely to result in a Scripps Superior Proposal; provided, however, that any Scripps Qualifying Party shall cease to be a Scripps Qualifying Party for all purposes under this Agreement at such time as such Scripps Acquisition Proposal made by such Person (including all revisions, modifications, changes or amendments to such Scripps Acquisition Proposal made in the course of negotiations between such Scripps Qualifying Party and Scripps) is formally rejected, withdrawn, terminated, expires or no longer constitutes or is reasonably likely to result in a Scripps Superior Proposal; and provided, further, that any Scripps Qualifying Party shall cease to be a Scripps Qualifying Party for all purposes under this Agreement after 11:59 p.m., Central Time, on the sixtieth (60th) day following the date of this Agreement.

“Scripps Shareholders” means the holders of Scripps Common Shares.

“Scripps Spinco Common Stock” means the Common Stock, par value $0.01 per share, of Scripps Spinco.

“Scripps Stations” means the full-power broadcast television stations whose licenses are listed as Primary FCC Licenses on Section 7.14(a) of the Scripps Disclosure Schedule.

“Scripps Stock Option” means any option to purchase Scripps Class A Common Shares granted under any employee stock option or compensation plan or arrangement of Scripps.

“Scripps Superior Proposal” means any bona fide, unsolicited written Scripps Acquisition Proposal made by a Third Party that the Scripps Board in good faith determines, after having received the advice of a nationally recognized financial advisor and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other terms of the proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such Scripps Acquisition Proposal to obtain financing, and any changes to the terms of this Agreement proposed by Journal in response to such offer or proposal or otherwise, to be more favorable, including without limitation from a financial point of view, to Scripps and the Scripps Shareholders than the Transactions, is reasonably likely to be consummated, and for which financing, to the extent required, is then fully committed or is reasonably determined by the Scripps Board to be attainable.  For purposes of the definition of “Scripps Superior Proposal,” (A) each reference to “15% or more” or “more than 15%” in the definition of “Scripps Acquisition Proposal” shall be replaced with “100%”, (B) clauses (ii) and (iii) of the definition of “Scripps Acquisition Proposal” shall be read without the references to “any class of equity or” and (C) “100% of the voting securities of” shall be added immediately preceding the first reference to “Journal” in clause (iv) of the definition of “Scripps Acquisition Proposal”.
“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which securities or other ownership interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) are directly or indirectly owned or controlled by such Person, or the general partner of which is such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) any liability for the payment of any amount of the type described in clause (i) pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local or foreign law, or (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Matters Agreements” means the Scripps Tax Matters Agreement by and among Scripps, Scripps Spinco and Newco, entered into on the date of this Agreement, and the Journal Tax Matters Agreement by and among Journal, Journal Spinco and Newco, entered into on the date of this Agreement, attached hereto as Exhibits C and D, respectively.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries).

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means, with respect to any Person, any other Person, including as defined in Section 13(d) of the Exchange Act, other than such first Person or any of its Affiliates.

“Transaction Agreements” means (i) this Agreement, (ii) the Tax Matters Agreements, (iii) the Transition Services Agreement, (iv) the Employee Matters Agreement and (v) the Exchange Agent Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Distributions and the Mergers.

“Transition Services Agreement” means the Transition Services Agreement to be entered into on or prior to the Closing Date by Newco and Scripps, substantially in the form attached hereto as Exhibit E, and providing for the provision by Scripps to Newco and by Newco to Scripps of services to be determined pursuant to Section 11.16.

“WBCL” means the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as amended.

“Websites” means, as to any Person, any and all Internet websites owned, operated or licensed by or for the benefit of such Person, including any content contained thereon or related thereto (but excluding any content that is not produced by or on behalf of such Person).

“Wisconsin LLC Act” means the Wisconsin Limited Liability Company Act (Wisconsin Statutes, Chapter 183), as amended.

Each of the following terms is defined on the page set forth opposite such term:

Agreement	1	Canceled Securities	41
Asserted Liabilities	122	Certificate	40
Broadcast Merger	2	Change in the Journal Board Recommendation	96
Broadcast Merger Articles of Merger	38	Change in the Scripps Board Recommendation	88
Broadcast Merger Effective Time	38
Broadcast Merger Fund	40

Claim	122	Journal Response Window	96
Closing Date	29	Journal SEC Documents	69
Code	2	Journal Second Date	92
D&O Indemnified Losses	108	Journal Securities	67
D&O Indemnified Persons	108	Journal Shareholders’ Meeting	98
Damages	120	Journal Spinco	1
Dissenting Shares	43	Journal Spinco Surviving Corporation	37
Divestiture Notice	101	Mergers	2
DMAs	54	Methuselah	74
DOJ	99	MVPDs	54
End Date	114	Newco	1
Excess Newco Shares	42	Newco Articles of Incorporation	35
Excess Scripps Class A Common Shares	43	Newco Bylaws	35
Existing Newspaper Credit Support Arrangements	110	Newco Financing	107
Expenses Cap	116	Newco Indemnified Parties	120
FCC Application	100	Newspaper Merger Effective Time	36
FCC Consent	100	Newspaper Mergers	1
FCC Renewal Policy	101	Notice of Journal Superior Proposal	96
FCC Transfer Licenses	74	Notice of Scripps Superior Proposal	89
FTC	99	Owned Journal Intellectual Property	79
HSR Clearance	99	Owned Scripps Intellectual Property	58
Indemnified Party	121	Pre-Broadcast Merger Dividend	1
Indemnifying Party	121	Primary Journal FCC Licenses	74
Intellectual Property	58	Primary Scripps FCC Licenses	53
internal controls	49	Renewal Application	100
Journal	1	Scripps	1
Journal Acquisition Agreement	95	Scripps Acquisition Agreement	88
Journal Bidder	95	Scripps Bidder	88
Journal Board	95	Scripps Board	88
Journal Board Recommendation	98	Scripps Board Recommendation	91
Journal Broadcast Securities	69	Scripps Broadcast Merger, LLC	1
Journal D&O Indemnified Person	108	Scripps Broadcast Securities	48
Journal Employee	83	Scripps Broadcast Surviving LLC	38
Journal Intellectual Property	79	Scripps D&O Indemnified Person	108
Journal Leased Premises	78	Scripps Employee	62
Journal Leases	78	Scripps Family Meeting	90
Journal Material Contracts	82	Scripps Indemnified Parties	121
Journal Newspaper Contribution	32	Scripps Intellectual Property	58
Journal Newspaper Exchange Ratio	40	Scripps Leased Premises	57
Journal Newspaper Merger	1	Scripps Leases	57
Journal Newspaper Merger Sub	1	Scripps Material Contracts	61
Journal Newspaper Securities	68	Scripps Newspaper Contribution	28
Journal Owned Properties	79	Scripps Newspaper Exchange Ratio	39
Journal Pre-Newspaper Distribution Transactions	32	Scripps Newspaper Merger	1
		Scripps Newspaper Merger Sub	1
		Scripps Newspaper Securities	48

Scripps Owned Properties	58	SMI	1
Scripps Pre-Newspaper Distribution Transactions	28	SMI Newspaper Assets	28
Scripps Refinancing	90	SMI Newspaper Contribution	28
Scripps Response Window	89	SMI Newspaper Distribution	28
Scripps SEC Documents	49	SMI Newspaper Liabilities	28
Scripps Second Date	98	SNOC	1
Scripps Securities	47	Taxing Authority	25
Scripps Shareholders’ Meeting	91	Transition Planning Committee	107
Scripps Spinco	1	Uncertificated Share	40
Scripps Spinco Surviving Corporation	36	WARN	62
		Wells Fargo	53

Section 1.02  Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Journal”, “made available to Scripps” and words of similar import refer to delivered in person or electronically to Journal or Scripps, as the case may be, or their respective Representatives or otherwise available to any party hereto through the SEC website. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Appendices and Schedules are to Articles, Sections, Exhibits, Appendices and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Scripps Disclosure Schedule or Journal Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

ARTICLE 2
SEPARATION OF SCRIPPS NEWSPAPER ASSETS; DISTRIBUTION OF SCRIPPS SPINCO

Section 2.01  Scripps Pre-Newspaper Distribution Transactions.

(a)           Contribution by SMI to SNOC.  On or prior to the Closing Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.01(e), prior to the contribution contemplated by Section 2.01(b) and the distribution contemplated by Section 2.01(c), SMI, as the sole member of SNOC, will contribute to SNOC all of the assets (the “SMI Newspaper Assets”) and liabilities (the “SMI Newspaper Liabilities”) of the newspapers owned by SMI and its partnership interests in Albuquerque Publishing Company and Starline Printing, LLLP, and its membership interests in Wanderful Media, LLC; SNOC shall accept the SMI Newspaper Assets and shall assume all of the SMI Newspaper Liabilities.

(b)           Contribution by SMI to Scripps Spinco.  On or prior to the Closing Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.01(e), after the contribution contemplated by Section 2.01(a) and prior to the distribution contemplated by Section 2.01(c), SMI, as the sole stockholder of Scripps Spinco, will contribute to the capital of Scripps Spinco all of the issued and outstanding membership interests in SNOC (the “SMI Newspaper Contribution”).

(c)           Distribution by SMI to Scripps.  On or prior to the Closing Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.01(e), after the contribution contemplated by Section 2.01(b) and prior to the Scripps Newspaper Distribution, SMI will distribute all of the issued and outstanding shares of capital stock of Scripps Spinco to Scripps (the “SMI Newspaper Distribution”).

(d)           Contribution by Scripps to Scripps Spinco.  On or prior to the Closing Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.01(e), after the distribution contemplated by Section 2.01(c) and prior to the Scripps Newspaper Distribution, Scripps, as the sole stockholder of Scripps Spinco, will contribute to the capital of Scripps Spinco all of the Scripps Newspaper Assets, and Scripps Spinco shall assume all of the Scripps Newspaper Liabilities (the “Scripps Newspaper Contribution”).

(e)           Conditions Precedent to Consummation of Scripps Pre-Newspaper Distribution Transactions.  The obligation of Scripps to consummate or cause the consummation of each of the transactions contemplated by Section 2.01(a), (b), (c) and (d) (collectively, the “Scripps Pre-Newspaper Distribution Transactions”) is subject to the prior or simultaneous satisfaction of each of the following conditions:

(i)            solely with respect to the transactions contemplated by Section 2.01(b), the transactions contemplated by Section 2.01(a) shall have been consummated;

(ii)           solely with respect to the transactions contemplated by Section 2.01(c), the transactions contemplated by Section 2.01(a) and Section 2.01(b) shall have been consummated;
(iii)           solely with respect to the transactions contemplated by Section 2.01(d), the transactions contemplated by Section 2.01(a), Section 2.01(b) and Section 2.01(c) shall have been consummated; and

(iv)          each of the conditions precedent to the consummation of Transactions set forth in Section 12.01 and Section 12.02 shall have been satisfied or waived as set forth in Section 12.01 and Section 12.02.

Section 2.02  Timing of Scripps Newspaper Distribution. On the Closing Date, Scripps and Scripps Spinco shall consummate the Scripps Newspaper Distribution at the Distribution Time. As used herein, “Closing Date” means the date on which the Distributions and the Mergers become effective, which date shall be mutually agreed by Scripps and Journal and shall be a date occurring as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Section 2.01(e), Section 3.01(b) and Article 12 (other than conditions that by their nature are to be satisfied on the Closing Date and will in fact be satisfied on the Closing Date).

Section 2.03  Transfer of Assets; Assumption of Liabilities.

(a)           Subject to Section 2.04, as of the Distribution Time, (i) the right, title and interest in all Scripps Newspaper Assets will be owned, free and clear of all Liens (other than Permitted Liens), by the Scripps Newspaper Entities and (ii) all Scripps Newspaper Liabilities will be the obligation of the Scripps Newspaper Entities. Prior to the Distribution Time, subject to Section 2.04, Scripps, SMI and the Scripps Newspaper Entities shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, assignments, deeds, stock powers, certificates of title and instruments of assumption) to cause (A) the Scripps Newspaper Entities to own all of the Scripps Newspaper Assets free and clear of all Liens (other than Permitted Liens) and (B) the Scripps Newspaper Entities to assume and be subject to all of the Scripps Newspaper Liabilities.

(b)           Subject to Section 2.04, as of the Distribution Time, (i) the right, title and interest in all Scripps Broadcast Assets will be owned and retained by Scripps or the Scripps Broadcast Entities and (ii) all Scripps Broadcast Liabilities will be the obligation of Scripps or the Scripps Broadcast Entities.  Prior to the Distribution Time, subject to Section 2.04, Scripps and its Subsidiaries shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, stock powers, certificates of title and instruments of assumption) to cause (A) Scripps or the Scripps Broadcast Entities to own all of the Scripps Broadcast Assets and (B) Scripps or the Scripps Broadcast Entities to assume and be subject to all of the Scripps Broadcast Liabilities.

(c)           In the event that at any time or from time to time (whether prior to or after the Closing Date) any party hereto (or any of its Subsidiaries) shall receive or otherwise possess any Asset or be liable for any Liability that is allocated to any other party hereto (or any of its Subsidiaries) pursuant to this Article 2, subject to Section 2.04, such party shall promptly transfer or assign, or cause to be transferred or assigned, such Asset or Liability to the party (or its applicable Subsidiary) so entitled thereto and the party (or its applicable Subsidiary) so entitled shall accept such Asset or assume such Liability. Prior to any such transfer, the parties shall comply, to the extent applicable, with Section 2.04.

Section 2.04  Governmental Approvals; Consents.

(a)           If and to the extent that the valid, complete and perfected transfer or assignment to the Scripps Newspaper Entities of any Scripps Newspaper Assets or to Scripps or the Scripps Broadcast Entities of any Scripps Broadcast Assets as contemplated by Section 2.03 would be a violation of Applicable Law or require any Consent or Governmental Approval, then the applicable transfer or assignment shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained.  Notwithstanding the foregoing, but subject to the procurement of any applicable Governmental Approval, including any required FCC Consent, any such Asset shall be deemed an Asset of the transferee for purposes of determining whether any Liability is a Liability of the transferee.

(b)           If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or at the Closing Date, whether as a result of the provisions of Section 2.04(a) or for any other reason, then, subject to the procurement of any applicable Governmental Approval, including any required FCC Consent, the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto) and the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, inure from and after the Closing Date to the Person to whom such Asset is to be transferred.  To the extent permitted by Applicable Law and to the extent otherwise permissible in light of any required Consent and/or Governmental Approval, the Person to whom such Asset is to be transferred shall be entitled to, and shall be responsible for, the management of any Asset not yet transferred to it as a result of this Section and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c)           If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.04(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

(d)           The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.
Section 2.05  Termination of Agreements.

(a)           Except as set forth in Section 2.05(b), effective as of the Closing Date, Scripps, for itself and the Scripps Broadcast Entities, on the one hand, and Scripps Spinco, for itself and each other Scripps Newspaper Entity, on the other hand, hereby terminate any and all Contracts or understandings, whether or not in writing, between or among Scripps and/or any of the Scripps Broadcast Entities, on the one hand, and Scripps Spinco and/or any other Scripps Newspaper Entity, on the other hand.  No such terminated Contract or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date.  Each of Scripps and Scripps Spinco shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing, including having its Subsidiaries execute such additional instruments, if any, as shall be necessary to effect the foregoing.

(b)           The provisions of Section 2.05(a) shall not apply to any of the following Contracts or understandings (or to any of the provisions thereof):

(i)            the Transaction Agreements and each other agreement or instrument expressly contemplated by any of the Transaction Agreements to be entered into by the parties thereto or any of their Affiliates;

(ii)           any Contract or understanding listed on Section 2.05(b)(ii) of the Scripps Disclosure Schedule;

(iii)          any intercompany accounts settled in accordance with Section 9.03; and

(iv)          any Contracts or understandings that any of the Contracts listed in clause (i) or (ii) expressly contemplates will survive the Closing Date.

Section 2.06   Scripps Newspaper Distribution.

(a)           At the Distribution Time, Scripps will deliver to the Exchange Agent for the benefit of holders of record of Scripps Common Shares (other than Scripps Common Shares held by Scripps in its treasury or shares held by any Subsidiary of Scripps) on the Record Date, a single stock certificate, endorsed by Scripps in blank, representing the shares of Scripps Spinco Common Stock issuable in the Scripps Newspaper Distribution (which shall constitute all of the shares of Scripps Spinco Common Stock outstanding as of the Closing Date), and shall cause the transfer agent for the shares of Scripps Spinco Common Stock to instruct the Exchange Agent to hold in trust (pending conversion of such shares of Scripps Spinco Common Stock into shares of Newco Common Stock pursuant to the Scripps Newspaper Merger) the appropriate number of such shares of Scripps Spinco Common Stock (as set forth in Section 2.06(b)) for each such holder or designated transferee or transferees of such holder.

(b)           Each holder of Scripps Common Shares on the Record Date will be entitled to receive in the Scripps Newspaper Distribution a number of shares of Scripps Spinco Common Stock equal to the number of shares of Scripps Common Shares held by such holder on the Record Date.  For the avoidance of doubt, holders of Scripps Class A Common Shares and Scripps Common Voting Shares shall be entitled to receive one identical class of shares of Scripps Spinco Common Stock.
(c)           Scripps and Scripps Spinco, as the case may be, will provide to the Exchange Agent any information reasonably required in order to complete the Scripps Newspaper Distribution on the basis specified above.

ARTICLE 3
SEPARATION OF JOURNAL NEWSPAPER ASSETS;
DISTRIBUTION OF JOURNAL SPINCO

Section 3.01  Journal Pre-Newspaper Distribution Transactions.

(a)           Contribution by Journal to Journal Spinco.  On or prior to the Closing Date and prior to the Distribution Time, and subject to satisfaction or waiver of the conditions set forth in Section 3.01(b), Journal, as the sole stockholder of Journal Spinco, will contribute to Journal Spinco (i) cash in the amount of $10 million, (ii) all of the issued and outstanding shares of capital stock of Journal Sentinel, Inc., a Wisconsin corporation, and (iii) all of the issued and outstanding shares of capital stock of Journal Community Publishing Group, Inc., a Wisconsin corporation (the “Journal Newspaper Contribution”).

(b)           Conditions Precedent to Consummation of Journal Pre-Newspaper Distribution Transactions.  The obligation of Journal to consummate or cause the consummation of the transactions contemplated by Section 3.01(a) (the “Journal Pre-Newspaper Distribution Transactions”) is subject to the prior or simultaneous satisfaction or waiver of each of the conditions precedent to the consummation of the Transactions set forth in Section 12.01 and Section 12.03 as set forth in Section 12.01 and Section 12.03.

Section 3.02  Timing of Journal Newspaper Distribution.  On the Closing Date, Journal and Journal Spinco shall consummate the Journal Newspaper Distribution at the Distribution Time.

Section 3.03  Transfer of Assets; Assumption of Liabilities.

(a)           Subject to Section 3.04, as of the Distribution Time, (i) the right, title and interest in all Journal Newspaper Assets will be owned, free and clear of all Liens (other than Permitted Liens), by the Journal Newspaper Entities and (ii) all Journal Newspaper Liabilities will be the obligation of the Journal Newspaper Entities. Prior to the Distribution Time, subject to Section 3.04, Journal and the Journal Newspaper Entities shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, assignments, deeds, stock powers, certificates of title and instruments of assumption) to cause (A) the Journal Newspaper  Entities to own all of the Journal Newspaper Assets free and clear of all Liens (other than Permitted Liens) and (B) the Journal Newspaper Entities to have assumed and be subject to all of the Journal Newspaper Liabilities.

(b)           Subject to Section 3.04, as of the Distribution Time, (i) the right, title and interest in all Journal Broadcast Assets will be owned and retained by Journal or the Journal Broadcast Entities and (ii) all Journal Broadcast Liabilities will be the obligation of Journal or the Journal Broadcast Entities.  Prior to the Distribution Time, subject to Section 3.04, Journal and its Subsidiaries shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, stock powers, certificates of title and instruments of assumption) to cause (A) Journal or the Journal

Broadcast Entities to own all of the Journal Broadcast Assets and (B) Journal or the Journal Broadcast Entities to assume and be subject to all of the Journal Broadcast Liabilities.
(c)           In the event that at any time or from time to time (whether prior to or after the Closing Date) any party hereto (or any of its Subsidiaries) shall receive or otherwise possess any Asset or be liable for any Liability that is allocated to any other party hereto (or any of its Subsidiaries) pursuant to this Article 3, subject to Section 3.04, such party shall promptly transfer or assign, or cause to be transferred or assigned, such Asset or Liability to the party (or its applicable Subsidiary) so entitled thereto and the party (or its applicable Subsidiary) so entitled shall accept such Asset or assume such Liability. Prior to any such transfer, the parties shall comply, to the extent applicable, with Section 3.04.

Section 3.04  Governmental Approvals; Consents.

(a)           If and to the extent that the valid, complete and perfected transfer or assignment to the Journal Newspaper Entities of any Journal Newspaper Assets or to the Journal Broadcast Entities of any Journal Broadcast Assets as contemplated by Section 3.03 would be a violation of Applicable Law or require any Consent or Governmental Approval, then the applicable transfer or assignment shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained.  Notwithstanding the foregoing, but subject to the procurement of any applicable Governmental Approval, including any required FCC Consent, any such Asset shall be deemed an Asset of the transferee for purposes of determining whether any Liability is a Liability of the transferee.

(b)           If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or at the Closing Date, whether as a result of the provisions of Section 3.04(a) or for any other reason, then, subject to the procurement of any applicable Governmental Approval, including any required FCC Consent, the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto) and the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, inure from and after the Closing Date to the Person to whom such Asset is to be transferred.  To the extent permitted by Applicable Law and to the extent otherwise permissible in light of any required Consent and/or Governmental Approval, the Person to whom such Asset is to be transferred shall be entitled to, and shall be responsible for, the management of any Asset not yet transferred to it as a result of this Section 3.04(b) and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.
(c)           If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 3.04(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

(d)           The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

Section 3.05   Termination of Agreements.

(a)           Except as set forth in Section 3.05(b), effective as of the Closing Date, Journal, for itself and the Journal Broadcast Entities, on the one hand, and Journal Spinco, for itself and each other Journal Newspaper Entity, on the other hand, hereby terminate any and all Contracts or understandings, whether or not in writing, between or among Journal and/or any of the Journal Broadcast Entities, on the one hand, and Journal Spinco and/or any other Journal Newspaper Entity, on the other hand.  No such terminated Contract or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date.  Each of Journal and Journal Spinco shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing, including having its Subsidiaries execute such additional instruments, if any, as shall be necessary to effect the foregoing.

(b)           The provisions of Section 3.05(a) shall not apply to any of the following Contracts or understandings (or to any of the provisions thereof):

(i)            the Transaction Agreements and each other agreement or instrument expressly contemplated by any of the Transaction Agreements to be entered into by the parties thereto or any of their Affiliates;

(ii)           any Contract or understanding listed on Section 3.05(b)(ii) of the Journal Disclosure Schedule;

(iii)          any intercompany accounts settled in accordance with Section 10.03; and

(iv)          any other Contracts or understandings that any of the Contracts or understandings listed in clause (i) or (ii) expressly contemplates will survive the Closing Date.

Section 3.06  Journal Newspaper Distribution.

(a)           At the Distribution Time, Journal will deliver to the Exchange Agent for the benefit of holders of record of Journal Common Stock (other than Journal Common Stock held by Journal in its treasury or Journal Common Stock held by any Subsidiary of Journal) on the Record Date, a single stock certificate, endorsed by Journal in blank, representing the shares of Journal Spinco Common Stock issuable in the Journal Newspaper Distribution (which shall constitute all of the shares of Journal Spinco Common Stock outstanding as of the Closing Date), and shall cause the transfer agent for the shares of Journal Spinco Common Stock to instruct the Exchange Agent to hold in trust (pending conversion of such shares of Journal Spinco Common Stock into shares of Newco Common Stock pursuant to the Journal Newspaper Merger) the appropriate number of such shares of Journal Spinco Common Stock (as set forth in Section 3.06(b)) for each such holder or designated transferee or transferees of such holder.
(b)           Each holder of Journal Common Stock on the Record Date will be entitled to receive in the Journal Newspaper Distribution a number of shares of Journal Spinco Common Stock equal to the number of shares of Journal Common Stock held by such holder on the Record Date.  For the avoidance of doubt, holders of shares of Journal Class A Common Stock and Journal Class B Common Stock shall be entitled to receive one identical class of shares of Journal Spinco Common Stock.

(c)           Journal and Journal Spinco, as the case may be, will provide to the Exchange Agent all share certificates and any information reasonably required in order to complete the Journal Newspaper Distribution on the basis specified above.

ARTICLE 4
ORGANIZATION OF NEWCO AND MERGER SUBS

Section 4.01  Organization of Newco.  Scripps and Journal have caused Newco to be organized under the laws of the State of Wisconsin.  The authorized capital stock of Newco consists of 100 shares of Newco Common Stock.  As of the date hereof, one share of Newco Common Stock has been issued to Scripps and one share of Newco Common Stock has been issued to Journal, each at a price of $1.00 per share.  At the Newspaper Merger Effective Time, each of Scripps and Journal shall return its share of Newco Common Stock to Newco for cancellation without the payment of any consideration therefor.  Attached hereto as Exhibits F and G, respectively, are the articles of incorporation of Newco (the “Newco Articles of Incorporation”) and the bylaws of Newco (the “Newco Bylaws”).  Prior to the Newspaper Merger Effective Time, the Newco Articles of Incorporation will be amended and the Newco Bylaws will be amended, each as agreed to by Scripps and Journal.

Section 4.02   Directors and Officers of Newco.  Prior to the Newspaper Merger Effective Time, unless otherwise agreed, the directors and officers of Newco shall consist of the Scripps and Journal employees, in each case as agreed to by Scripps and Journal.  Scripps and Journal shall take all requisite action to cause the directors and officers of Newco as of the Newspaper Merger Effective Time to be as provided in Section 11.10.

Section 4.03   Organization of Merger Subs.  Newco has caused each of Scripps Newspaper Merger Sub and Journal Newspaper Merger Sub to be organized under the WBCL for the sole purpose of effectuating the Newspaper Mergers.  The authorized capital stock of Scripps Newspaper Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, all of which have been issued to Newco at a price of $1.00 per share.  The authorized capital stock of Journal Newspaper Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, all of which have been issued to Newco at a price of $1.00 per share.  Scripps has caused Scripps Broadcast Merger, LLC to be organized under the Wisconsin LLC Act.
Section 4.04  Directors and Officers of Newspaper Merger Subs.  Prior to the Newspaper Merger Effective Time, unless otherwise agreed, the directors and officers of Scripps Newspaper Merger Sub and Journal Newspaper Merger Sub shall consist of the Scripps and Journal employees agreed to by Journal and Scripps.

Section 4.05  Approvals of Scripps and Journal. Scripps and Journal, as the holders of all the outstanding shares of Newco Common Stock, have approved and adopted this Agreement and the Transactions and have caused Newco, as the sole stockholder of each of the Newspaper Merger Subs, to approve and adopt this Agreement and the Transactions (including the Scripps Newspaper Merger and the Journal Newspaper Merger).  Each of Scripps and Journal shall cause Newco to perform its obligations under this Agreement, and Newco shall cause the Newspaper Merger Subs to perform their respective obligations under this Agreement.  SMI, as the holder of all of the outstanding shares of Scripps Spinco Common Stock, has approved and adopted this Agreement and the Transactions.  Journal, as the holder of all of the outstanding shares of Journal Spinco Common Stock, has approved and adopted this Agreement and the Transactions.  Scripps, as the holder of all of the outstanding membership interests of Scripps Broadcast Merger, LLC, has approved and adopted this Agreement and the Transactions.  SMI shall cause Scripps Spinco, and Journal shall cause Journal Spinco, to perform their respective obligations under this Agreement.  Scripps shall cause Scripps Broadcast Merger, LLC to perform its obligations under this Agreement.

ARTICLE 5
THE MERGERS

Section 5.01  The Scripps Newspaper Merger.

(a)           At the Newspaper Merger Effective Time, Scripps Newspaper Merger Sub shall be merged with and into Scripps Spinco in accordance with the WBCL and upon the terms set forth in this Agreement, whereupon the separate corporate existence of Scripps Newspaper Merger Sub shall cease, and Scripps Spinco shall be the surviving corporation (the “Scripps Spinco Surviving Corporation”).  As a result of the Scripps Newspaper Merger, Scripps Spinco Surviving Corporation shall become a wholly owned subsidiary of Newco.

(b)           On the Closing Date, Scripps Spinco and Scripps Newspaper Merger Sub shall file articles of merger with the Wisconsin Department of Financial Institutions and make all other filings or recordings required by the WBCL in connection with the Scripps Newspaper Merger.  The Scripps Newspaper Merger shall become effective at the Newspaper Merger Effective Time.  As used herein, the term “Newspaper Merger Effective Time” means such time on the Closing Date as is mutually agreed by Scripps and Journal and is specified in the articles of merger filed pursuant to this Section 5.01(b) and Section 5.02(b); provided that the Newspaper Merger Effective Time shall be a time occurring after the Distribution Time.

(c)           From and after the Newspaper Merger Effective Time, the Scripps Spinco Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Scripps Spinco and Scripps Newspaper Merger Sub, all as provided under the WBCL.
Section 5.02  The Journal Newspaper Merger.

(a)           At the Newspaper Merger Effective Time, Journal Newspaper Merger Sub shall be merged with and into Journal Spinco in accordance with the WBCL and upon the terms set forth in this Agreement, whereupon the separate corporate existence of Journal Newspaper Merger Sub shall cease, and Journal Spinco shall be the surviving corporation (the “Journal Spinco Surviving Corporation”).  As a result of the Journal Newspaper Merger, Journal Spinco Surviving Corporation shall become a wholly owned subsidiary of Newco.

(b)           On the Closing Date, Journal Spinco and Journal Newspaper Merger Sub shall file articles of merger with the Wisconsin Department of Financial Institutions and make all other filings or recordings required by the WBCL in connection with the Journal Newspaper Merger.  The Journal Newspaper Merger shall become effective at the Newspaper Merger Effective Time.

(c)           From and after the Journal Newspaper Merger Effective Time, the Journal Spinco Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Journal Spinco and Journal Newspaper Merger Sub, all as provided under the WBCL.

Section 5.03  Newspaper Mergers – Articles of Incorporation; Bylaws; Directors and Officers.

(a)           The articles of incorporation of Scripps Spinco Surviving Corporation at the Newspaper Merger Effective Time  shall be identical to the articles of incorporation of Scripps Spinco as in effect immediately prior to the Newspaper Merger Effective Time, except that the name of the corporation set forth in Section FIRST of the articles of incorporation of Scripps Spinco Surviving Corporation shall be a name that is mutually agreed by Scripps and Journal.  The bylaws of Scripps Spinco in effect at the Newspaper Merger Effective Time shall be the bylaws of Scripps Spinco Surviving Corporation, until amended in accordance with Applicable Law.  From and after the Newspaper Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors and officers of Scripps Spinco immediately prior to the Newspaper Merger Effective Time, who are agreed to by Journal and Scripps, shall be the directors and officers of Scripps Spinco Surviving Corporation.  None of the directors and officers of Scripps Spinco Surviving

Corporation and its subsidiaries shall include any signatory to the Scripps Family Agreement, or any officer or member of the board of directors of Scripps or any of its subsidiaries upon consummation of the Broadcast Merger.

(b)           The articles of incorporation of Journal Spinco Surviving Corporation at the Newspaper Merger Effective Time shall be identical to the articles of incorporation of Journal Spinco as in effect immediately prior to the Newspaper Merger Effective Time, except that the name of the corporation set forth in Section FIRST of the articles of incorporation of Journal Spinco Surviving Corporation shall be a name that is mutually agreed by Scripps and Journal.  The bylaws of Journal Spinco in effect at the Newspaper Merger Effective Time shall be the bylaws of Journal Spinco Surviving Corporation, until amended in accordance with Applicable Law.  From and after the Newspaper Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors and officers of Journal Spinco immediately prior to the Newspaper Merger Effective Time, who are agreed to by Journal and Scripps, shall be the directors and officers of Journal Spinco Surviving Corporation.  None of the directors and officers of Journal Spinco Surviving Corporation and its subsidiaries shall include any signatory to the Scripps Family Agreement, or any officer or member of the board of directors of Scripps or any of its subsidiaries upon consummation of the Broadcast Merger.
Section 5.04  The Broadcast Merger.

(a)           At the Broadcast Merger Effective Time, Journal shall be merged with and into Scripps Broadcast Merger, LLC, in accordance with the WBCL and the Wisconsin LLC Act and upon the terms set forth in this Agreement, whereupon the separate corporate existence of Journal shall cease, and Scripps Broadcast Merger, LLC shall be the surviving limited liability company in the Broadcast Merger (“Scripps Broadcast Surviving LLC”).  As a result of the Broadcast Merger, Scripps Broadcast Surviving LLC shall become a wholly owned subsidiary of Scripps.

(b)           On the Closing Date, Journal and Scripps Broadcast Merger, LLC shall file with the Wisconsin Department of Financial Institutions articles of merger in the form agreed to by Journal and Scripps (the “Broadcast Merger Articles of Merger”), together with any required related certificates, filings and recordings, in such form as required by, and executed in accordance with, the relevant provisions of the WBCL and the Wisconsin LLC Act.  The Broadcast Merger shall become effective at the Broadcast Merger Effective Time.  As used herein, the term “Broadcast Merger Effective Time” means such time on the Closing Date as is mutually agreed by Scripps and Journal and is specified in the Broadcast Merger Articles of Merger filed pursuant to this Section 5.04(b). The Broadcast Merger Effective Time shall be a time occurring after the Newspaper Merger Effective Time.  Scripps Broadcast Merger, LLC shall have been characterized for United States federal tax purposes as an entity disregarded as separate from Scripps at all times since its formation by Scripps.

(c)           From and after the Broadcast Merger Effective Time, all the properties, rights, privileges, powers and franchises of Journal and Scripps Broadcast Merger, LLC shall vest in Scripps Broadcast Surviving, LLC, and all debts, liabilities and obligations of Journal and Scripps Broadcast Merger, LLC shall become the debts, liabilities and obligations of Scripps Broadcast Surviving, LLC, all as provided under the WBCL and the Wisconsin LLC Act.

Section 5.05  Broadcast Merger – Certificate of Incorporation; By-Laws; Directors and Officers.  At the Broadcast Merger Effective Time:

(a)           The articles of organization of Scripps Broadcast Surviving, LLC shall be amended and restated at and as of the Broadcast Merger Effective Time to read as did the articles of organization of Scripps Broadcast Merger, LLC immediately prior to the Broadcast Merger Effective Time, and such amended and restated articles of organization shall be the articles of organization of Scripps Broadcast Surviving, LLC.
(b)           The operating agreement of Scripps Broadcast Surviving, LLC shall be amended and restated at and as of the Broadcast Merger Effective Time to read as did the operating agreement of Scripps Broadcast Merger, LLC immediately prior to the Broadcast Merger Effective Time, and such amended and restated operating agreement shall be the operating agreement of Scripps Broadcast Surviving, LLC until subsequently amended.

(c)           Until their successors are duly elected or appointed and qualified in accordance with Applicable Law, the managers of Scripps Broadcast Merger, LLC immediately prior to the Broadcast Merger Effective Time shall be the managers of Scripps Broadcast Surviving, LLC.

Section 5.06  Pre-Broadcast Merger Dividend.  Following the Newspaper Mergers, and immediately prior to the Broadcast Merger, Scripps will take all necessary steps to distribute the Pre-Broadcast Merger Dividend pro rata to all of the Scripps Shareholders.

ARTICLE 6
CONVERSION AND EXCHANGE OF SHARES

Section 6.01  Conversion of Shares.

(a)           Conversion of Stock in Newspaper Mergers  At the Newspaper Merger Effective Time, by virtue of the Newspaper Mergers and without any action on the part of any of the parties hereto or the holders of any of the following securities:

(i)            Each issued and outstanding share of capital stock of Scripps Newspaper Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of Scripps Spinco Surviving Corporation.

(ii)           Each share of Scripps Spinco Common Stock held in the treasury of Scripps Spinco immediately prior to the Newspaper Merger Effective Time shall be canceled and retired without any conversion thereof, and no payment shall be made with respect thereto.

(iii)          Each share of Scripps Spinco Common Stock outstanding immediately prior to the Newspaper Merger Effective Time after giving effect to the Scripps Newspaper Distribution shall be converted into the right to receive 0.2500 of a share of Newco Common Stock (the “Scripps Newspaper Exchange Ratio”).

(iv)          Each issued and outstanding share of capital stock of Journal Newspaper Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of Journal Spinco Surviving Corporation.

(v)           Each share of Journal Spinco Common Stock held in the treasury of Journal Spinco immediately prior to the Newspaper Merger Effective Time shall be canceled and retired without any conversion thereof, and no payment shall be made with respect thereto.

(vi)          Each share of Journal Spinco Common Stock outstanding immediately prior to the Newspaper Merger Effective Time after giving effect to the Journal Newspaper Distribution shall be converted into the right to receive 0.1950 of a share of Newco Common Stock (the “Journal Newspaper Exchange Ratio”).
(b)           Conversion of Stock in Broadcast Merger.  At the Broadcast Merger Effective Time, as a result of the Broadcast Merger and without any action on the part of any of the parties hereto, or the holders of any of the following securities, (i) except for Dissenting Shares, each share of Journal Common Stock issued and outstanding immediately prior to the Broadcast Merger Effective Time shall be automatically converted into such fraction of a Scripps Class A Common Share as equals the Per Share Broadcast Merger Consideration on the terms and conditions hereof; and (ii) each share of Journal Common Stock held in the treasury of Journal immediately prior to the Broadcast Merger Effective Time shall be canceled and retired without any conversion thereof, and no payment shall be made with respect thereto.

Each share so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Broadcast Merger Effective Time represented any such shares (each, a “Certificate”) and each uncertificated share represented by book-entry (each, an “Uncertificated Share”) shall thereafter represent only the right to receive the Per Share Broadcast Merger Consideration upon surrender of such Certificate or transfer of such Uncertificated Shares pursuant to Section 6.03.

Section 6.02  Newspaper Mergers Exchange Procedures.

(a)           At or prior to the Newspaper Merger Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the holders of shares of Scripps Spinco Common Stock and Journal Spinco Common Stock, for exchange in accordance with this Article 6, through the Exchange Agent, the shares of Newco Common Stock issuable pursuant to Section 6.01(a) in exchange for outstanding shares of Scripps Spinco Common Stock and Journal Spinco Common Stock.

(b)           At the Newspaper Merger Effective Time, Newco, Scripps and Journal shall instruct the Exchange Agent to make book-entry credits for, on or as soon as practicable after the Newspaper Merger Effective Time, the shares of Newco Common Stock that each holder of Scripps Spinco Common Stock as of the Record Date and each holder of Journal Spinco Common Stock as of the Record Date is entitled to pursuant to this Article 6. Newco shall take all necessary actions to adopt a book-entry stock transfer and registration system for Newco effective as of the Newspaper Merger Effective Time.

Shares of Newco Common Stock shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by Applicable Law.

Section 6.03  Payment of Per Share Broadcast Merger Consideration; Surrender; Closing of Books.

(a)           At or prior to the Broadcast Merger Effective Time, Scripps shall deposit or cause to be deposited with the Exchange Agent, Scripps Class A Common Shares in an aggregate amount equal to the number of shares of Journal Common Stock then issued and outstanding multiplied by the Per Share Broadcast Merger Consideration (the “Broadcast Merger Fund”).  Scripps shall bear all fees of the Exchange Agent payable on the Closing Date.
(b)           As promptly as practicable after the Broadcast Merger Effective Time, but in no event more than one (1) Business Day following the Broadcast Merger Effective Time, Scripps shall instruct the Exchange Agent to mail to each holder of record of shares of Journal Common Stock that have converted into the right to receive Per Share Broadcast Merger Consideration (i) a letter of transmittal (which shall be in customary form approved by Scripps and Journal and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon proper delivery of the Certificates or delivery of the Uncertificated Shares to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates or delivery of the Uncertificated Shares in exchange for the Per Share Broadcast Merger Consideration.

(c)           Upon (i) surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (ii) compliance with the reasonable procedures established by Scripps and the Exchange Agent for delivery of Uncertificated Shares, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the Per Share Broadcast Merger Consideration, and the Certificates so surrendered and Uncertificated Shares so delivered shall forthwith be canceled. Scripps Class A Common Shares issued as Per Share Broadcast Merger Consideration shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by Applicable Law.

(d)           In the event any Per Share Broadcast Merger Consideration is to be paid to a Person other than the Person in whose name the Certificates so surrendered or the Uncertificated Shares so delivered are registered, it shall be a condition to such payment of the Per Share Broadcast Merger Consideration in respect thereof that such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly delivered for transfer and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Per Share Broadcast Merger Consideration in respect thereof or establish to the reasonable satisfaction of Scripps that such Tax has been paid or is not applicable.  Until surrendered or delivered, as the case may be, as contemplated by this Section 6.03, each Certificate or Uncertificated Share shall be deemed at all times after the Broadcast Merger Effective Time to represent only the right to receive, upon such surrender or delivery, the Per Share Broadcast Merger Consideration plus any dividend or other distribution declared and paid on the Scripps Class A Common Shares following the Broadcast Merger Effective Time.  Any Per Share Broadcast Merger Consideration paid or payable upon the surrender of any Certificate or the delivery of any Uncertificated Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Uncertificated Share and the shares formerly represented thereby.

(e)           At the Broadcast Merger Effective Time, the stock transfer books of Journal shall be closed, and there shall be no further registration of transfers of shares of Journal Common Stock outstanding immediately prior to the Broadcast Merger Effective Time thereafter on the records of Journal.  If, after the Broadcast Merger Effective Time, any Certificates or Uncertificated Shares are presented to Scripps or the Exchange Agent for any reason, they shall be marked canceled (“Canceled Securities”) and exchanged as provided in and in accordance with the procedures set forth in this Article 6.
(f)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity agreement by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of an indemnity bond and payment of a handling fee, all as may be required by Scripps in its discretion or as may be required by the Exchange Agent under the Exchange Agent Agreement, the Exchange Agent will be instructed to accept such lost, stolen or destroyed Certificate in exchange for the right to receive the Per Share Broadcast Merger Consideration.  Delivery of such affidavit and indemnity agreement and the posting of such bond, together with any other deliverable Scripps or the Exchange Agent may require, shall be deemed delivery of a Certificate with respect to the relevant shares of Journal Common Stock for purposes of this Article 6.

(g)           Any portion of the Broadcast Merger Fund that remains unclaimed by the holders of Certificates or Uncertificated Shares or holders of Canceled Securities and other eligible Persons in accordance with this Article 6 for twelve (12) months after the Broadcast Merger Effective Time shall be delivered to Scripps upon demand, and any such holder who has not previously complied with this Article 6 shall thereafter look only to Scripps, and Scripps shall remain liable, for payment of any such holder’s claim to the Per Share Broadcast Merger Consideration due to such holder.  Any portion of the Broadcast Merger Fund remaining unclaimed by holders of shares or holders of Canceled Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of Scripps free and clear of any claims or interest of any Person previously entitled thereto.  None of Scripps or the Exchange Agent or any of their respective Affiliates shall be liable to any record or beneficial owner of any such shares (or dividends or distributions with respect thereto) or holders of Canceled Securities for any such Canceled Securities, or cash delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

Section 6.04  Fractional Shares.

(a)           Newspaper Mergers.  No fractional shares of Newco Common Stock shall be distributed to holders of shares of Scripps Spinco Common Stock or Journal Spinco Common Stock in the Newspaper Mergers.  All fractional shares of Newco Common Stock that a holder of shares of Scripps Spinco Common Stock or Journal Spinco Common Stock would otherwise be entitled to receive pursuant to the Newspaper Mergers shall be aggregated, and if a fractional share results from such aggregation, in lieu of receiving such fractional share, a shareholder will be entitled to receive, from the Exchange Agent and in accordance with the provisions of this Section 6.04(a), a cash payment representing such shareholder’s proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such shareholders of the aggregate of the fractional shares of Newco Common Stock which otherwise would have been distributed to such shareholders (the “Excess Newco Shares”).  The sale of the Excess Newco Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE, the NASDAQ Stock Market or other nationally recognized stock exchange in the United States and shall be executed in round lots to the extent practicable.  Until the net proceeds of such sale or sales have been distributed to such shareholders, the Exchange Agent will hold such proceeds in trust for such shareholders.  Newco shall pay all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including the reasonable expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Newco Shares.  As soon as practicable after the determination of the amount of cash to be paid to such shareholders in lieu of any fractional shares of Newco Common Stock, the Exchange Agent shall make available such amounts to such shareholders without interest.
(b)           Broadcast Merger.  No fractional Scripps Class A Common Shares shall be distributed to Journal Shareholders in the Broadcast Merger.  All fractional Scripps Class A Common Shares that a Journal Shareholder would otherwise be entitled to receive pursuant to the Broadcast Merger shall be aggregated, and if a fractional share results from such aggregation, in lieu of receiving such fractional share, such shareholder will be entitled to receive, from the Exchange Agent and in accordance with the provisions of this Section 6.04(b), a cash payment representing such shareholder’s proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such shareholders of the aggregate of the fractional Scripps Class A Common Shares which otherwise would have been issued to such shareholders (the “Excess Scripps Class A Common Shares”). The sale of the Excess Scripps Class A Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable.  Until the net proceeds of such sale or sales have been distributed to such shareholders, the Exchange Agent will hold such proceeds in trust for such shareholders.  Scripps shall pay all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including the reasonable expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Scripps Class A Common Shares.  As soon as practicable after the determination of the amount of cash to be paid to such shareholders in lieu of any fractional Scripps Class A Common Shares, the Exchange Agent shall make available such amounts to such shareholders without interest.

Section 6.05  Dissenting Shares (Broadcast Merger).  Notwithstanding anything in this Agreement to the contrary, shares of Journal Common Stock that are outstanding immediately prior to the Broadcast Merger Effective Time and that are held by any Person who is entitled to demand, and who properly demands, payment of the fair value of such shares of Journal Common Stock pursuant to, and who complies in all respects with, Sections 180.1301 through 180.1331 of the WBCL (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Broadcast Merger Consideration as provided in Section 6.01(b), but rather, the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Sections 180.1301 through 180.1331 of the WBCL (and, at the Broadcast Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Sections 180.1301 through 180.1331 of the WBCL and any declared but unpaid dividends having a record date prior to the Broadcast Merger Effective Time); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the dissenters’ rights under Sections 180.1301 through 180.1331 of the

WBCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Broadcast Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Per Share Broadcast Merger Consideration (without interest thereon, but including any dividend or other distribution declared and paid on the Scripps Class A Common Shares following the Broadcast Merger Effective Time) as provided in Section 6.01(b).  Journal shall notify Scripps as promptly as reasonably practicable of any demands received by Journal for payment of the fair value of any shares of Journal Common Stock, and Scripps shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Broadcast Merger Effective Time, Journal shall not, without the prior written consent of Scripps (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Any portion of the Per Share Broadcast Merger Consideration held in the Broadcast Merger Fund in respect of share consideration or other payments made available to the Exchange Agent pursuant to Section 6.03(a) or otherwise to pay for Dissenting Shares shall be returned to Scripps upon demand.
Section 6.06  Withholding Rights.  Each of Scripps, Journal and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Amounts so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SCRIPPS

Except as set forth in the (i) Scripps SEC Documents (excluding any disclosures in the Scripps SEC Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or the (ii) Scripps Disclosure Schedule, Scripps represents and warrants to Journal that:

Section 7.01  Corporate Existence and Power.  Each of Scripps and its Subsidiaries is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation (in the case of good standing, to the extent such state recognizes such concept) and has all corporate or other powers and all Governmental Approvals required to carry on its business as now conducted.  Each of Scripps and its Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept).  Scripps has heretofore delivered or made available to Journal true and complete copies of the Organizational Documents of Scripps and each of its Subsidiaries, as currently in effect.

Section 7.02  Corporate Authorization.

(a)           The execution, delivery and performance by Scripps and its Subsidiaries of the Transaction Agreements to which they are or will be party, and the consummation by Scripps and its Subsidiaries of the Transactions are within Scripps’s and its applicable Subsidiaries’ corporate or other powers and, upon obtaining the Scripps Shareholder Approval, will have been duly authorized by all necessary corporate or other action on the part of Scripps and such Subsidiaries.  Each Transaction Agreement to which Scripps or any of its Subsidiaries is or will be a party constitutes, or will, when executed, constitute, a valid and binding agreement of Scripps and each such Subsidiary that is a party thereto, enforceable against Scripps and each such Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.
(b)           At a meeting duly called and held, Scripps’s Board of Directors has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Scripps Shareholders, (ii) approved and adopted this Agreement and the Transactions, (iii) resolved to recommend approval and adoption of the Scripps Newspaper Distribution Amendment and the issuance of Scripps Class A Common Shares in the Broadcast Merger to the holders of Scripps Common Voting Shares and (iv) directed that this Agreement and the Scripps Newspaper Distribution Amendment and the Broadcast Merger (including the issuance of Scripps Class A Common Shares in the Broadcast Merger) be submitted to the holders of Scripps Common Voting Shares for their approval and adoption.

(c)           The only vote or consent of holders of any class or series of capital stock of Scripps necessary to approve the Transactions is the Scripps Shareholder Approval.  Scripps is not party or subject to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.  The Board of Directors of Scripps has adopted such resolutions as may be necessary to render inapplicable to this Agreement and the Transactions any restrictions on “business combinations” (or the equivalent term) as may be set forth in any Applicable Laws.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation applicable to Scripps enacted under any Applicable Law applies to this Agreement or the Transactions.

(d)           Scripps Spinco’s Board of Directors has unanimously (i) determined that this Agreement and the Transactions (including the Scripps Newspaper Merger) are advisable and fair to and in the best interests of the sole stockholder of Scripps Spinco, (ii) approved and adopted this Agreement and the Transactions (including the Scripps Newspaper Merger), (iii) resolved to recommend approval and adoption of this Agreement and the Transactions (including the Scripps Newspaper Merger) by the sole stockholder of Scripps Spinco and (iv) directed that this Agreement and the Transactions (including the Scripps Newspaper Merger) be submitted to the sole stockholder of Scripps Spinco for its approval and adoption.  SMI, as the sole stockholder of Scripps Spinco as of the date hereof, has duly adopted this Agreement (including the agreement of merger herein for the Scripps Newspaper Merger) and the Transactions, including the Scripps Newspaper Merger by all necessary stockholder action.

Section 7.03  Governmental Authorization.  The execution, delivery and performance by Scripps and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation by Scripps and such Subsidiaries of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of certificates or articles of merger with respect to the Mergers with the Secretary of State of Delaware or the Wisconsin Department of Financial Institutions, as applicable, and appropriate documents with the relevant authorities of other states in which Scripps is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, (d) compliance with the applicable requirements of the Communications Laws, (e) compliance with the rules and regulations of the NYSE and (f) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Scripps Material Adverse Effect or impair the ability of Scripps and its applicable Subsidiaries to consummate the Transactions.
Section 7.04  Non-contravention.  The execution, delivery and performance by Scripps and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Scripps or any such Subsidiary, (b) assuming compliance with the matters referred to in Section 7.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 7.03 and except as set forth on Section 7.03 of the Scripps Disclosure Schedule, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Scripps or any of its Subsidiaries is entitled under any provision of any Contract binding upon Scripps or any of its Subsidiaries or any franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Scripps or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Scripps or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not be reasonably expected to have, individually or in the aggregate, a Scripps Material Adverse Effect or prohibit or impair or delay the ability of Scripps or any of its Subsidiaries to consummate the Transactions.

Section 7.05  Capitalization.

(a)           The authorized capital stock of Scripps consists of (i) 240,000,000 Scripps Class A Common Shares, (ii) 60,000,000 Scripps Common Voting Shares, and (iii) 25,000,000 Preferred Shares.  As of July 25, 2014, there were outstanding (i) 44,451,623 Scripps Class A Common Shares, (ii) 11,932,722 Scripps Common Voting Shares, (iii) employee stock options to purchase an aggregate of 2,291,501 Scripps Class A Common Shares, all of which were exercisable as of such date, (iv) 1,277,279 unvested Scripps RSUs convertible into an aggregate of 1,277,279 Scripps Class A Common Shares and (v) no Preferred Shares.  All outstanding shares of capital stock of Scripps have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary of Scripps owns any shares of capital stock of Scripps.  Section 7.05(a) of the Scripps Disclosure Schedule contains a complete and correct list as of July 25, 2014, of (A) each outstanding Scripps Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of Scripps Class A Common Shares subject thereto and (B) each outstanding Scripps RSU, including the holder, date of issuance, vesting schedule and number of Scripps Class A Common Shares subject thereto.
(b)           Except as set forth in this Section 7.05, and for changes since June 30, 2014, resulting from the exercise of employee stock options or vesting and conversion of Scripps RSUs outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Scripps, (ii) securities of Scripps convertible into or exchangeable for shares of capital stock or voting securities of Scripps or (iii) options, Scripps RSUs or other rights to acquire from Scripps, or other obligations of Scripps to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Scripps (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Scripps

Securities”).  There are no outstanding obligations of Scripps or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Scripps Securities.

Section 7.06  Scripps Entities.

(a)           Scripps Newspaper Entities.

(i)            Each Scripps Newspaper Entity is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (in the case of good standing, to the extent such jurisdiction recognizes such concept), has all corporate or other powers and all Governmental Approvals required to carry on its business as now conducted.  Each Scripps Newspaper Entity is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept).  All Scripps Newspaper Entities, the owners of its capital stock (to the extent a less than wholly owned Scripps Subsidiary) and their respective jurisdictions of organization or formation are identified on Section 7.06(a) of the Scripps Disclosure Schedule.  Scripps beneficially owns no interests in any Person engaged in the Scripps Newspaper Business other than the Scripps Newspaper Entities.  To the Knowledge of Scripps and except as set forth on Section 7.06(a) of the Scripps Disclosure Schedule, no Scripps Newspaper Entity is engaged in any business other than the Scripps Newspaper Business or has any Liabilities relating to any other business.

(ii)           All of the outstanding capital stock of, or other voting securities or ownership interests in, Scripps Spinco will be (as of immediately prior to the Scripps Newspaper Distribution) directly owned by Scripps free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Except as set forth on Section 7.06(a) of the Scripps Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Scripps Newspaper Entity (other than Scripps Spinco), will be (as of immediately prior to the Scripps Newspaper Distribution) directly or indirectly owned by Scripps Spinco free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (A) securities of Scripps or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Scripps Newspaper Entity or (B) options or other rights to acquire from Scripps or any of its Subsidiaries, or other obligation of Scripps or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Scripps Newspaper Entity (the items in clauses (A) and (B) being referred to collectively as the “Scripps Newspaper Securities”).  There are no outstanding obligations of Scripps or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Scripps Newspaper Securities.
(iii)          After giving effect to the Scripps Newspaper Distribution, neither Scripps nor any of its Subsidiaries will own any shares of Scripps Spinco Common Stock or any other capital stock or other equity interest in any Scripps Newspaper Entity.

(b)           Scripps Broadcast Entities.

(i)            Each Scripps Broadcast Entity is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (in the case of good standing, to the extent such jurisdiction recognizes such concept), has all corporate or other powers and all Governmental Approvals required to carry on its business as now conducted.  Each Scripps Broadcast Entity is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept).  All Scripps Broadcast Entities, the owners of its capital stock (to the extent a less than wholly owned Scripps Subsidiary) and their respective jurisdictions of organization or formation are identified on Section 7.06(b) of the Scripps Disclosure Schedule. Scripps beneficially owns no interests in any Person engaged in the Scripps Broadcast Business other than the Scripps Broadcast Entities.  To the Knowledge of Scripps and except as set forth on Section 7.06(b) of the Scripps Disclosure Schedule, no Scripps Broadcast Entity is engaged in any business other than the Scripps Broadcast Business or has any Liabilities relating to any other business.

(ii)           Except as set forth on Section 7.06(b) of the Scripps Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Scripps Broadcast Entity will be (as of immediately prior to the Broadcast Merger) directly or indirectly owned by Scripps, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (A) securities of Scripps or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Scripps

Broadcast Entity or (B) options or other rights to acquire from Scripps or any of its Subsidiaries, or other obligation of Scripps or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Scripps Broadcast Entity (the items in clauses (A) and (B) being referred to collectively as the “Scripps Broadcast Securities”).  There are no outstanding obligations of Scripps or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Scripps Broadcast Securities.

Section 7.07  SEC Filings and the Sarbanes-Oxley Act.

(a)           Scripps has delivered or made available to Journal (i) its annual reports on Form 10-K for the years ended December 31, 2011, 2012 and 2013, (ii) its quarterly report on Form 10-Q for the quarter ended March 31, 2014, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the Scripps Shareholders held since December 31, 2013, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2013 (the documents referred to in this Section 7.07(a), collectively, the “Scripps SEC Documents”).
(b)           As of its filing date, each Scripps SEC Document complied, and each such Scripps SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Scripps SEC Document filed pursuant to the Exchange Act did not, and each such Scripps SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Scripps SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           Scripps has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Scripps, including its consolidated Subsidiaries, is made known to Scripps’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Scripps’s principal executive officer and principal financial officer to material information required to be included in Scripps’s periodic reports required under the Exchange Act.

(f)           Scripps and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Scripps’s financial reporting and the preparation of Scripps’s financial statements for external purposes in accordance with GAAP. Scripps has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Scripps’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Scripps has made available to Journal a summary of any such disclosure made by management to its auditors and audit committee since December 31, 2010.
(g)           There are no outstanding loans or other extensions of credit made by Scripps or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Scripps. Scripps has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)           The financial statements included in the Scripps SEC Documents fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Scripps and its Subsidiaries as of the dates specified therein and the consolidated results of operations and cash flows of Scripps and its Subsidiaries for the periods specified therein (subject to normal and immaterial year-end adjustments in the case of unaudited financial statements).

Section 7.08  Carve-Out and Segment Financial Information.

(a)           The audited balance sheets as of December 31, 2013, 2012 and 2011, and the related audited statements of income and cash flows for each of the years ended December 31, 2013, 2012 and 2011, for the Scripps

Newspaper Business and, if required by the SEC to be included in the Registration Statements, the Scripps Broadcast Business that will be provided pursuant to Section 9.05, and all the audited and unaudited financial statements of each of the Scripps Newspaper Business and the Scripps Broadcast Business that will be included in the Registration Statements, will fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the financial position of each of the Scripps Newspaper Business and the Scripps Broadcast Business, as the case may be, as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal and immaterial year-end adjustments in the case of any unaudited interim financial statements included in the Registration Statements).

(b)           The financial data of the Scripps Television and Newspapers segments as of and for the twelve months ended December 31, 2013, and three months ended March 31, 2014 included in the Scripps SEC Documents (i) are derived from and are consistent with the books and records of Scripps and its Subsidiaries, (ii) are the financial data of the Scripps Television and Newspapers segments, as of and for such period, that were made available to and used by the management of Scripps and (iii) were included in the consolidated financial statements of Scripps as of and for the twelve months ended December 31, 2013, and the three months ended March 31, 2014,  as contained in Scripps’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q as of and for such periods as filed with the SEC.

Section 7.09  Information Supplied. The information (including all financial data) supplied by Scripps for inclusion or incorporation in the Registration Statements and any amendments or supplements thereto and, to the Knowledge of Scripps, all information related to Newco contained therein shall not at the time the applicable Registration Statement is declared effective by the SEC or at the Broadcast Merger Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 7.10  Absence of Certain Changes. (a) From January 1, 2014, until the date hereof, except as expressly contemplated by the Transaction Agreements, Scripps has conducted its businesses in the ordinary course consistent with past practice and there has not been:

(i)            any amendment of the Organizational Documents of Scripps or any of its Subsidiaries;

(ii)           any splitting, combination or reclassification of any shares of capital stock of Scripps or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock of Scripps or any of its Subsidiaries, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any capital stock of Scripps or any of its Subsidiaries;

(iii)          any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of capital stock of Scripps or any of its Subsidiaries;

(iv)          any incurrence of any capital expenditures or any obligations or liabilities in respect thereof, except for any such incurrence in the ordinary course of business consistent with past practice;

(v)           any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses, other than any such acquisition in the ordinary course of business consistent with past practice;

(vi)          any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses, other than (A) sales of inventory or leases of property in the ordinary course of business consistent with past practice and (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $500,000 individually, in the case of the Scripps Broadcast Business, or $500,000 individually, in the case of the Scripps Newspaper Business;

(vii)         any making of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii)        any creation, incurrence, assumption or sufferance to exist of any indebtedness for borrowed money or guarantees thereof, other than pursuant to and in accordance with the Scripps Credit Agreement and in the ordinary course of business consistent with past practice;

(ix)           any damage, destruction or other casualty loss (whether or not covered by insurance) materially adversely affecting the Scripps or any of its Subsidiaries;

(x)           (A) any entering into of any Contract that limits or otherwise restricts in any respect Scripps or any of its Subsidiaries or that could, on or after the Closing Date, limit or restrict in any respect the Scripps Newspaper Business or the Scripps Broadcast Business from engaging or competing in any line of business, in any location or with any Person or (B) any entering into, amendment or modification in any adverse respect or termination of or any nonrenewal or expiration of any Scripps Material Contract, or waiver, release or assignment of any material rights, claims or benefits of Scripps or any of its Subsidiaries;

(xi)           (A) any grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any employee, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements of any employee, (C) any entering into of any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amendment of any such existing agreement) with any employee, (D) any establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any employee or (E) any increase in compensation, bonus or other benefits payable to any employee, in each case, other than in the ordinary course of business consistent with past practice;

(xii)          any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees;

(xiii)         any change in Scripps’s or any of its Subsidiaries’ methods of accounting, except as required by concurrent changes in GAAP, Applicable Law or the Public Company Accounting Oversight Board;

(xiv)         any settlement, or offer or proposal to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against Scripps or any of its Subsidiaries, in each case except as would not have a Scripps Material Adverse Effect, (B) any stockholder litigation or dispute against Scripps or any of its Subsidiaries or any of their respective officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xv)          any Tax election, any annual tax accounting period changed, any method of tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

(xvi)         any adverse regulatory events, developments or changes, including recoupments not in the ordinary course of business consistent with past practice, loss of licensure or failure to renew any permits or licenses.

(b)           Since December 31, 2013, there has not been any event, occurrence, development or state of circumstances or facts that constitutes a Scripps Material Adverse Effect.
Section 7.11  No Undisclosed Liabilities. There are no known or unknown Liabilities of Scripps or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than:

(a)           Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013;

(b)           Liabilities contemplated by or incurred in connection with the Transaction Agreements or the Transactions; and

(c)           Liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Scripps Material Adverse Effect.

Section 7.12  Compliance with Laws and Court Orders.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Scripps Material Adverse Effect, each of Scripps and its Subsidiaries is, and since January 1, 2012, has been, in compliance with, and to the Knowledge of Scripps is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

Section 7.13    Finders’ Fees. Except for Wells Fargo Securities LLC (“Wells Fargo”), all of whose fees and expenses shall be paid by Scripps, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Scripps or any of its Affiliates that might be entitled to any fee or commission from Scripps or any of its Affiliates in connection with the Transactions.

Section 7.14    Primary Scripps FCC Licenses.  Section 7.14(a) of the Scripps Disclosure Schedule sets forth the FCC licenses for each of the Scripps Stations that are full-power television stations (the “Primary Scripps FCC Licenses”).  Scripps does not have an interest in any radio station that is attributable under the FCC’s ownership rules.  Except as set forth on Section 7.14(b) of the Scripps Disclosure Schedule, (a) the holders of the Primary Scripps FCC Licenses are as set forth on Section 7.14(a) of the Scripps Disclosure Schedule, (b) the Primary Scripps FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (c) there is not pending, or, to the Knowledge of Scripps, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Primary Scripps FCC Licenses (other than proceedings to amend FCC rules of general applicability), (d) there is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture with respect to the Scripps Stations that would reasonably be expected to result in any such action, (e) the Primary Scripps FCC Licenses have been issued for the full terms customarily issued by the FCC for licenses for full-service television stations, (f) the Primary Scripps FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the Primary Scripps FCC Licenses and conditions generally applicable to full-service television stations, (g) Scripps and its Subsidiaries are operating the Scripps Broadcast Business in compliance in all material respects with all applicable Communications Laws, and (h) to the Knowledge of Scripps after appropriate inquiry to the FCC, there is no fact or circumstance relating to the operation of the Scripps Stations, or to Scripps or any of its Affiliates or any of their respective officers, directors, shareholders, members or partners, that might reasonably be expected to result in (i) the FCC refusing to grant the FCC Application or any Scripps Station’s renewal application; (ii) any challenge to the FCC Application or any Scripps Station’s renewal application; or (iii) any material delay by the FCC in granting the FCC Application or any Scripps Station’s renewal application. The Primary Scripps FCC Licenses of the Scripps Stations expire or expired on the dates corresponding thereto as set forth on Section 7.14(a) of the Scripps Disclosure Schedule.
Section 7.15  Retransmission Consent Agreements.  Section 7.15 of the Scripps Disclosure Schedule contains a list of all retransmission consent agreements with multi-channel video programming distributors, including cable systems, telephone companies, and DBS systems (together, “MVPDs”) with more than 25,000 subscribers with respect to each Scripps Station.  Except as set forth on Section 7.15 of the Scripps Disclosure Schedule, (a) Scripps or one of its Subsidiaries has entered into retransmission consent agreements with respect to each MVPD with more than 25,000 subscribers in any of its Stations’ Nielsen Designated Market Areas (“DMAs”), (b) Scripps or one of its Subsidiaries has made a timely election for retransmission consent, pursuant to FCC rules, for the current must-carry/retransmission consent election cycle for each Scripps Station with respect to each MVPD with more than 25,000 subscribers in any of its DMAs and (c) to the Knowledge of Scripps, there are no market modification proceedings pending at the FCC with respect to any Scripps Station.  Since January 1, 2013, except as set forth on Section 7.15 of the Scripps Disclosure Schedule, neither Scripps nor any of its Subsidiaries has received any written notice from any MVPD with more than 25,000 subscribers in any of the Scripps Stations’ DMAs of such MVPD’s intention to delete such Scripps Station from carriage or to change such Station’s channel position.  Since January 1, 2013, except as set forth on Section 7.15 of the Scripps Disclosure Schedule, neither Scripps nor any of its Subsidiaries has received written notice of a petition seeking FCC modification of any Scripps Station’s television market.

Section 7.16  Taxes.

(a)           All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Scripps or its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in material respects.

(b)           Each of Scripps and its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which it ordinarily records items on its books.

(c)           The income Tax Returns of Scripps and its Subsidiaries through the Tax year ended December 31, 2009, have been examined and closed, or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
(d)           There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Scripps, threatened against or with respect to Scripps or any of its Subsidiaries in respect of any Tax or Tax asset.

(e)           Neither Scripps nor any of its Subsidiaries has, since January 1, 2009, been a member of an affiliated, consolidated, combined or unitary group other than one of which Scripps was the common parent.

(f)            Section 7.16(f) of the Scripps Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Scripps or any of its Subsidiaries currently files Tax Returns.

Section 7.17  Employee Benefit Plans.

(a)           A complete and correct list of each Scripps Benefit Plan as of the date hereof is set forth on Section 7.17(a) of the Scripps Disclosure Schedule.  Scripps has made available to Journal true and correct copies of the following (to the extent applicable): (i) written plan documents and all amendments thereto for each Scripps Benefit Plan (or to the extent no such copy exists, or Scripps Benefit Plan is not in writing, a written description of the material terms thereof), and (ii) the most recent summary plan description.  Except as set forth on Section 7.17(a) of the Scripps Disclosure Schedule, none of Scripps nor any of its Subsidiaries is the sponsor or plan administrator of any Benefit Plan.  Each Scripps Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code is so qualified and either has received a favorable determination letter or prototype opinion letter from the IRS and nothing has occurred that could reasonably be expected to adversely affect the qualification of such plan.

(b)           Except as set forth on Section 7.17(b) of the Scripps Disclosure Schedule, each Scripps Benefit Plan has been established and is being operated in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code.

(c)           Except as set forth on Section 7.17(c) of the Scripps Disclosure Schedule, no Scripps Benefit Plan, either individually or collectively, provides for any payment that could result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the Transactions.  Except as set forth in Section 7.17(c) of the Scripps Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for remuneration will not apply to any amount paid or payable by Scripps under any Contract, Benefit Plan, program or arrangement.

(d)           Except as set forth on Section 7.17(d) of the Scripps Disclosure Schedule, or as contemplated by the Employee Matters Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager or director to compensation or benefits under any Scripps Benefit Plan, (ii) result in any payment becoming due (for severance or termination pay or otherwise), or increase the amount of any compensation due, to any current or former employee, manager or director of Scripps or any of its Subsidiaries, (iii) increase any benefits otherwise payable under any Scripps Benefit Plan, or (iv) result in any liability of Scripps or any of its Subsidiaries for any benefits, premiums, or costs associated with any Scripps Benefit Plan that is a welfare benefit plan.
(e)           Except as set forth on Section 7.17(e) of the Scripps Disclosure Schedule, (i) none of Scripps nor any of its Subsidiaries, within the last five (5) years, has contributed to, nor ever has been required to contribute to, nor has any liability to, any multiemployer plan, and (ii) no Scripps Benefit Plan is (A) subject to Section 412 of the Code or Title IV of ERISA, (B) is a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (C) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or (D) provides group health or death benefits following termination of employment, other than to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state law.

(f)            Each Scripps Benefit Plan complies in form and operation and has been operated in material compliance with Section 409A of the Code, and none of Scripps or any of its Subsidiaries has reported, or is required to report, any violations of Section 409A of the Code.

(g)           Except as provided in Section 7.17(g) of the Scripps Disclosure Schedule, Scripps can unilaterally amend, terminate, or discontinue participation in any Scripps Benefit Plan at any time, including, but not limited to, any severance, termination, or retention program.

(h)           With respect to each group health plan benefiting any current or former Scripps Employee that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, Scripps has complied in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA; (ii) the Health Insurance Portability and Accountability Act of 1996, as amended; and (iii) the Patient Protection and Affordable Care Act of 2010, as amended.

(i)            With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. § 1395y(b), Scripps has complied in all material respects with the secondary payer requirements of Section 1862(b)(1) of such Act.

(j)            There is no pending or, to the Knowledge of Scripps, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Authority with respect to any Scripps Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

(k)           All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Scripps Benefit Plan have been paid, made or accrued.

(l)            With respect to any insurance policy providing funding for benefits under any Scripps Benefit Plan, (i) there is no liability of Scripps, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Scripps, no such proceedings with respect to any insurer are imminent.
(m)           Scripps has not agreed or committed to institute any new plan, program, arrangement or agreement for the benefit of employees or former employees of Scripps other than the Scripps Benefit Plans identified on Section 7.17(m) of the Scripps Disclosure Schedule, or to make any amendments to any of the Scripps Benefit Plans.

(n)           Each individual who is classified by Scripps as an independent contractor or contract worker has been properly classified by Scripps for the purposes of participation under each Scripps Benefit Plan.

Section 7.18  Environmental Matters.

(a)           No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed relating to Scripps and its Subsidiaries and relating to or arising out of any Environmental Law, in each case excepting matters that have been fully resolved and for which all obligations have been fully completed.

(b)           No investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of Scripps, is threatened by any Governmental Authority or other Person relating to Scripps or its Subsidiaries and relating to or arising out of any Environmental Law.

(c)           Each of Scripps and its Subsidiaries is in compliance in all material respects with all Environmental Laws and all Environmental Permits.

(d)           There are no Liabilities of Scripps and its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation, omission or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(e)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted of which Scripps has Knowledge in relation to the current or prior business of Scripps and its Subsidiaries or any property or facility now or previously owned or leased by Scripps and its Subsidiaries that reveal matters that, individually or in the aggregate, have had or could reasonably be expected to have, a Scripps Material Adverse Effect.

Section 7.19  Property Matters.

(a)           Section 7.19(a) of the Scripps Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all material real property leased, subleased or licensed by Scripps and its Subsidiaries (collectively, the “Scripps Leases”), including, with respect to each location, a statement of (i) the location of the premises (the “Scripps Leased Premises”), (ii) the landlord, (iii) the date of the Scripps Lease, (iv) the dates of any extensions, amendments, supplements and other modifications thereof and (v) the business (Scripps Newspaper Business or Scripps Broadcast Business) to which each Scripps Lease pertains.  All Scripps Leases are valid, in full force and effect and free and clear of Liens other than Permitted Liens. Neither Scripps nor any of its Subsidiaries nor, to the Knowledge of Scripps, any other party to any Scripps Lease has (i) violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Scripps Lease, (ii) received notice of any of the events in clause (i) above or

(iii) received notice of termination, cancellation or non-renewal of any Scripps Lease. Scripps has made available to Journal true and complete, in all material respects, copies of all the Scripps Leases, all modifications or amendments thereto, waivers thereunder or guarantees or superior leases in connection therewith and all subordination and non-disturbance agreements relating thereto.
(b)           Section 7.19(b) of the Scripps Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all real property owned by Scripps and its Subsidiaries (collectively, the “Scripps Owned Properties”) and a statement as to the business (the Scripps Newspaper Business or the Scripps Broadcast Business) in which each Scripps Owned Property is used.  The Scripps Owned Properties and the Scripps Leased Premises constitute all of the real property used or occupied by Scripps and its Subsidiaries. Each entity listed on Section 7.19(b) of the Scripps Disclosure Schedule as owning a Scripps Owned Property has good and marketable fee simple title to such Scripps Owned Property, subject to no Liens other than Permitted Liens.

(c)           There does not exist any pending condemnation or eminent domain proceeding that affects any Scripps Owned Property, or to the Knowledge of Scripps, any such proceeding that affects any Scripps Leased Premises, or to the Knowledge of Scripps, any threatened condemnation or any eminent domain proceeding that affects any Scripps Owned Property or Scripps Leased Premises, and neither Scripps nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use any Scripps Owned Property or Scripps Leased Premises.  No material buildings in connection with the Scripps Owned Property are located in a flood plain.

(d)           Other than the Scripps Leases, any superior leases under which Scripps Leases that are subleases are created and Permitted Liens, none of the Scripps Owned Property or, to the Knowledge of Scripps, the Scripps Leased Premises are subject to any Contract granting to any Person other than Scripps or its Subsidiaries any right to the use, occupancy or enjoyment of such Scripps Owned Property or Scripps Leased Premises or any part thereof.

Section 7.20  Intellectual Property.

(a)           Scripps or its Subsidiaries own or otherwise have the right to use all Intellectual Property necessary to conduct its businesses as currently conducted (the “Scripps Intellectual Property”). There exist no restrictions on the disclosure, use, license or transfer of the Scripps Intellectual Property owned by Scripps and its Subsidiaries (the “Owned Scripps Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, logos, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, logos, domain names, copyrights and designs, (iii) know-how, inventions, whether or not patentable, computer software programs and applications (including source code and object code), databases and data collections, (iv) Websites and (v) any other similar type of proprietary intellectual property right.
(b)           The execution and delivery of this Agreement by Scripps and the consummation of the Transactions will not encumber, impair or extinguish any Scripps Intellectual Property. Section 7.20(b) of the Scripps Disclosure Schedule sets forth a complete and accurate list for each of the Scripps Newspaper Business and the Scripps Broadcast Business separately of all (i) registrations or applications for registration included in the Owned Scripps Intellectual Property and (ii) all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $1,000,000 or less) to which Scripps or any of its Subsidiaries is a party or otherwise bound that are material to either the Scripps Newspaper Business or the Scripps Broadcast Business and pursuant to which Scripps or any of its Subsidiaries (A) obtains the right to use any Intellectual Property and/or (B) grants the right to use any Intellectual Property.

(c)           To the Knowledge of Scripps, the conduct of its businesses as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party in any material respect.  Since January 1, 2012, neither Scripps nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation, and there is no claim, action, suit, investigation or proceeding currently pending against, or, to the Knowledge of Scripps, threatened against Scripps or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of Scripps or its Subsidiaries in any material portion of the Scripps Intellectual Property, (ii) alleging that the use of the Scripps Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by Scripps or its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise materially violate any Intellectual Property of any Third Party or (iii) alleging that Scripps or any of its Subsidiaries have materially infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(d)           None of the Scripps Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Scripps, all such Scripps Intellectual Property is valid and enforceable. To the Knowledge of Scripps, no Third Party is infringing, violating or misappropriating any of the Scripps Intellectual Property in any material respect.

(e)           With respect to each Website, to the Knowledge of Scripps, Scripps has taken commercially reasonable steps to:  (i) maintain what it believes are adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels or other related reasons (except outages which are at industry acceptable levels); (ii) protect the confidentiality, integrity and security of such Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be; (iii) obtain consent for its acquisition, storage, transfer and use of personal information as required by Applicable Law; and (iv) put in place policies and procedures to limit the liability of Scripps as a host of user-generated content.  To the Knowledge of Scripps, all material proprietary Intellectual Property produced or otherwise exclusively generated by or for Scripps, whether by assignment, work made for hire or otherwise, including any content posted on the Websites and which material Intellectual Property is produced solely by or for the benefit of Scripps, is owned exclusively or validly licensed by Scripps.  Scripps has taken reasonable steps to ensure that all Persons (including current and former employees of Scripps and any independent contractors) who create or contribute to material proprietary Intellectual Property owned or used by Scripps in the conduct of its businesses have assigned to Scripps in writing all of their rights therein that did not initially vest with Scripps by operation of law.
Section 7.21  Scripps Material Contracts.

(a)           Except as set forth on Section 7.21(a) of the Scripps Disclosure Schedule, as of the date hereof, neither Scripps nor any of its Subsidiaries is a party to or otherwise bound by:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           any employment or consulting Contract with any Scripps Employee providing for base compensation in excess of $350,000 in the case of the Scripps Newspaper Business or $350,000 in the case of the Scripps Broadcast Business, other than those that are terminable by Scripps on no more than thirty (30) days’ notice without liability or financial obligation to Scripps;

(iii)          any Contract containing any covenant (A) limiting the right of Scripps or any of its Subsidiaries to engage in any line of business or compete with any Person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the products or services of Scripps or any of its Subsidiaries or (C) otherwise prohibiting or limiting the right of Scripps or any of its Subsidiaries to make, sell or distribute any products or services;

(iv)          any Contract relating to the disposition or acquisition by Scripps or any of its Subsidiaries of an amount of assets or of any business (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $500,000 in the case of the Scripps Newspaper Business, or $500,000 in the case of the Scripps Broadcast Business or pursuant to which Scripps or any of its Subsidiaries has any ownership interest with a value in excess of $500,000 in the case of the Scripps Newspaper Business or $500,000 in the case of the Scripps Broadcast Business, in any other Person other than any Subsidiaries;

(v)           any Contract to license any Third Party to manufacture or reproduce any of Scripps’s or any of its Subsidiaries’ products, services or technology or any Contract to sell or distribute any of Scripps’s or any of its Subsidiaries’ products, services or technology, except agreements entered into in the ordinary course of business consistent with past practice;

(vi)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case other than accounts receivables and payables in the ordinary course of business consistent with past practice;
(vii)         any Contract under which Scripps or any of its Subsidiaries has licensed its Intellectual Property to a Third Party, other than in the ordinary course of business consistent with past practice;

(viii)        any Contract under which Scripps or any of its Subsidiaries has received a license to any Intellectual Property owned by a Third Party that either has required or is anticipated to require payment by any Person in excess of $1,000,000 in the case of the Scripps Newspaper Business, or $1,000,000 in the case of the Scripps Broadcast Business;

(ix)           any Contract providing for the purchase by Scripps or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by Scripps or any of its

Subsidiaries of $1,000,000, in the case of the Scripps Newspaper Business, or $1,000,000 in the case of the Scripps Broadcast Business, or more, or (B) aggregate payments by Scripps or any of its Subsidiaries of $2,500,000 in the case of the Scripps Newspaper Business, or $2,500,000 in the case of the Scripps Broadcast Business, or more;

(x)            any Contract relating to the leasing of personal property by Scripps or any of its Subsidiaries providing for annual rentals of $500,000 in the case of the Scripps Newspaper Business, or $500,000 in the case of the Scripps Broadcast Business, or more;

(xi)           any Contract relating to a partnership, joint venture or other similar arrangement;

(xii)          any Contract relating to retransmission consent or network affiliation;

(xiii)         any collective bargaining Contract;

(xiv)         any Contract relating to the leasing of digital subchannels;

(xv)          any Contract relating to (A) the syndication, ownership or licensing of programing, film or other content not covered by subclauses (vii) or (viii), above, or (B) the sale of advertising time, in each case other than in the ordinary course of business consistent with past practice;

(xvi)         any Contract relating to agency, dealer, sales representative, marketing or similar arrangements providing for annual payments of $1,000,000 in the case of the Scripps Newspaper Business, or $1,000,000 in the case of the Scripps Broadcast Business, or more; or

(xvii)        any other Contract not listed above that is material to its business as currently conducted.

(b)           The Contracts disclosed or required to be disclosed on Section 7.21(a) of the Scripps Disclosure Schedule are referred to herein as the “Scripps Material Contracts”. A true and complete copy of each Scripps Material Contract (including any modifications and amendments thereto or waivers thereunder) has been made available to Journal.  Section 7.21(a) of the Scripps Disclosure Schedule identifies each Scripps Material Contract applicable to the Scripps Newspaper Business or the Scripps Broadcast Business.
(c)           All Scripps Material Contracts are valid and in full force and effect. Since January 1, 2014, neither Scripps nor any of its Subsidiaries, and, to the Knowledge of Scripps, no Third Party to any such Scripps Material Contract, has (i) violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Scripps Material Contract, (ii) received notice of any of the events set forth in clause (i) above or (iii) received notice of termination, cancellation or non-renewal of any Scripps Material Contract.

Section 7.22  Labor Matters.

(a)           Section 7.22(a) of the Scripps Disclosure Schedule sets forth a complete and correct list, dated as of a date no earlier than five (5) days prior to the date hereof, of all current Scripps Employees, including each current Scripps Employee’s name, date of hire, current rate of base compensation, department and title.  As used herein, “Scripps Employee” means each natural person (i) who is employed by Scripps or any of its Subsidiaries, as of a date no earlier than five (5) days prior to the date hereof or (ii) who becomes employed by Scripps or any of its Subsidiaries following such date and, in each case, is employed by Scripps or any of its Subsidiaries immediately prior to the Closing Date.

(b)           Except as set forth on Section 7.22(b) of the Scripps Disclosure Schedule, as of the date hereof, to the Knowledge of Scripps (i) there is not pending or threatened in any manner against Scripps or any of its Subsidiaries any labor dispute, strike, slowdown, picketing or work stoppage by a group of Scripps Employees, (ii) there is no organizational effort, campaign, petition or other unionization activities currently being made, or threatened in any manner, by or on behalf of any labor union with respect to any Scripps Employees, including those who are not already represented by a labor union, and (iii) Scripps and all of its Subsidiaries are in compliance in all material respects with all applicable labor and employment laws in connection with the employment of the Scripps Employees, including those laws relating to employment practices, immigration, workers’ compensation, worker safety, wages and hours, employee classification, the payment of social security and similar taxes, discrimination, collective bargaining and plant closing or layoff under the Worker Adjustment and Retraining and Notifications Act or similar laws and regulations (“WARN”).  Neither Scripps nor any of its Subsidiaries has experienced any strike, slowdown, picketing, work stoppage or other similar material labor difficulty within the twelve (12) months preceding the date hereof.

(c)           Except as set forth on Section 7.22(c) of the Scripps Disclosure Schedule, as of the date hereof, neither Scripps nor any of its Subsidiaries is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers any Scripps Employees or former Scripps Employees, or has agreed to recognize any union or other collective bargaining unit with respect to any Scripps Employees. With respect to any item listed on Section 7.22(c) of the Scripps Disclosure Schedule, to the Knowledge of Scripps, neither Scripps nor any of its Subsidiaries (i) has been notified in any manner of any claim or grievance under any collective bargaining agreement, (ii) has pending or threatened in any manner against it any charge or unfair labor practice complaint before any applicable Governmental Authority, (iii) has pending or threatened in any manner against it any demand for or notification of an arbitration proceeding arising out of or under any collective bargaining agreement, or (iv) is in or alleged to be in violation of any collective bargaining agreement to which it is a party.
Section 7.23  Insurance.  Scripps has furnished to Journal a list of, and true and complete copies of, all insurance policies relating to its businesses and its officers and employees. There is no claim by Scripps nor any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and Scripps and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies. Such policies of insurance are in full force and effect. Scripps does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

Section 7.24  Intercompany Transactions. Except as otherwise provided in this Agreement, since January 1, 2012, there has not been any transaction between Scripps and its Subsidiaries (other than the Scripps Newspaper Entities), on the one hand, and the Scripps Newspaper Entities, on the other hand, other than in the ordinary course of business consistent with past practice.

Section 7.25  Sufficiency of Transferred Assets. Subject to Section 2.04, as of the Newspaper Merger Effective Time, no Scripps Newspaper Assets will be owned or held by Scripps or any of the Scripps Broadcast Entities. As of the Newspaper Merger Effective Time, assuming the consummation of the transactions contemplated by Articles 2 and 3 and the availability of any assets and services contemplated to be made available to Newco and its Subsidiaries (including the Scripps Newspaper Entities) pursuant to the terms of the Transaction Agreements, the Scripps Newspaper Assets will be sufficient to conduct the Scripps Newspaper Business as currently conducted.

Section 7.26  Tax Treatment. Neither Scripps nor any of its Affiliates has taken or agreed to take any action, and Scripps has no Knowledge of any fact or circumstance, that would (a) prevent the SMI Newspaper Contribution and the SMI Newspaper Distribution from qualifying as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; (b) prevent the SMI Newspaper Distribution from qualifying as tax-free under Section 355(a) of the Code to Scripps and as tax-free to SMI under Section 361(c) of the Code; (c) cause Section 355(e) of the Code to apply to the SMI Newspaper Distribution; (d) prevent the Scripps Newspaper Contribution and Scripps Newspaper Distribution from qualifying as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; (e) prevent the Scripps Newspaper Distribution from qualifying as tax-free under Section 355(a) of the Code to the Scripps Shareholders and as tax-free to Scripps under Section 361(c) of the Code; (f) cause Section 355(e) of the Code to apply to the Scripps Newspaper Distribution; (g) otherwise cause the Scripps Spinco Common Stock to fail to be treated as “qualified property” for purposes of Section 361(c)(2) of the Code; (h) prevent the Newspaper Mergers from qualifying as exchanges described in Section 351 of the Code and/or reorganizations described in Sections 368(a)(1)(B) and/or 368(a)(2)(E) of the Code; or (i) prevent the Broadcast Merger from qualifying as a reorganization described in Section 368(a) of the Code.
Section 7.27  Opinion of Financial Advisor. The Board of Directors of Scripps has received written opinions of Wells Fargo to the effect that, as of the date of such opinions and based upon and subject to the assumptions, qualifications and limitations set forth therein, (a) the Scripps Newspaper Exchange Ratio in connection with the Scripps Newspaper Merger pursuant to this Agreement is fair, from a financial point of view, to holders of shares of Scripps Common Shares who receive shares of Scripps Spinco Common Stock pursuant to the Scripps Newspaper Distribution and (b) the Broadcast Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Scripps.

Section 7.28  FCC Qualification.  The Broadcast Merger will not result in any change in control of the Scripps Stations under the Communications Laws, including any pro forma change in control.  Subject to prior effectuation of the Newspaper Mergers as contemplated by this Agreement and to the ownership limits identified in Section  8.14 of the Journal Disclosure Schedule, Scripps is legally, financially and otherwise qualified under the Communications Laws to be or control the licensee of, acquire, own, and operate the Journal Stations, and there are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC, disqualify Scripps as a transferee of the FCC Transfer Licenses or any of the Journal Broadcast Entities or as the owner and operator of the Journal Stations.  Scripps is in compliance with Section 310(b) of the Communications Laws and the FCC’s rules governing alien ownership.  Except as set out on Section  8.14 of the Journal Disclosure Schedule, no waiver of or exemption from any provision of the Communications Laws and policies of the FCC is necessary for the FCC Consent to be obtained and there are no facts or circumstances relating to Scripps that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Scripps, (b) materially delay obtaining the FCC Consent, (c) result in a challenge to the FCC Application or (d) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent. Other than the signatories to the Scripps Family Agreement and the officers and directors of Scripps and SMI, no person has or following the Broadcast Merger will have an attributable ownership or positional interest in Scripps or SMI under the Communications Laws, and following the Newspaper Mergers none of the signatories to the Scripps Family Agreement will have an attributable ownership interest in Newco under the Communications Laws.  Neither the Scripps Family Agreement nor any other agreement to like effect shall apply to shares of Newco held by the parties to the Scripps Family Agreement following the Newspaper Merger.

Section 7.29  No Additional Representations.  Except for the representations and warranties made by Scripps in this Article 7, neither Scripps nor any other Person makes any express or implied representation or warranty with respect to Scripps or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Scripps hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Scripps nor any other Person makes or has made any representation or warranty to any of the other parties or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Scripps, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Scripps in this Article 7, written information presented to any of the other parties hereto or any of their Affiliates or Representatives in the course of their due diligence investigation of Scripps, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF JOURNAL

Except as set forth in the (i) Journal SEC Documents (excluding any disclosures in the Journal SEC Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or the (ii) Journal Disclosure Schedule, Journal represents and warrants to Scripps that:

Section 8.01  Corporate Existence and Power.  Each of Journal and its Subsidiaries is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation (in the case of good standing to the extent such state recognizes such concept) and has all corporate or other powers and all Governmental Approvals required to carry on its business as now conducted.  Each of Journal and its Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary (in the case of good standing to the extent such jurisdiction recognizes such concept).  Journal has heretofore delivered or made available to Scripps true and complete copies of the Organizational Documents of Journal and each of its Subsidiaries, as currently in effect.

Section 8.02  Corporate Authorization.

(a)           The execution, delivery and performance by Journal and its Subsidiaries of the Transaction Agreements to which they are or will be party, and the consummation by Journal and its Subsidiaries of the Transactions are within Journal’s and its applicable Subsidiaries’ corporate or other powers and, upon obtaining the Journal Shareholder Approval, will have been duly authorized by all necessary corporate or other action on the part of Journal and such Subsidiaries.  Each Transaction Agreement to which Journal or any of its Subsidiaries is or will be a party constitutes, or will, when executed, constitute, a valid and binding agreement of Journal and each such Subsidiary that is a party thereto, enforceable against Journal and each such Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.

(b)           At a meeting duly called and held, Journal’s Board of Directors has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Journal Shareholders, (ii) approved and adopted this Agreement and the Transactions, (iii) resolved to recommend approval and adoption of the Journal Newspaper Distribution and Journal Newspaper Merger, and the Broadcast Merger, to the holders of Journal Common Stock and (iv) directed that the Journal Newspaper Distribution and the Journal Newspaper Merger, and the Broadcast Merger, be submitted to the holders of Journal Common Stock for their approval and adoption.

(c)           The only vote or consent of holders of any class or series of capital stock of Journal necessary to approve this Agreement and the Transactions is the Journal Shareholder Approval.  Journal is not party or subject to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.  The Board of Directors of Journal has adopted such resolutions as may be necessary to render inapplicable to this Agreement and the Transactions any restrictions on “business combinations” (or the equivalent term) as may be set forth in any Applicable Laws.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation applicable to Journal enacted under any Applicable Law applies to this Agreement or the Transactions.
(d)           Journal Spinco’s Board of Directors has unanimously (i) determined that this Agreement and the Transactions (including the Journal Newspaper Merger) are advisable and fair to and in the best interests of the sole stockholder of Journal Spinco, (ii) approved and adopted this Agreement and the Transactions (including the Journal Newspaper Merger), (iii)  resolved to recommend approval and adoption of this Agreement and the Transactions (including the Journal Newspaper Merger) by the sole stockholder of Journal Spinco and (iv) directed that this Agreement and the Transactions (including the Journal Newspaper Merger) be submitted to the sole stockholder of Journal Spinco for its approval and adoption.  Journal, as sole stockholder of Journal Spinco as of the date hereof, has duly adopted this Agreement (including the agreement of merger herein for the Journal Newspaper Merger) and the Transactions, including the Journal Newspaper Merger by all necessary stockholder action.

Section 8.03  Governmental Authorization.  The execution, delivery and performance by Journal and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation by Journal and such Subsidiaries of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of certificates or articles of merger with respect to the Mergers with the Secretary of State of Delaware or the Wisconsin Department of Financial Institutions, as applicable, and appropriate documents with the relevant authorities of other states in which Journal is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, (d) compliance with the applicable requirements of the Communications Laws, (e) compliance with the rules and regulations of the NYSE and (f) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Journal Material Adverse Effect or impair the ability of Journal and its applicable Subsidiaries to consummate the Transactions.

Section 8.04  Non-contravention.  The execution, delivery and performance by Journal and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Journal or any such Subsidiary, (b) assuming compliance with the matters referred to in Section 8.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 8.03, and except as set forth on Section 8.04 of the Journal Disclosure Schedule, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Journal or any of its Subsidiaries is entitled under any provision of any Contract binding upon Journal or any of its Subsidiaries or any franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Journal or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Journal or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not be reasonably expected to have, individually or in the aggregate, a Journal Material Adverse Effect or prohibit or impair or delay the ability of Journal or any of its Subsidiaries to consummate the Transactions.
Section 8.05  Capitalization.

(a)           The authorized capital stock of Journal consists of (i) 170,000,000 shares of Journal Class A Common Stock, (ii) 120,000,000 shares of Journal Class B Common Stock, and (iii) 10,000,000 shares of Preferred Stock.  As of July 25, 2014, there were outstanding (i) 44,953,473 shares of Journal Class A Common Stock, (ii) 5,958,878 shares of Journal Class B Common Stock, (iii) 199,191 unvested Journal RSUs convertible into an aggregate of 191,171 shares of Journal Class B Common Stock (which number could change based on the Closing Date and Journal’s financial performance prior to the Closing Date), (iv) 742,207 Journal SARs which may be settled in shares of Journal Class B Common Stock and (v) no Preferred Shares.  All outstanding shares of capital stock of Journal have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary of Journal owns any shares of capital stock of Journal. Section 8.05(a) of the Journal Disclosure Schedule contains a complete and correct list as of July 25, 2014, of (A) each outstanding Journal Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Journal Common Stock subject thereto and (B) each outstanding Journal RSU including the holder, date of issuance, vesting schedule and number of shares of Journal Common Stock subject thereto.

(b)           Except as set forth in this Section 8.05, for changes since June 30, 2014,  resulting from the exercise of employee stock options or vesting and conversion of Journal RSUs outstanding on such date and for outstanding rights under the Journal Employee Stock Purchase Plan, there are no outstanding (i) shares of capital stock or voting securities of Journal, (ii) securities of Journal convertible into or exchangeable for shares of capital stock or voting securities of Journal or (iii) options, Journal RSUs or other rights to acquire from Journal, or other obligations of Journal to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Journal (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Journal Securities”).  There are no outstanding obligations of Journal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Journal Securities.

Section 8.06  Journal Entities.

(a)           Journal Newspaper Entities.

(i)            Each Journal Newspaper Entity is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (in the case of good standing, to the extent such jurisdiction recognizes such concept), has all corporate or other powers and all Governmental Approvals required to carry on its business as now conducted.  Each Journal Newspaper Entity is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept).  All Journal Newspaper Entities, the owners of its capital stock (to the extent a less than wholly owned Journal Subsidiary) and their respective jurisdictions of organization or formation are identified on Section 8.06(a) of the Journal Disclosure Schedule.  Journal beneficially owns no interests in any Person engaged in the Journal Newspaper Business other than the Journal Newspaper Entities.  To the Knowledge of Journal and except as set forth on Section 8.06(a) of the Journal Disclosure Schedule, no Journal Newspaper Entity is engaged in any business other than the Journal Newspaper Business or has any Liabilities relating to any other business.
(ii)           All of the outstanding capital stock of, or other voting securities or ownership interests in, Journal Spinco will be (as of immediately prior to the Journal Newspaper Distribution) directly owned by Journal, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Except as set forth on Section 8.06(a) of the Journal Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Journal Newspaper Entity (other than Journal Spinco), will be (as of immediately prior to the Journal Newspaper Distribution) directly or indirectly owned by Journal Spinco free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (A) securities of Journal or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Journal Newspaper Entity or (B) options or other rights to acquire from Journal or any of its Subsidiaries, or other obligation of Journal or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Journal Newspaper Entity (the items in clauses (A) and (B) being referred to collectively as the “Journal Newspaper Securities”).  There are no outstanding obligations of Journal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Journal Newspaper Securities.

(iii)          After giving effect to the Journal Newspaper Distribution, neither Journal nor any of its Subsidiaries will own any shares of Journal Spinco Common Stock or any other capital stock or other equity interest in any Journal Newspaper Entity.

(b)           Journal Broadcast Entities.

(i)           Each Journal Broadcast Entity is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (in the case of good standing, to the extent such jurisdiction recognizes such concept), has all corporate or other powers and all Governmental Approvals required to carry on its business as now conducted. Each Journal Broadcast Entity is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept). All Journal Broadcast Entities, the owners of its capital stock (to the extent a less than wholly owned Journal Subsidiary) and their respective jurisdictions of organization or formation are identified on Section 8.06(b) of the Journal Disclosure Schedule.  Journal beneficially owns no interests in any Person engaged in the Journal Broadcast Business other than the Journal Broadcast Entities.  To the Knowledge of Journal and except as set forth on Section 8.06(b) of the Journal Disclosure Schedule, no Journal Broadcast Entity is engaged in any business other than the Journal Broadcast Business or has any Liabilities relating to any other business.
(ii)           Except as set forth on Section 8.06(a) of the Journal Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Journal Broadcast Entity will be (as of immediately prior to the Broadcast Merger) directly or indirectly owned by Journal, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (A) securities of Journal or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Journal Broadcast Entity or (B) options or other rights to acquire from Journal or any of its Subsidiaries, or other obligation of Journal or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Journal Broadcast Entity (the items in clauses (A) and (B) being referred to collectively as the “Journal Broadcast Securities”).  There are no outstanding obligations of Journal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Journal Broadcast Securities.

Section 8.07  SEC Filings and the Sarbanes-Oxley Act.

(a)           Journal has delivered or made available to Scripps (i) its annual reports on Form 10-K for the years ended December 25, 2011, December 30, 2012 and December 29, 2013, (ii) its quarterly report on Form 10-Q for the quarter ended March 30, 2014, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the Journal Shareholders held since December 29, 2013, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 29, 2013 (the documents referred to in this Section 8.07(a), collectively, the “Journal SEC Documents”).

(b)           As of its filing date, each Journal SEC Document complied, and each such Journal SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Journal SEC Document filed pursuant to the Exchange Act did not, and each such Journal SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)           Each Journal SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           Journal has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Journal, including its consolidated Subsidiaries, is made known to Journal’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Journal’s principal executive officer and principal financial officer to material information required to be included in Journal’s periodic reports required under the Exchange Act.

(f)           Journal and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Journal’s financial reporting and the preparation of Journal’s financial statements for external purposes in accordance with GAAP. Journal has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Journal’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Journal has made available to Scripps a summary of any such disclosure made by management to its auditors and audit committee since December 31, 2010.

(g)           There are no outstanding loans or other extensions of credit made by Journal or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Journal. Journal has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)           The financial statements included in the Journal SEC Documents fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Journal and its Subsidiaries as of the dates specified therein and the consolidated results of operations and cash flows of Journal and its Subsidiaries for the periods specified therein (subject to normal and immaterial year-end adjustments in the case of unaudited financial statements).

Section 8.08  Carve-Out and Segment Financial Information.

(a)           The audited balance sheets as of December 29, 2013, December 30, 2012 and December 25, 2011, and the related audited statements of income and cash flows for each of the years ended December 29, 2013, December 30, 2012 and December 25, 2011, for the Journal Newspaper Business and, if required by the SEC to be included in the Registration Statements, the Journal Broadcast Business that will be provided pursuant to Section 10.05, and all the audited and unaudited financial statements of each of the Journal Newspaper Business and the Journal Broadcast Business that will be included in the Registration Statements, will fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the financial position of each of the Journal Newspaper Business and the Journal Broadcast Business, as the case may be, as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal and immaterial year-end adjustments in the case of any unaudited interim financial statements included in the Registration Statements).
(b)           The financial data of the Journal Broadcasting and Publishing segments as of and for the twelve months ended December 29, 2013 and three months ended March 30, 2014 included in the Journal SEC Documents (i) are derived from and are consistent with the books and records of Journal and its Subsidiaries, (ii) are the financial data of the Journal Broadcasting and Publishing segments as of and for such period, that were made available to and used by the managers of Journal and (iii) were included in the consolidated financial statements of Journal as of the twelve months ended December 29, 2013 and the three months ended March 30, 2014, as contained in Journal’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q as of and for such periods as filed with the SEC.

Section 8.09  Information Supplied. The information (including all financial data) supplied by Journal for inclusion or incorporation in the Registration Statements and any amendments or supplements thereto and, to the Knowledge of Journal, all information related to Newco contained therein shall not at the time the applicable Registration Statement is declared effective by the SEC or at the Broadcast Merger Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.10  Absence of Certain Changes. (a) From January 1, 2014, until the date hereof, except as expressly contemplated by the Transaction Agreements, Journal has conducted its businesses in the ordinary course consistent with past practice and there has not been:

(i)             any amendment of the Organizational Documents of Journal or any of its Subsidiaries;

(ii)           any splitting, combination or reclassification of any shares of capital stock of Journal or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock of Journal or any of its Subsidiaries, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any capital stock of Journal for any of its Subsidiaries;

(iii)           any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of capital stock of Journal for any of its Subsidiaries;
(iv)          any incurrence of any capital expenditures or any obligations or liabilities in respect thereof, except for any such incurrence in the ordinary course of business consistent with past practice;

(v)           any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses, other than any such acquisition in the ordinary course of business consistent with past practice;

(vi)          any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses, other than (A) sales of inventory or leases of property in the ordinary course of business consistent with past practice and (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $500,000 individually, in the case of the Journal Broadcast Business, or $500,000 individually, in the case of the Journal Newspaper Business;

(vii)         any making of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii)        any creation, incurrence, assumption or sufferance to exist of any indebtedness for borrowed money or guarantees thereof, other than pursuant to and in accordance with the Journal Credit Agreement and in the ordinary course of business consistent with past practice;

(ix)           any damage, destruction or other casualty loss (whether or not covered by insurance) materially adversely affecting Journal or any of its Subsidiaries;

(x)           (A) any entering into of any Contract that limits or otherwise restricts in any respect Journal or any of its Subsidiaries or that could, on or after the Closing Date, limit or restrict in any respect the Journal Newspaper Business or the Journal Broadcast Business from engaging or competing in any line of business, in any location or with any Person or (B) any entering into, amendment or modification in any adverse respect or termination of or any nonrenewal or expiration of any Journal Material Contract, or waiver, release or assignment of any material rights, claims or benefits of Journal or any of its Subsidiaries;

(xi)           (A) any grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any employee, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements of any employee, (C) any entering into of any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amendment of any such existing agreement) with any employee, (D) any establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any employee or (E) any increase in compensation, bonus or other benefits payable to any employee, in each case, other than in the ordinary course of business consistent with past practice;
(xii)          any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees;

(xiii)         any change in Journal’s or any of its Subsidiaries’ methods of accounting, except as required by concurrent changes in GAAP, Applicable Law or the Public Company Accounting Oversight Board;

(xiv)         any settlement, or offer or proposal to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against Journal or any of its Subsidiaries, in each case except as would not have a Journal Material Adverse Effect, (B) any stockholder litigation or dispute against Journal or any of its Subsidiaries or any of their respective officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xv)          any Tax election, any annual tax accounting period changed, any method of tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

(xvi)         any adverse regulatory events, developments or changes, including recoupments not in the ordinary course of business consistent with past practice, loss of licensure or failure to renew any permits or licenses.

(b)           Since December 31, 2013, there has not been any event, occurrence, development or state of circumstances or facts that constitutes a Journal Material Adverse Effect.

Section 8.11  No Undisclosed Liabilities. There are no known or unknown Liabilities of Journal or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than:

(a)           Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013;

(b)           Liabilities contemplated by or incurred in connection with the Transaction Agreements or the Transactions; and

(c)            Liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Journal Material Adverse Effect.

Section 8.12  Compliance with Laws and Court Orders. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Journal Material Adverse Effect, each of Journal and its Subsidiaries is, and since January 1, 2012, has been, in compliance with, and to the Knowledge of Journal is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.
Section 8.13  Finders’ Fees. Except for Methuselah Advisors (“Methuselah”) (all of whose fees and expenses shall be paid by Journal), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Journal or any of its Affiliates that might be entitled to any fee or commission from Journal or any of its Affiliates in connection with the Transactions.

Section 8.14  FCC Transfer Licenses; Primary Journal FCC Licenses.  Section 8.14(a) of the Journal Disclosure Schedule sets forth all the FCC Licenses necessary or useful for the lawful operation of each of the Journal Stations as operated as of the date hereof (the “FCC Transfer Licenses”), all required FCC antenna structure registrations and any pending applications for modification of the FCC Transfer Licenses.  All of Journal’s full-power radio and television broadcast licenses are separately identified on Section 8.14(a) of the Journal Disclosure Schedule as the “Primary Journal FCC Licenses”.  Except as set forth on Section 8.14(b) of the Journal Disclosure Schedule, (a) the holders of the FCC Transfer Licenses are as set forth on Section 8.14(a) of the Journal Disclosure Schedule, (b) the Primary Journal FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (c) there is not pending, or, to the Knowledge of Journal, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Primary Journal FCC Licenses (other than proceedings to amend FCC rules of general applicability), (d) there is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture with respect to the Journal Stations that would reasonably be expected to result in any such action, (e) the Primary Journal FCC Licenses have been issued for the full terms customarily issued by the FCC for full service radio and television stations, (f) the Primary Journal FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the Primary Journal FCC Licenses and conditions generally applicable to full service radio and television stations, (g) Journal and its Subsidiaries are operating the Journal Broadcast Business in compliance in all material respects with all applicable Communications Laws and, with respect to all antennas used in connection with the Journal Broadcast Business, all applicable rules, regulations and requirements of the Federal Aviation Administration, and (h) to the Knowledge of Journal after appropriate inquiry to the FCC, there is no fact or circumstance relating to the operation of the Journal Stations, or to Journal or any of its Affiliates or any of their respective officers, directors, shareholders, members or partners, that might reasonably be expected to result in (i) the FCC refusing to grant the FCC Application or any Journal Station’s Renewal Application; (ii) any challenge to the FCC Application or any Journal Station’s Renewal Application; or (iii) any material delay by the FCC in granting the FCC Application or any Journal Station’s Renewal Application. The FCC Transfer Licenses expire or expired on the dates corresponding thereto as set forth on Section 8.14(a) of the Journal Disclosure Schedule.

Section 8.15  Retransmission Consent Agreements.  Section 8.15 of the Journal Disclosure Schedule contains a list of all retransmission consent agreements with MVPDs with more than 25,000 subscribers with respect to each Journal Station.  Except as set forth on Section 8.15 of the Journal Disclosure Schedule, (a) Journal or one of its Subsidiaries has entered into retransmission consent agreements with respect to each MVPD with more than 25,000 subscribers in any of its DMAs, (b) Journal or one of its Subsidiaries has made a timely election for retransmission consent, pursuant to FCC rules, for the current must-carry/retransmission consent election cycle for each Journal Station with respect to each MVPD with more than 25,000 subscribers in any of its DMAs and (c) to the Knowledge of Journal, there are no market modification proceedings pending at the FCC with respect to any Journal Station.  Since January 1, 2013, except as set forth on Section 8.15 of the Journal Disclosure Schedule, neither Journal nor any of its Subsidiaries has received any written notice from any MVPD with more than 25,000 subscribers in any of the Journal Stations’ DMAs of such MVPD’s intention to delete such Journal Station from carriage or to change such Station’s channel position.  Since January 1, 2013, except as set forth on Section 8.15 of the Journal Disclosure Schedule, neither Journal nor any of its Subsidiaries has received written notice of a petition seeking FCC modification of any Journal Station’s television market.
Section 8.16  Taxes.

(a)           All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Journal or its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all material respects.

(b)           Each of Journal and its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which it ordinarily records items on its books.

(c)           The income Tax Returns of Journal and its Subsidiaries through the Tax year ended December 31, 2009, have been examined and closed, or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)           There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Journal, threatened against or with respect to Journal or any of its Subsidiaries in respect of any Tax or Tax asset.

(e)           Neither Journal nor any of its Subsidiaries has, since January 1, 2009, been a member of an affiliated, consolidated, combined or unitary group other than one of which Journal was the common parent.

(f)           Section 8.16(f) of the Journal Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Journal or any of its Subsidiaries currently files Tax Returns.
Section 8.17  Employee Benefit Plans.

(a)           A complete and correct list of each Journal Benefit Plan as of the date hereof is set forth on Section 8.17(a) of the Journal Disclosure Schedule.  Journal has made available to Scripps true and correct copies of the following (to the extent applicable): (i) written plan documents and all amendments thereto for each Journal Benefit Plan (or to the extent no such copy exists, or Journal Benefit Plan is not in writing, a written description of the material terms thereof), and (ii) the most recent summary plan description.  Except as set forth on Section 8.17(a) of the Journal Disclosure Schedule, none of Journal nor any of its Subsidiaries is the sponsor or plan administrator of any Benefit Plan.  Each Journal Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code is so qualified and either has received a favorable determination letter or prototype opinion letter from the IRS and nothing has occurred that could reasonably be expected to adversely affect the qualification of such plan.

(b)           Except as set forth on Section 8.17(b) of the Journal Disclosure Schedule, each Journal Benefit Plan has been established and is being operated in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code.

(c)           Except as set forth on Section 8.17(c) of the Journal Disclosure Schedule, no Journal Benefit Plan, either individually or collectively, provides for any payment that could result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the Transactions. Except as set forth in Section 8.17(c) of the Journal Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for remuneration will not apply to any amount paid or payable by Journal under any Contract, Benefit Plan, program or arrangement.

(d)           Except as set forth on Section 8.17(d) of the Journal Disclosure Schedule, or as contemplated by the Employee Matters Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager or director to compensation or benefits under any Journal Benefit Plan, (ii) result in any payment becoming due (for severance or termination pay or otherwise), or increase the amount of any compensation due, to any current or former employee, manager or director of Journal or any of its Subsidiaries, (iii) increase any benefits otherwise payable under any Journal Benefit Plan, or (iv) result in any liability of Journal or any of its Subsidiaries for any benefits, premiums, or costs associated with any Journal Benefit Plan that is a welfare benefit plan.

(e)           Except as set forth on Section 8.17(e) of the Journal Disclosure Schedule, (i) none of Journal nor any of its Subsidiaries, within the last five (5) years, has contributed to, nor ever has been required to contribute to, nor has any liability to, any multiemployer plan, and (ii) no Journal Benefit Plan is (A) subject to Section 412 of the Code or Title IV of ERISA, (B) is a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (C) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or (D) provides group health or death benefits following termination of employment, other than to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state law.
(f)           Each Journal Benefit Plan complies in form and operation and has been operated in material compliance with Section 409A of the Code, and none of Journal or any of its Subsidiaries has reported, or is required to report, any violations of Section 409A of the Code.

(g)           Except as provided in Section 8.17(g) of the Journal Disclosure Schedule, Journal can unilaterally amend, terminate, or discontinue participation in any Journal Benefit Plan at any time, including, but not limited to, any severance, termination, or retention program.

(h)           With respect to each group health plan benefiting any current or former Journal Employee that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, Journal has complied in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA; (ii) the Health Insurance Portability and Accountability Act of 1996, as amended; and (iii) the Patient Protection and Affordable Care Act of 2010, as amended.

(i)           With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. § 1395y(b), Journal has complied in all material respects with the secondary payer requirements of Section 1862(b)(1) of such Act.

(j)           There is no pending or, to the Knowledge of Journal, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Authority with respect to any Journal Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

(k)           All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Journal Benefit Plan have been paid, made or accrued.

(l)           With respect to any insurance policy providing funding for benefits under any Journal Benefit Plan, (i) there is no liability of Journal, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Journal, no such proceedings with respect to any insurer are imminent.

(m)           Journal has not agreed or committed to institute any new plan, program, arrangement or agreement for the benefit of employees or former employees of Journal other than the Journal Benefit Plans identified on Section 8.17(m) of the Journal Disclosure Schedule, or to make any amendments to any of the Journal Benefit Plans.

(n)           Each individual who is classified by Journal as an independent contractor or contract worker has been properly classified by Journal for the purposes of participation under each Journal Benefit Plan.
Section 8.18  Environmental Matters.

(a)           No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed relating to Journal and its Subsidiaries and relating to or arising out of any Environmental Law, in each case excepting matters that have been fully resolved and for which all obligations have been fully completed.

(b)           No investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of Journal, is threatened by any Governmental Authority or other Person relating to Journal or its Subsidiaries and relating to or arising out of any Environmental Law.

(c)           Each of Journal and its Subsidiaries is in compliance in all material respects with all Environmental Laws and all Environmental Permits.

(d)           There are no Liabilities of Journal and its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation, omission or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(e)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted of which Journal has Knowledge in relation to the current or prior business of Journal and its Subsidiaries or any property or facility now or previously owned or leased by Journal and its Subsidiaries that reveal matters that, individually or in the aggregate, have had or could reasonably be expected to have, a Journal Material Adverse Effect.

Section 8.19  Property Matters.

(a)           Section 8.19(a) of the Journal Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all material real property leased, subleased or licensed by Journal and its Subsidiaries (collectively, the “Journal Leases”), including, with respect to each location, a statement of (i) the location of the premises (the “Journal Leased Premises”), (ii) the landlord, (iii) the date of the Journal Lease, (iv) the dates of any extensions, amendments, supplements and other modifications thereof and (v) the business (Journal Newspaper Business or Journal Broadcast Business) to which each Journal Lease pertains. All Journal Leases are valid, in full force and effect and free and clear of Liens other than Permitted Liens. Neither Journal nor any of its Subsidiaries nor, to the Knowledge of Journal, any other party to any Journal Lease has (i) violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Journal Lease, (ii) received notice of any of the events in clause (i) above or (iii) received notice of termination, cancellation or non-renewal of any Journal Lease. Journal has made available to Scripps true and complete, in all material respects, copies of all the Journal Leases, all modifications or amendments thereto, waivers thereunder or guarantees or superior leases in connection therewith and all subordination and non-disturbance agreements relating thereto.
(b)           Section 8.19(b) of the Journal Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all real property owned by Journal and its Subsidiaries (collectively, the “Journal Owned Properties”) and a statement as to the business (the Journal Newspaper Business or the Journal Broadcast Business) in which each Journal Owned Property is used. The Journal Owned Properties and the Journal Leased Premises constitute all of the real property used or occupied by Journal and its Subsidiaries. Each entity listed on Section 8.19(b) of the Journal Disclosure Schedule as owning a Journal Owned Property has good and marketable fee simple title to such Journal Owned Property, subject to no Liens other than Permitted Liens.

(c)           There does not exist any pending condemnation or eminent domain proceeding that affects any Journal Owned Property, or to the Knowledge of Journal, any such proceeding that affects any Journal Leased Premises, or to the Knowledge of Journal, any threatened condemnation or any eminent domain proceeding that affects any Journal Owned Property or Journal Leased Premises, and neither Journal nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use any Journal Owned Property or Journal Leased Premises. No material buildings in connection with the Journal Owned Property are located in a flood plain.

(d)           Other than the Journal Leases, any superior leases under which Journal Leases that are subleases are created and Permitted Liens, none of the Journal Owned Property or, to the Knowledge of Journal, the Journal Leased Premises are subject to any Contract granting to any Person other than Journal or its Subsidiaries any right to the use, occupancy or enjoyment of such Journal Owned Property or Journal Leased Premises or any part thereof.

Section 8.20  Intellectual Property.

(a)           Journal or its Subsidiaries own or otherwise have the right to use all Intellectual Property necessary to conduct its businesses as currently conducted (the “Journal Intellectual Property”). There exist no restrictions on the disclosure, use, license or transfer of the Journal Intellectual Property owned by Journal and its Subsidiaries (the “Owned Journal Intellectual Property”).

(b)           The execution and delivery of this Agreement by Journal and the consummation of the Transactions will not encumber, impair or extinguish any Journal Intellectual Property. Section 8.20(b) of the Journal Disclosure Schedule sets forth a complete and accurate list for each of the Journal Newspaper Business and the Journal Broadcast Business separately of all (i) registrations or applications for registration included in the Owned Journal Intellectual Property and (ii) all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $1,000,000 or less) to which Journal or any of its Subsidiaries is a party or otherwise bound that are material to either the Journal Newspaper Business or the Journal Broadcast Business and pursuant to which Journal or any of its Subsidiaries (A) obtains the right to use any Intellectual Property and/or (B) grants the right to use any Intellectual Property.
(c)           To the Knowledge of Journal, the conduct of its businesses as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party in any material respect. Since January 1, 2012, neither Journal nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation and there is no claim, action, suit, investigation or proceeding currently pending against, or, to the Knowledge of Journal, threatened against Journal and its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of Journal or its Subsidiaries in any material portion of the Journal Intellectual Property, (ii) alleging that the use of the Journal Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by Journal or its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise materially violate any Intellectual Property of any Third Party or (iii) alleging that Journal or any of its Subsidiaries have materially infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(d)           None of the Journal Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Journal, all such Journal Intellectual Property is valid and enforceable. To the Knowledge of Journal, no Third Party is infringing, violating or misappropriating any of the Journal Intellectual Property in any material respect.

(e)           With respect to each Website, to the Knowledge of Journal, Journal has taken commercially reasonable steps to:  (i) maintain what it believes are adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels or other related reasons (except outages which are at industry acceptable levels); (ii) protect the confidentiality, integrity and security of such Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be; (iii) obtain consent for its acquisition, storage, transfer and use of personal information as required by Applicable Law; and (iv) put in place policies and procedures to limit the liability of Journal as a host of user-generated content.  To the Knowledge of Journal, all material proprietary Intellectual Property produced or otherwise exclusively generated by or for Journal, whether by assignment, work made for hire or otherwise, including any content posted on the Websites and which material Intellectual Property is produced solely by or for the benefit of Journal, is owned exclusively or validly licensed by Journal.  Journal has taken reasonable steps to ensure that all Persons (including current and former employees of Journal and any independent contractors) who create or contribute to material proprietary Intellectual Property owned or used by Journal in the conduct of its businesses have assigned to Journal in writing all of their rights therein that did not initially vest with Journal by operation of law.

Section 8.21  Journal Material Contracts.

(a)           Except as set forth on Section 8.21(a) of the Journal Disclosure Schedule, as of the date hereof, neither Journal nor any of its Subsidiaries is a party to or otherwise bound by:

(i)             any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)            any employment or consulting Contract with any Journal Employee providing for base compensation in excess of $350,000 in the case of the Journal Newspaper Business or $350,000 in the case of the Journal Broadcast Business, other than those that are terminable by Journal on no more than thirty (30) days’ notice without liability or financial obligation to Journal;

(iii)           any Contract containing any covenant (A) limiting the right of Journal or any of its Subsidiaries to engage in any line of business or compete with any Person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the products or services of Journal or any of its Subsidiaries or (C) otherwise prohibiting or limiting the right of Journal or any of its Subsidiaries to make, sell or distribute any products or services;

(iv)          any Contract relating to the disposition or acquisition by Journal or any of its Subsidiaries of an amount of assets or of any business (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $500,000 in the case of the Journal Newspaper Business, or $500,000 in the case of the Journal Broadcast Business or pursuant to which Journal or any of its Subsidiaries has any ownership interest with a value in excess of $500,000 in the case of the Journal Newspaper Business, or $500,000 in the case of the Journal Broadcast Business  in any other Person other than any Subsidiaries;

(v)           any Contract to license any Third Party to manufacture or reproduce any of Journal’s or any of its Subsidiaries’ products, services or technology or any Contract to sell or distribute any of Journal’s or any of its Subsidiaries’ products, services or technology, except agreements entered into in the ordinary course of business consistent with past practice;

(vi)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case other than accounts receivables and payables in the ordinary course of business consistent with past practice;

(vii)         any Contract under which Journal or any of its Subsidiaries has licensed its Intellectual Property to a Third Party, other than in the ordinary course of business consistent with past practice;

(viii)        any Contract under which Journal or any of its Subsidiaries has received a license to any Intellectual Property owned by a Third Party that either has required or is anticipated to require payment by any Person in excess of $1,000,000 in the case of the Journal Newspaper Business, or $1,000,000 in the case of the Journal Broadcast Business, in the aggregate;

(ix)           any Contract providing for the purchase by Journal or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by Journal or any of its Subsidiaries of $1,000,000, in the case of the Journal Newspaper Business, or $1,000,000 in the case of the Journal Broadcast Business, or more, or (B) aggregate payments by Journal or any of its Subsidiaries of $2,500,000 in the case of the Journal Newspaper Business, or $2,500,000 in the case of the Journal Broadcast Business, or more;
(x)           any Contract relating to the leasing of personal property by Journal or any of its Subsidiaries providing for annual rentals of $500,000 in the case of the Journal Newspaper Business, or $500,000 in the case of the Journal Broadcast Business or more;

(xi)           any Contract relating to a partnership, joint venture or other similar arrangement;

(xii)          any Contract relating to retransmission consent or network affiliation;

(xiii)         any collective bargaining Contract;

(xiv)         any Contract relating to the leasing of digital subchannels;

(xv)          any Contract relating to (A) the syndication, ownership or licensing of programing, film or other content not covered by subclauses (vii) or (viii), above, or (B) the sale of advertising time, in each case other than in the ordinary course of business consistent with past practice;

(xvi)         any Contract relating to agency, dealer, sales representative, marketing or similar arrangements providing for annual payments of $1,000,000 in the case of the Journal Newspaper Business, or $1,000,000 in the case of the Journal Broadcast Business or more; or

(xvii)        any other Contract not listed above that is material to its business as currently conducted.

(b)           The Contracts disclosed or required to be disclosed on Section 8.21(a) of the Journal Disclosure Schedule are referred to herein as the “Journal Material Contracts”. A true and complete copy of each Journal Material Contract (including any modifications and amendments thereto or waivers thereunder) has been made available to Scripps.  Section 8.21(a) of the Journal Disclosure Schedule identifies each Journal Material Contract applicable to the Journal Newspaper Business or the Journal Broadcast Business.

(c)           All Journal Material Contracts are valid and in full force and effect. Since January 1, 2014, neither Journal nor any of its Subsidiaries, and, to the Knowledge of Journal, no Third Party to any such Journal Material Contract, has (i) violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Journal Material Contract, (ii) received notice of any of the events set forth in clause (i) above or (iii) received notice of termination, cancellation or non-renewal of any Journal Material Contract.
Section 8.22  Labor Matters.

(a)           Section 8.22(a) of the Journal Disclosure Schedule sets forth a complete and correct list, dated as of a date no earlier than five (5) days prior to the date hereof, of all current Journal Employees, including each current Journal Employee’s name, date of hire, current rate of base compensation, department and title.  As used herein, “Journal Employee” (the “Journal Employee”) means each natural person (i) who is employed by Journal or any of its Subsidiaries, as of a date no earlier than five (5) days prior to the date hereof or (ii) who becomes employed by Journal or any of its Subsidiaries following such date and, in each case, is employed by Journal or any of its Subsidiaries immediately prior to the Closing Date.

(b)           Except as set forth on Section 8.22(b) of the Journal Disclosure Schedule, as of the date hereof, to the Knowledge of Journal (i) there is not pending or threatened in any manner against Journal or any of its Subsidiaries any labor dispute, strike, slowdown, picketing or work stoppage by a group of Journal Employees, (ii) there is no organizational effort, campaign, petition or other unionization activities currently being made, or threatened in any manner, by or on behalf of any labor union with respect to any Journal Employees, including those who are not already represented by a labor union and (iii) Journal and all of its Subsidiaries are in compliance in all material respects with all applicable labor and employment laws in connection with the employment of the Journal Employees, including those laws relating to employment practices, immigration, workers’ compensation, worker safety, wages and hours, employee classification, the payment of social security and similar taxes, discrimination, collective bargaining and plant closing or layoff under the WARN.  Neither Journal nor any of its Subsidiaries has experienced any strike, slowdown, picketing, work stoppage or other similar material labor difficulty within the twelve (12) months preceding the date hereof.

(c)           Except as set forth on Section 8.22(c) of the Journal Disclosure Schedule, as of the date hereof, neither of Journal nor any of its Subsidiaries is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers any Journal Employees or former Journal Employees, or has agreed to recognize any union or other collective bargaining unit with respect to any Journal Employees. With respect to any item listed on Section 8.22(c) of the Journal Disclosure Schedule, to the Knowledge of Journal, neither of Journal nor any of its Subsidiaries (i) has been notified in any manner of any claim or grievance under any collective bargaining agreement, (ii) has pending or threatened in any manner against it any charge or unfair labor practice complaint before any applicable Governmental Authority, (iii) has pending or threatened in any manner against it any demand for or notification of an arbitration proceeding arising out of or under any collective bargaining agreement, or (iv) is in or alleged to be in violation of any collective bargaining agreement to which it is a party.

Section 8.23  Insurance. Journal has furnished to Scripps a list of, and true and complete copies of, all insurance policies relating to its businesses and its officers and employees. There is no claim by Journal or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and Journal and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies. Such policies of insurance are in full force and effect. Journal does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.
Section 8.24  Intercompany Transactions. Except as otherwise provided in this Agreement, since January 1, 2012, there has not been any transaction between Journal and its Subsidiaries (other than the Journal Newspaper Entities), on the one hand, and the Journal Newspaper Entities, on the other hand, other than in the ordinary course of business consistent with past practice.

Section 8.25  Sufficiency of Transferred Assets. Subject to Section 3.04, as of the Newspaper Merger Effective Time, no Journal Newspaper Assets will be owned or held by Journal or any of the Journal Broadcast Entities. As of the Newspaper Merger Effective Time, assuming the consummation of the transactions contemplated by Articles 2 and 3 and the availability of any assets and services contemplated to be made available to Newco and its Subsidiaries (including the Journal Newspaper Entities) pursuant to the terms of the Transaction Agreements, the Journal Newspaper Assets will be sufficient to conduct the Journal Newspaper Business as currently conducted.

Section 8.26  Tax Treatment. Neither Journal nor any of its Affiliates has taken or agreed to take any action, and Journal has no Knowledge of any fact or circumstance, that would (a) prevent the Journal Newspaper Contribution and the Journal Newspaper Distribution from qualifying as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; (b) prevent the Journal Newspaper Distribution from qualifying as a transaction described in Section 355(a) of the Code; (c) prevent the Newspaper Mergers from qualifying as exchanges described in Section 351 of the Code and/or reorganizations described in Sections 368(a)(1)(B) and/or 368(a)(2)(E) of the Code; and (d) prevent the Broadcast Merger from qualifying as a reorganization described in Section 368(a) of the Code.

Section 8.27  Opinion of Financial Advisor. The Board of Directors of Journal has received the opinion of Methuselah to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Journal Newspaper Exchange Ratio and the Broadcast Exchange Ratio provided for in the Mergers, viewed as a single integrated transaction, are fair, from a financial point of view, to the holders of Journal Common Stock collectively as a group.

Section 8.28   No Additional Representations.  Except for the representations and warranties made by Journal in this Article 8, neither Journal nor any other Person makes any express or implied representation or warranty with respect to Journal or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Journal hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Journal nor any other Person makes or has made any representation or warranty to any of the other parties or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Journal, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Journal in this Article 8, written information presented to any of the other parties or any of their Affiliates or Representatives in the course of their due diligence investigation of Journal, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE 9
COVENANTS OF SCRIPPS

Section 9.01  Conduct of Scripps.  Except as set forth on Section 9.01 of the Scripps Disclosure Schedule or as expressly contemplated by the Transaction Agreements, as required by Applicable Law or as consented to in writing by Journal (such consent not to be unreasonably withheld, conditioned or delayed) from the date hereof until the Broadcast Merger Effective Time, Scripps shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (a) preserve intact its present business organization, (b) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (c) keep available the services of its directors, officers and key employees, subject to limitations on Scripps’s ability to increase their benefits and compensation under this Agreement, (d) maintain existing relationships with its customers, lenders, suppliers and others having material business relationships with it and (e) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, prior to the Broadcast Merger Effective Time, except as set forth on Section 9.01 of the Scripps Disclosure Schedule or as expressly contemplated by the Transaction Agreements, without the prior written consent of Journal (such consent not to be unreasonably withheld, conditioned or delayed), Scripps shall not, nor shall it permit any Subsidiary to:

(i)            amend its Organizational Documents (whether by merger, consolidation or otherwise); provided, however, that Scripps shall be permitted to, and shall permit any Subsidiary to, make any such amendment insofar as such amendment would not materially impair, impede or delay the Transactions;

(ii)           split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend (except for the Pre-Broadcast Merger Dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire, or offer to redeem, repurchase, or otherwise acquire, any Scripps Securities, except for cash dividends paid to Scripps or its Subsidiaries; provided, however, that Scripps and its Subsidiaries shall be permitted to effect any such split, combination, reclassification, declaration, set aside, or payment, so long as it would not materially impair, impede or delay the Transactions;

(iii)           (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, or amend any term of (whether by merger, consolidation or otherwise), any Scripps Securities, except pursuant to the exercise, vesting or conversion of any Scripps Securities outstanding on the date hereof, or (B) issue any Scripps Security that would vest or become exercisable or convertible prior to the Broadcast Merger Effective Time;
(iv)           incur any material capital expenditures or any material obligations or liabilities in respect thereof, except for any such incurrence in the ordinary course of business consistent with past practice;

(v)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice and that would not delay or impair the Transactions, or enter into any other transaction that would delay or impair the Transactions;

(vi)          sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of its or its Subsidiaries’ assets, securities, properties, interests or businesses, other than any such sales, leases or transfers (including sales of inventory or products), and any such creation or incurrence, made in the ordinary course of business consistent with past practice and except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Scripps Newspaper Business or the Scripps Broadcast Business;

(vii)         other than in connection with actions permitted by Section 9.01(iv) or Section 9.01(v), make any loans, advances or capital contributions (other than those contemplated by Article 2) to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii)        create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money) outstanding at any time greater than as permitted under the Scripps Credit Agreement, except for intercompany indebtedness, which will be settled in accordance with Section 9.03;

(ix)           enter into any Contract that limits or otherwise restricts in any material respect Scripps or any of its Subsidiaries, or any successor thereto, or that could, after the Newspaper Merger Effective Time, limit or restrict in any material respect Newco or any of its Subsidiaries, from engaging or competing in any line of business, in any location or with any Person;

(x)            other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any adverse respect or terminate or permit non-renewal of any Scripps Material Contract (or any Contract entered into after the date hereof that would have been a Scripps Material Contract if such Contract had been entered into prior to the date hereof) or otherwise waive, release or assign any material rights, claims or benefits of Scripps or any of its Subsidiaries;

(xi)           (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any employee, (B) increase benefits payable under any existing severance or termination pay policies or employment agreements of or applicable to any employee, (C) enter into any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amend any such existing agreement) with any employee, (D) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any employee or (E) increase compensation, bonus or other benefits payable to any employee, other than, in the case of this clause (E), increases in the ordinary course of business consistent with past practice; provided that in no event shall the aggregate amount of any such increases be more than five percent (5%) of the aggregate total of such compensation, bonus or other benefits paid to all employees immediately prior to the date hereof;
(xii)          change in any material respect its methods of accounting, except as required by changes in GAAP, Applicable Law or the Public Company Accounting Oversight Board, as agreed to by its independent public accountants;

(xiii)         settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against it or its Subsidiaries, except in each case as would not have a Scripps Material Adverse Effect or (B) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiv)         make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xv)          take any action (except as permitted under clauses (i) through (xiv) of this Section 9.01) that would make any representation or warranty of Scripps hereunder inaccurate in any material respect at, or as of any time before, the Broadcast Merger Effective Time; or

(xvi)         agree, resolve or commit to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 9.01, Scripps or any of its Subsidiaries may acquire digital businesses or invest in digital businesses (including businesses in which Scripps or any of its Subsidiaries has invested as of the date hereof), provided that the aggregate of the acquisitions and investments consummated or committed to for the period between the date hereof and the Broadcast Merger Effective Time shall not exceed $50,000,000.

Section 9.02  No Solicitation; Other Offers

(a)           From the date hereof until the Broadcast Merger Effective Time or, if earlier, until this Agreement is terminated in accordance with Article 13, except as expressly permitted by this Section 9.02, Scripps shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Scripps Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with or otherwise cooperate with, or knowingly assist, participate in, facilitate or encourage any effort by, or furnish any information relating to Scripps or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Scripps or any of its Subsidiaries to, any Third Party that is seeking to make, or has made, a Scripps Acquisition Proposal or (iii) enter into any agreement, agreement in principle, letter of intent, term sheet, memorandum of understanding or other similar instrument relating to a Scripps Acquisition Proposal (other than a confidentiality agreement referred to in Section 9.02(b)) (each, a “Scripps Acquisition Agreement”).
(b)           Notwithstanding anything in this Agreement to the contrary, from the date hereof and prior to obtaining the Scripps Shareholder Approval, Scripps and its Board of Directors (the “Scripps Board”) and their Representatives shall be permitted:

(i)            to engage in discussions and negotiations with, and furnish information to, any Third Party in response to a Scripps Acquisition Proposal by any such Third Party (a “Scripps Bidder”) if, and only to the extent that, (A) such Scripps Acquisition Proposal did not result from a breach of the provisions of this Section 9.02 by Scripps or any of its Subsidiaries; (B) the Scripps Board concludes in good faith, based on the information then available and after consultation with a nationally recognized financial advisor and outside legal counsel, that such Scripps Acquisition Proposal constitutes or is reasonably likely to result in a Scripps Superior Proposal; (C) the Scripps Board concludes in good faith, based on the information then available and after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; (D) prior to providing any information or data to any such Scripps Bidder or entering into any discussions or negotiations with any such Scripps Bidder, Scripps promptly notifies Journal of (1) its intent to so furnish information or enter into discussions and negotiations with such Scripps Bidder, (2) the name of such Scripps Bidder and (3) a summary of the material terms and conditions of any such Scripps Acquisition Proposal, (E) prior to providing any information or data to any such Scripps Bidder, Scripps receives from such Scripps Bidder an executed confidentiality agreement, the terms of which are no less favorable to Scripps, in any material respect, than those contained in the Confidentiality Agreement, and (F) Scripps promptly provides or makes available to Journal any non-public information concerning Scripps or its Subsidiaries provided or made available to such Scripps Bidder that was not previously provided or made available to Journal;

(ii)           without limiting its rights under Article 13, to withdraw, modify, qualify in a manner adverse to Journal, condition or refuse to make the Scripps Board Recommendation (it being understood that the Scripps Board may refrain from taking a position with respect to a Scripps Acquisition Proposal until the close of business of the tenth (10th) Business Day following a written request by Journal to the Scripps Board to affirm the Scripps Board Recommendation after the first public announcement of such Scripps Acquisition Proposal without such action being considered an adverse modification) (the "Change in the Scripps Board Recommendation") or approve, endorse, recommend, execute or enter into, any Scripps Acquisition Agreement solely in response to a Scripps Superior Proposal only if (A) such Scripps Superior Proposal did not result from a breach of the provisions of this Section 9.02 by Scripps or any of its Subsidiaries, (B) the Scripps Board concludes in good faith, after consultation with outside legal counsel, that failure to do so would reasonably likely violate its fiduciary obligations under Applicable Law, (C) without limiting Scripps’s obligation under Section 9.02(b)(i)(C), the Scripps Board provides written notice to Journal (a “Notice of Scripps Superior Proposal”) advising Journal that the Scripps Board has received a Scripps Superior Proposal, specifying the material terms and conditions of such Scripps Superior Proposal and identifying the Person making such Scripps Superior Proposal (and attaching any agreement and all material related documentation providing for such Scripps Superior Proposal) and indicating that the Scripps Board intends to make a Change in the Scripps Board Recommendation, (D) Scripps negotiates, and causes its Representatives to negotiate, in good faith with Journal and its Representatives during the Scripps Response Window, to the extent Journal wishes to negotiate, to enable Journal to make an offer or counteroffer to effect revisions to the terms of this Agreement and the other Transaction Agreements such that it would cause such Scripps Superior Proposal to no longer constitute a Scripps Superior Proposal, (E) if Journal does not, within five (5) Business Days of its receipt of the Notice of Scripps Superior Proposal (the “Scripps Response Window”), make an offer or a counteroffer that the Scripps Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation) and outside legal counsel to be at least as favorable to the Scripps Shareholders as such Scripps Superior Proposal; it being understood and agreed that, with respect to clauses (C), (D) and (E) of this Section 9.02(b)(ii), any material amendments to such Scripps Superior Proposal, including the financial terms of such Scripps Superior Proposal, shall each require the delivery of a new Notice of Scripps Superior Proposal and the commencement of a new Scripps Response Window; and
(iii)          to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Scripps Acquisition Proposal or make any disclosure to Scripps’s shareholders required by Applicable Law; provided, that the Scripps Board shall not withdraw or modify in a manner adverse to Journal the Scripps Board Recommendation except as permitted under subsection (ii) above. For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, an express rejection of any Scripps Acquisition Proposal or an express reaffirmation of the Scripps Board Recommendation shall not be deemed to be a Change in the Scripps Board Recommendation for purposes of this Agreement.

In addition to the foregoing, Scripps shall not submit to the vote of the Scripps Shareholders any Scripps Acquisition Proposal (including any Scripps Superior Proposal) other than the Transactions prior to the termination of this Agreement in accordance with its terms. Without limiting Section 9.02(a) and Scripps’s notice obligations in Section 9.02(b), (1) Scripps will promptly, and in any event within 24 hours, notify Journal in the event that Scripps or any of its Subsidiaries or its or their respective Representatives receives any Scripps Acquisition Proposal or any information related thereto, which notification shall include a summary of the material terms and conditions of the Scripps Acquisition Proposal and identify the Third Party making the same, and (2) Scripps shall keep Journal reasonably informed of any material developments with respect to any such Scripps Acquisition Proposal and any discussions and negotiations with respect to a Scripps Superior Proposal permitted pursuant to

Section 9.02(b)(i).  Scripps shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Scripps from providing to Journal any of the information required to be provided to Journal under this Section 9.02(b) within the time periods contemplated hereby.

(c)            Scripps shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Scripps Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Scripps Acquisition Proposal, and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information regarding Scripps or its Subsidiaries that was furnished by or on behalf of Scripps in connection with such activities, discussions or negotiations to promptly return or destroy all such information.  Without limiting this Section 9.02, it is agreed that any violation of the restrictions set forth in this Section 9.02 by any Representative of Scripps or any of its Subsidiaries shall constitute a breach of this Section 9.02 by Scripps.
Section 9.03  Intercompany Accounts. Except as set forth on Section 9.03 of the Scripps Disclosure Schedule, or as provided in the Employee Matters Agreement or the Tax Matters Agreements,  all intercompany accounts between Scripps or its Subsidiaries (other than the Scripps Newspaper Entities), on the one hand, and the Scripps Newspaper Entities, on the other hand, as of the Newspaper Merger Effective Time shall be cancelled at the Newspaper Merger Effective Time.

Section 9.04  Newco Financing. Scripps shall use commercially reasonable efforts to cause Newco to obtain the Newco Financing, including using commercially reasonable efforts to (a) negotiate definitive agreements with respect thereto and (b) satisfy all conditions to borrowing (to the extent in the control of Scripps or its Subsidiaries) included in such definitive agreements.

Section 9.05  Scripps Carve-Out Financial Statements. As soon as practicable, but in no event later than November 30, 2014, Scripps shall deliver to Journal the audited balance sheets as of December 31, 2013, 2012 and 2011, and the related audited statements of income and cash flows for each of the years then ended for the Scripps Newspaper Business and, if required by the SEC to be included in the Registration Statements, the Scripps Broadcast Business. Scripps shall also prepare and deliver to Journal all interim unaudited financial statements that the parties hereto and their advisors deem necessary or advisable to include or that the applicable securities laws and regulations require to be included in the Registration Statements. All financial statements referenced in this Section 9.05 shall comply with the applicable rules and standards of Regulation S-X required for the inclusion of such financial statements in the Registration Statements.

Section 9.06  Scripps Refinancing.  Scripps shall use commercially reasonable efforts to amend, or secure credit facilities to replace, the Scripps Credit Agreement (the “Scripps Refinancing”).

Section 9.07  Scripps Family Meeting.  Scripps shall, in accordance with the Scripps Family Agreement, duly call and give notice of, convene and hold no later than thirty-five (35) days following the date on which such notice is given, a meeting of Scripps Shareholders who are signatories to the Scripps Family Agreement (the “Scripps Family Meeting”) for the purpose of seeking the Scripps Shareholder Approval. Subject to the right of the Board of Directors of Scripps to make a Change in the Scripps Board Recommendation in compliance with Section 9.02(c), Scripps, through its Board of Directors, shall recommend to the signatories to the Scripps Family Agreement that they give the Scripps Shareholder Approval (the “Scripps Board Recommendation”) and Scripps shall take all lawful action to solicit and obtain the Scripps Shareholder Approval at the Scripps Family Meeting.  A copy of this Agreement or a summary thereof shall be sent to the Scripps Shareholders who are signatories to the Scripps Family Agreement with the notice of the Scripps Family Meeting.   If Scripps is unable to obtain a quorum of the Scripps Shareholders who are signatories to the Scripps Family Agreement at the Scripps Family Meeting, it shall use reasonable best efforts to cause such meeting to be adjourned or postponed in order to obtain such quorum.  Scripps shall cooperate with Journal in good faith to coordinate the timing of the Scripps Family Meeting such that it occurs on the same day that the Journal Shareholders’ Meeting occurs. Subject to Scripps’ or Journal’s right to terminate this Agreement under Article 13, Scripps agrees that it has an unqualified obligation to submit this Agreement to the Scripps Shareholders who are signatories to the Scripps Family Agreement at the Scripps Family Meeting.
Section 9.08  Scripps Shareholders’ Meeting.  Scripps shall, in accordance with its Organizational Documents and Applicable Law, following the conclusion of the Scripps Family Meeting, establish a Record Date for, duly call and give notice of, and convene and hold no later than thirty-five (35) days following the date on which such notice is given, a meeting of the Scripps Shareholders (the “Scripps Shareholders’ Meeting”) for the purpose of seeking the Scripps Shareholder Approval. Subject to the right of the Board of Directors of Scripps to make a Change in the Scripps Board Recommendation in compliance with Section 9.02(c), Scripps shall include in the proxy statement for the Scripps Shareholders’ Meeting the Scripps Board Recommendation and shall take all lawful action to solicit and obtain the Scripps Shareholder Approval. A copy of this Agreement or a summary thereof shall be sent to the Scripps Shareholders with the notice of the Scripps Shareholders’ Meeting.  If Scripps is unable to obtain a quorum of the Scripps Shareholders entitled to vote at the Scripps Shareholders’

Meeting, it shall adjourn or postpone the Scripps Shareholders’ Meeting if necessary in order to obtain such a quorum.  Subject to Scripps’ or Journal’s right to terminate this Agreement under Article 13, Scripps agrees that it has an unqualified obligation to submit this Agreement and the Transactions that require the Scripps Shareholder Approval to holders of the Scripps Common Voting Shares at the Scripps Shareholders’ Meeting.

Section 9.09  Shareholder Litigation.  Scripps will (a) promptly advise Journal in writing of any Action threatened, commenced or asserted against (i) it or any of its directors, officers or Affiliates or (ii) any Scripps Shareholder of which Scripps has Knowledge, in each case relating to this Agreement, the Mergers, or any of the other Transactions, and (b) give Journal the opportunity to reasonably participate in the defense or settlement of any such Action.  No compromise or full or partial settlement of any such Action will be agreed upon without Journal’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 9.10  GCIU—Employers Retirement Fund.  Scripps will use commercially reasonable efforts to withdraw, on behalf of itself and all of its Subsidiaries, from the GCIU Employers Retirement Fund in a complete withdrawal prior to the Scripps Newspaper Distribution.  Scripps will also use commercially reasonable efforts to negotiate a lump sum settlement of its withdrawal liability to the GCIU Employers Retirement Fund equal to (or less than) the present value of its monthly payments to the fund and obtain a release of all liability (including liability assessments of additional withdrawal liability in the event of a mass withdrawal, including any subsequent reallocation or redetermination of withdrawal liability) to the fund.  Newco will defend and indemnify Scripps from and against any future withdrawal liability assessments of additional withdrawal liability as a result of a mass withdrawal from the fund, including any subsequent reallocation or redetermination of withdrawal liability.  In the event that withdrawal is not accomplished prior to the Scripps Newspaper Distribution, Newco will cooperate with Scripps in completing the withdrawal and Scripps shall remain responsible for payment of the withdrawal liability.
Section 9.11  Scripps Shareholder Vote.  If Scripps or the Board of Directors of Scripps has taken any of the actions described in Section 13.01(e)(i)-(iii) after the First Date (a “Scripps Board Action”), then Journal may, on or prior to 11:59 p.m., Central Time, on the fifth (5th) day following the occurrence of a Scripps Board Action (the “Journal Second Date”), deliver to Scripps a written notice explicitly (a) directing Scripps to submit this Agreement and the Transactions to the Scripps Shareholders at the Scripps Family Meeting and (b) waiving any rights that Journal may have to any payment by Scripps under Section 13.03 of this Agreement other than pursuant to Section 13.03(j).  If Journal has not delivered the foregoing notice to Scripps by 11:59 p.m., Central Time, on the Journal Second Date, then Journal shall be deemed to have terminated this Agreement pursuant to Section 13.01(e)(i)-(iii) and be entitled only to the payment by Scripps under Section 13.03(e). Scripps shall comply with any direction delivered to it in accordance with this Section 9.11.

ARTICLE 10
COVENANTS OF JOURNAL

Section 10.01  Conduct of Journal.  Except as set forth on Section 10.01 of the Journal Disclosure Schedule or as expressly contemplated by the Transaction Agreements, as required by Applicable Law or as consented to in writing by Scripps (such consent not to be unreasonably withheld, conditioned or delayed) from the date hereof until the Broadcast Merger Effective Time, Journal shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (a) preserve intact its present business organization, (b) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (c) keep available the services of its directors, officers and key employees, subject to limitations on Journal’s ability to increase their benefits and compensation under this Agreement, (d) maintain existing relationships with its customers, lenders, suppliers and others having material business relationships with it and (e) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, prior to the Broadcast Merger Effective Time, except as set forth on Section 10.01 of the Journal Disclosure Schedule or as expressly contemplated by the Transaction Agreements, without the prior written consent of Scripps (such consent not to be unreasonably withheld, conditioned or delayed), Journal shall not, nor shall it permit any Subsidiary to:

(i)            amend its Organizational Documents (whether by merger, consolidation or otherwise); provided, however, that Journal shall be permitted to, and shall permit any Subsidiary to, make any such amendment insofar as such amendment would not materially impair, impede or delay the Transactions;
(ii)           split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire, or offer to redeem, repurchase, or otherwise acquire, any Journal Securities, except for cash dividends paid to Journal or its Subsidiaries; provided, however, that Journal and its Subsidiaries shall be permitted to effect any such split, combination, reclassification, declaration, set aside, or payment, so long as it would not materially impair, impede or delay the Transactions;

(iii)           (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, or amend any term of (whether by merger, consolidation or otherwise), any Journal Securities, except pursuant to the exercise, vesting or conversion of any Journal Securities outstanding on the date hereof, or (B) issue any Journal Security that would vest or become exercisable or convertible prior to the Broadcast Merger Effective Time;

(iv)           incur any material capital expenditures or any material obligations or liabilities in respect thereof, except for any such incurrence in the ordinary course of business consistent with past practice;

(v)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in ordinary course of business consistent with past practice and that would not delay or impair the Transactions, or enter into any other transaction that would delay or impair the Transactions;

(vi)          sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of its or its Subsidiaries’ assets, securities, properties, interests or businesses, other than any such sales, leases or transfers (including sales of inventory or products), and any such creation or incurrence, made in the ordinary course of business consistent with past practice and except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Journal Newspaper Business or the Journal Broadcast Business;

(vii)         other than in connection with actions permitted by Section 10.01(iv) or Section 10.01(v), make any loans, advances or capital contributions (other than the contributions contemplated by Article 3) to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii)        create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money) outstanding at any time greater than as permitted under the Journal Credit Agreement, except for intercompany indebtedness which will be settled in accordance with Section 10.03;

(ix)           enter into any Contract that limits or otherwise restricts in any material respect Journal or any of its Subsidiaries or any successor thereto, or that could, after the Newspaper Merger Effective Time, limit or restrict in any material respect Newco or any of its Subsidiaries, from engaging or competing in any line of business, in any location or with any Person;
(x)           other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any adverse respect or terminate or permit non-renewal of any Journal Material Contract (or any Contract entered into after the date hereof that would have been a Journal Material Contract if such Contract had been entered into prior to the date hereof) or otherwise waive, release or assign any material rights, claims or benefits of Journal or any of its Subsidiaries;

(xi)           (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any employee, (B) increase benefits payable under any existing severance or termination pay policies or employment agreements of or applicable to any employee, (C) enter into any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amend any such existing agreement) with any employee, (D) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any employee or (E) increase compensation, bonus or other benefits payable to any employee, other than, in the case of this clause (E), increases in the ordinary course of business consistent with past practice; provided that in no event shall the aggregate amount of any such increases be more than five percent (5%) of the aggregate total of such compensation, bonus or other benefits paid to all employees immediately prior to the date hereof;

(xii)          change in any material respect its methods of accounting, except as required by changes in GAAP, Applicable Law or the Public Company Accounting Oversight Board, as agreed to by its independent public accountants;

(xiii)         settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against it or its Subsidiaries, except in each case as would not have a Journal Material Adverse Effect, or (B) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiv)         make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xv)          take any action (except as permitted under clauses (i) through (xiv) of this Section 10.01) that would make any representation or warranty of Journal hereunder inaccurate in any material respect at, or as of any time before, the Broadcast Merger Effective Time; or

(xvi)         agree, resolve or commit to do any of the foregoing.
Section 10.02  No Solicitation; Other Offers

(a)           From the date hereof until the Broadcast Merger Effective Time or, if earlier, until this Agreement is terminated in accordance with Article 13, except as expressly permitted by this Section 10.02, Journal shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Journal Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with or otherwise cooperate with, or knowingly assist, participate in, facilitate or encourage any effort by, or furnish any information relating to Journal or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Journal or any of its Subsidiaries to, any Third Party that is seeking to make, or has made, a Journal Acquisition Proposal or (iii) enter into any agreement, agreement in principle, letter of intent, term sheet, memorandum of understanding or other similar instrument relating to a Journal Acquisition Proposal (other than a confidentiality agreement referred to in Section 10.02(b)) (each, a “Journal Acquisition Agreement”).

(b)           Notwithstanding anything in this Agreement to the contrary, from the date hereof and prior to obtaining the Journal Shareholder Approval, Journal and its Board of Directors (the “Journal Board”) and their Representatives shall be permitted:

(i)            to engage in discussions and negotiations with, and furnish information to, any Third Party in response to a Journal Acquisition Proposal by any such Third Party (a “Journal Bidder”) if, and only to the extent that, (A) such Journal Acquisition Proposal did not result from a breach of the provisions of this Section 10.02 by Journal or any of its Subsidiaries; (B) the Journal Board concludes in good faith, based on the information then available and after consultation with a nationally recognized financial advisor and outside legal counsel, that such Journal Acquisition Proposal constitutes or is reasonably likely to result in a Journal Superior Proposal; (C) the Journal Board concludes in good faith, based on the information then available and after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; (D) prior to providing any information or data to any such Journal Bidder or entering into any discussions or negotiations with any such Journal Bidder, Journal promptly notifies Scripps of (1) its intent to so furnish information or enter into discussions and negotiations with such Journal Bidder, (2) the name of such Journal Bidder and (3) a summary of the material terms and conditions of any such Journal Acquisition Proposal, (E) prior to providing any information or data to any such Journal Bidder, Journal receives from such Journal Bidder an executed confidentiality agreement, the terms of which are no less favorable to Journal, in any material respect, than those contained in the Confidentiality Agreement, and (F) Journal promptly provides or makes available to Scripps any non-public information concerning Journal or its Subsidiaries provided or made available to such Journal Bidder that was not previously provided or made available to Scripps;
(ii)           without limiting its rights under Article 13, to withdraw, modify, qualify in a manner adverse to Scripps, condition or refuse to make the Journal Board Recommendation (it being understood that the Journal Board may refrain from taking a position with respect to a Journal Acquisition Proposal until the close of business of the tenth (10th) Business Day following a written request by Scripps to the Journal Board to affirm the Journal Board Recommendation after the first public announcement of such Journal Acquisition Proposal without such action being considered an adverse modification) (the “Change in the Journal Board Recommendation”) or approve, endorse, recommend, execute or enter into, any Journal Acquisition Agreement solely in response to a Journal Superior Proposal only if (A) such Journal Superior Proposal did not result from a breach of the provisions of this Section 10.02 by Journal or any of its Subsidiaries, (B) the Journal Board concludes in good faith, after consultation with outside legal counsel, that failure to do so would reasonably likely violate its fiduciary obligations under Applicable Law, (C) without limiting Journal’s obligation under Section 10.02(b)(i)(C), the Journal Board provides written notice to Scripps (a “Notice of Journal Superior Proposal”) advising Scripps that the Journal Board has received a Journal Superior Proposal, specifying the material terms and conditions of such Journal Superior Proposal and identifying the Person making such Journal Superior Proposal (and attaching any agreement and all material related documentation providing for such Journal Superior Proposal) and indicating that the Journal Board intends to make a Change in the Journal Board Recommendation, (D) Journal negotiates, and causes its Representatives to negotiate, in good faith with Scripps and its Representatives during the Journal Response Window, to the extent Scripps wishes to negotiate, to enable Scripps to make an offer or counteroffer to effect revisions to the terms of this Agreement and the other Transaction Agreements such that it would cause such Journal Superior Proposal to no longer constitute a Journal Superior Proposal, (E) if Scripps does not, within five (5) Business Days of its receipt of the Notice of Journal Superior Proposal (the “Journal Response Window”), make an offer or a counteroffer that the Journal Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation) and outside legal counsel to be at least as favorable to the Journal Shareholders as such Journal Superior Proposal; it being understood and agreed that, with respect to clauses (C), (D) and (E) of this Section 10.02(b)(ii), any material amendments to such Journal Superior Proposal, including the financial terms of such Journal Superior Proposal, shall each require the delivery of a new Notice of Journal Superior Proposal and the commencement of a new Journal Response Window; and

(iii)          to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Journal Acquisition Proposal or make any disclosure to Journal’s shareholders required by Applicable Law; provided, that the Journal Board shall not withdraw or modify in a manner adverse to Scripps the Journal Board Recommendation except as permitted under subsection (ii) above. For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, an express rejection of any Journal Acquisition Proposal or an express reaffirmation of the Journal Board Recommendation shall not be deemed to be a Change in the Journal Board Recommendation for purposes of this Agreement.

In addition to the foregoing, Journal shall not submit to the vote of the Journal Shareholders any Journal Acquisition Proposal (including any Journal Superior Proposal) other than the Transactions prior to the termination of this Agreement in accordance with its terms. Without limiting Section 10.02(a) and Journal’s notice obligations in Section 10.02(b), (1) Journal will promptly, and in any event within 24 hours, notify Scripps in the event that Journal or any of its Subsidiaries or its or their respective Representatives receives any Journal Acquisition Proposal or any information related thereto, which notification shall include a summary of the material terms and conditions of the Journal Acquisition Proposal and identify the Third Party making the same, and (2) Journal shall keep Scripps reasonably informed of any material developments with respect to any such Journal Acquisition Proposal and any discussions and negotiations with respect to a Journal Superior Proposal permitted pursuant to Section 10.02(b)(i).  Journal shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Journal from providing to Scripps any of the information required to be provided to Scripps under this Section 10.02(b) within the time periods contemplated hereby.
(c)           Journal shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Journal Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Journal Acquisition Proposal, and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information regarding Journal or its Subsidiaries that was furnished by or on behalf of Journal in connection with such activities, discussions or negotiations to promptly return or destroy all such information.  Without limiting this Section 10.02, it is agreed that any violation of the restrictions set forth in this Section 10.02 by any Representative of Journal or any of its Subsidiaries shall constitute a breach of this Section 10.02 by Journal.

Section 10.03  Intercompany Accounts. Except as set forth on Section 10.03 of the Journal Disclosure Schedule or as provided for in the Tax Matters Agreements, all intercompany accounts between Journal or its Subsidiaries (other than the Journal Newspaper Business), on the one hand, and the Journal Newspaper Entities, on the other hand, as of the Newspaper Merger Effective Time shall be cancelled at the Newspaper Merger Effective Time.

Section 10.04  Newco Financing.

(a)           Journal shall use commercially reasonable efforts to cause Newco to obtain the Newco Financing, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy all conditions to borrowing (to the extent in the control of Journal or its Subsidiaries) included in such definitive agreements.

(b)           Journal shall use commercially reasonable efforts to assist Scripps in securing the Scripps Refinancing, including providing any financial or other information reasonably requested by Scripps in connection therewith.

Section 10.05  Journal Carve-Out Financial Statements. As soon as practicable, but in no event later than November 30, 2014, Journal shall deliver to Scripps, the audited balance sheet as of December 29, 2013, December 30, 2012 and December 25, 2011, and the related audited statements of income and cash flows for the years then ended for the Journal Newspaper Business and, if required by the SEC to be included in the Registration Statements, the Journal Broadcast Business.

Journal shall also prepare and deliver to Scripps all interim unaudited financial statements that the parties hereto and their advisors deem necessary or advisable to include or that the applicable securities laws and regulations require to be included in the Registration Statements. All such financial statements referenced in this Section 10.05 shall comply with the applicable rules and standards of Regulation S-X required for the inclusion of such financial statements in the Registration Statements.
Section 10.06  Journal Shareholders’ Meeting.  Journal shall, in accordance with its Organizational Documents and Applicable Law, establish a Record Date for, duly call and give notice of, and convene and hold no later than thirty-five (35) days following the date on which such notice is given, a meeting of the Journal Shareholders (the “Journal Shareholders’ Meeting”) for the purpose of seeking the Journal Shareholder Approval. Subject to the right of the Board of Directors of Journal to make a Change in the Journal Board Recommendation in compliance with Section 10.02(c), Journal shall, through its Board of Directors, recommend to the Journal Shareholders that they give the Journal Shareholder Approval (the “Journal Board Recommendation”) and Journal shall include the Journal Board Recommendation in the proxy statement for the Journal Shareholders’ Meeting and shall take all lawful action to solicit and obtain the Journal Shareholder Approval.  A copy of this Agreement or a summary thereof and the dissenters’ notice and attachments thereto required pursuant to Sections 180.1301 through 180.1331 of the WBCL shall be sent to the Journal Shareholders with the notice of the Journal Shareholders’ Meeting.  If Journal is unable to obtain a quorum of the Journal Shareholders at the Journal Shareholders’ Meeting, Journal shall adjourn or postpone the Journal Shareholders’ Meeting if necessary in order to obtain such a quorum.  Journal shall cooperate with Scripps in good faith to coordinate the timing of the Journal Shareholders’ Meeting such that it occurs on the same day that the Scripps Family Meeting occurs.  Subject to Journal’s or Scripps’ right to terminate this Agreement under Article 13, Journal agrees that it has an unqualified obligation to submit this Agreement and the Transactions to the Journal Shareholders at the Journal Shareholders’ Meeting.

Section 10.07  Stockholder Litigation.  Journal will (a) promptly advise Scripps in writing of any Action threatened, commenced or asserted against (i) it or any of its directors, officers or Affiliates or (ii) any Journal Shareholder of which Journal has Knowledge, in each case relating to this Agreement, the Mergers, or any of the other Transactions, and (b) give Scripps the opportunity to reasonably participate in the defense or settlement of any such Action.  No compromise or full or partial settlement of any such Action will be agreed upon without Scripps’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 10.08  Journal Shareholder Vote.  If Journal or the Board of Directors of Journal has taken any of the actions described in Section 13.01(f)(i)-(iii) after the First Date (a “Journal Board Action”), then Scripps may, on or prior to 11:59 p.m., Central Time, on the fifth (5th) day following the occurrence of a Journal Board Action (the “Scripps Second Date”), deliver to Journal a written notice explicitly (a) directing Journal to submit this Agreement and the Transactions to the Journal Shareholders at the Journal Shareholder’s Meeting and (b) waiving any rights that Scripps may have to any payment by Journal under Section 13.03 of this Agreement other than pursuant to Section 13.03(g).  If Scripps has not delivered the foregoing notice to Journal by 11:59 p.m., Central Time, on the Scripps Second Date, then Scripps shall be deemed to have terminated this Agreement pursuant to Section 13.01(f)(i)-(iii) and be entitled only to the payment by Journal under Section 13.03(f). Journal shall comply with any direction delivered to it in accordance with this Section 10.08.

ARTICLE 11
COVENANTS OF SCRIPPS, JOURNAL AND NEWCO

Section 11.01  Reasonable Best Efforts; Governmental Approvals and Third-Party Consents Generally.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under this Agreement and Applicable Law to consummate, in the most expeditious manner practicable, the Transactions, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all Governmental Approvals and Consents that are necessary, proper or advisable to consummate the Transactions, (c) defending against any Actions challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions except as reasonably required to obtain the FCC Consent or HSR Clearance, (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action, including an action that would limit freedom of action (or otherwise agreeing to do any of the foregoing) with respect to or ability to retain any of its or Newco’s Subsidiaries (as of immediately following the Newspaper Merger Effective Time) or any of their respective Affiliates’ businesses, assets or properties except as provided in

Section 8.14 of the Journal Disclosure Schedule or as reasonably required to obtain the FCC Consent or HSR Clearance or (iii) making any monetary or other payment in order to obtain any Consent. Notwithstanding anything to the contrary contained herein, in connection with consummation of the Transactions, no party hereto shall take any action described in clause (i), (ii) or (iii) of the immediately preceding sentence prior to the Closing Date without the prior written consent of the other party, or be required to take such action if the effectiveness of which is not conditioned on the consummation of the Transactions hereunder.  Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any Governmental Approvals and Consents to be obtained pursuant to this Section 11.01.

Section 11.02  HSR Act Filings.  Within fifteen (15) Business Days after the date hereof, the parties hereto shall make or cause to be made any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act, with respect to the Transactions (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation.  Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance”.  Scripps shall pay one-half (1/2) and Journal shall pay one-half (1/2) of any HSR Act filing fees relating to the Transactions, except that if more than one HSR Act filing is necessary because a party hereto has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings, in each case, irrespective of whether the Transactions are consummated.
Section 11.03  FCC Filings

(a)           Within fifteen (15) Business Days after the date hereof, the parties hereto shall cause to be filed with the FCC one or more applications (collectively, the “FCC Application”) requesting FCC consent to the transfer of control of the FCC Transfer Licenses from Journal to Scripps. FCC consent to the FCC Application with respect to the FCC Transfer Licenses is referred to herein as the “FCC Consent”.  The FCC Application will contain commitments to divest and requests for waivers as set forth in Section 8.14 of the Journal Disclosure Schedule.  The parties hereto shall diligently prosecute the FCC Application and otherwise take all actions as may be necessary to obtain the FCC Consent as soon as possible. Scripps shall pay one-half (1/2), and Journal shall pay one-half (1/2), of the FCC filing fees relating to the Transactions, irrespective of whether the Transactions are consummated.  Each party hereto shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party.  No party hereto shall take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of the FCC Consent.  Journal shall promptly enter into tolling, assignment and assumption or similar agreements, if necessary, in connection with the FCC Application.  If the Closing Date shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party hereto shall have terminated this Agreement pursuant to Article 13, Scripps and Journal shall jointly request extensions of the effective period of the FCC Consent until the Closing Date occurs or this Agreement is otherwise terminated; provided, however, that no such extension of the FCC Consent shall limit the right of either party hereto to exercise such party’s rights under Article 13.

(b)           Journal shall prosecute each application for renewal of any Primary Journal FCC License (a “Renewal Application”) that is pending on the date hereof, and shall timely file and prosecute any Renewal Application that is required to be filed by it prior to or on the Closing Date.  For each Renewal Application that is pending on the date hereof or that otherwise may become eligible for grant by the FCC prior to the Closing Date, Journal shall, to the extent reasonably necessary to expedite grant by the FCC of that Renewal Application and thereby to facilitate grant of the FCC Application, enter into a tolling, assignment and assumption or similar agreement with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against the relevant Journal Station in connection with (i) any pending complaints that the Journal Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Journal Station with respect to which the FCC may permit Journal to enter into a tolling assignment and assumption or similar agreement.  With respect to those Journal Stations for which a Renewal Application is pending or must be filed during the pendency of the FCC Application, to avoid disruption or delay in the processing of the FCC Application, but without limiting Journal’s obligation set out in this Section 11.03(b) to use its reasonable best efforts to pursue the grant of any pending Renewal Application prior to the Closing Date through a tolling or similar agreement with the FCC, Scripps agrees, as part of the FCC Application, to request that the FCC apply its policy permitting the transfer of control of broadcast licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications (the “FCC Renewal Policy”).  Scripps shall make such representations and agree to such undertakings as are required to be made to invoke the FCC Renewal Policy, including undertakings to assume, as between the parties hereto and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application.
(c)           Notwithstanding anything in this Agreement to the contrary, Scripps and Journal each agree to use their respective reasonable best efforts to take promptly any and all steps necessary to eliminate each and every impediment and obtain all consents under any antitrust or competition law, rule or regulation (including the HSR Act), or any communications or broadcast law, rule or regulation (including the Communications Act and the rules, regulations and written decisions and policies of the FCC promulgated pursuant thereto), that may be required by the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local governmental authority, or any applicable non-U.S. antitrust or competition Governmental Authority, in each case having competent jurisdiction, so as to enable the parties hereto to close the Transactions as promptly as practicable, including committing to or effecting, by consent decree, pocket consent decree, hold separate orders, trust or otherwise, divestitures or limitations on freedom of action as are required in order to obtain the FCC Consent or the HSR Clearance and to avoid the entry of (or to effect the dissolution of or vacate or lift) any order that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.  Notwithstanding anything to the contrary in this Section 11.03(c), if any of the consents or approvals (or elimination of impediments) contemplated by the preceding sentence have not been obtained (or eliminated), in each case as of the date that is six (6) months following the date hereof, and if Scripps or Journal, after consultation with Journal or Scripps, as the case may be, determines, or, if at any time after the date hereof, the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local governmental authority, or any applicable non-U.S. antitrust or competition Governmental Authority, has indicated, that a divestiture or other relief is required to obtain the FCC Consent (other than the divestitures set forth at Section 8.14 of the Journal Disclosure Schedule) or the HSR Clearance, or otherwise to remove any impediment or to obtain any required consents under any antitrust or competition law, rule or regulation or under the Communications Laws in connection with the consummation of the Transactions, then Scripps or Journal, as the case may be, shall have the right to provide written notice of such determination or indication to Journal or Scripps, as the case may be (a “Divestiture Notice”).  Upon receipt of a Divestiture Notice, Journal or Scripps, as the case may be, shall promptly (and in all respects prior to the End Date) agree to implement or cause to be implemented such divestiture, but conditioned on consummation of the Transactions hereunder.  Further, and for the avoidance of doubt, Scripps and Journal will take any and all actions necessary in order to ensure that (i) no requirement for any non-action, consent or approval of FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local governmental authority, or any applicable non-U.S. antitrust or competition governmental authority, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any antitrust or competition law or any Communications Law would preclude consummation of the Transactions on or before the End Date.
Section 11.04  Cooperation.  In connection with their obligations pursuant to this Article 11 with respect to pursuing the FCC Consent and the HSR Clearance, Scripps and Journal shall (a) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement or the Transactions, (b) notify each other of all documents filed with, submitted to or received from any Governmental Authority with respect to this Agreement, the Scripps Stations, the Journal Stations or the Transactions (and provide each other copies of such documents), (c) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing or submission hereunder and (d) reasonably cooperate with each other in connection with and in advance of any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before any Governmental Authority relating to this Agreement or the Transactions, including any Action initiated by a private party.  Each of Scripps and Journal (i) shall have the right to review in advance, and to the extent practicable each will consult with each other on, all information that appears in any filing made with, or written materials submitted to, any Governmental Authority with respect to this Agreement or the Transactions, and (ii) shall give the other a reasonable opportunity to attend and participate in meetings and telephone conferences with any such Governmental Authority relating to the foregoing, to the extent not prohibited by the Governmental Authority.  With regard to any sharing of information between the parties contemplated under this Section 11.04, (A) any disclosure of information shall be done in a manner consistent with Applicable Law, (B) information may be withheld as necessary to address reasonable attorney-client privilege concerns or as necessary to comply with restrictions set forth in Contracts and (C) either party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only.”  Neither Scripps nor Journal shall file any amendment to the FCC Application or, after grant of the FCC Consent, request any modification of the FCC Consent without the consent of the other party hereto, such consent not to be unreasonably withheld or delayed.

Section 11.05  SEC Filings.

(a)           As promptly as practicable after the date hereof, (i) Scripps and Journal shall jointly prepare, and Scripps shall cause to be filed with the SEC, the applicable Registration Statement required to register under the Securities Act the Scripps Class A Common Shares to be issued in connection with the Broadcast Merger and (ii) Scripps and Journal shall jointly prepare and cause to be filed with the SEC the applicable Registration Statement required to register under the Securities Act and the Exchange Act, as applicable, the Newco Common Stock to be issued and distributed in connection with the Newspaper Mergers. Scripps and Journal shall cooperate with one another (A) in connection with the preparation of the Registration Statements and any amendments or supplements thereto, including by furnishing all information concerning such party and its Subsidiaries as may be reasonably requested by the other party hereto in connection with the preparation, filing and distribution thereof and (B) in timely taking such actions or making such filings, including any filings with a national securities exchange and furnishing information required in connection therewith or with the Registration Statements.
(b)           Each of Scripps and Journal shall provide the other party hereto and their respective counsel with any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statements, promptly after receipt of those comments or other communications. Each of Scripps and Journal and their respective counsel shall jointly participate in the response to such comments, including by participating in any discussions or meetings with the SEC. Scripps and Journal shall use their reasonable best efforts to cause the Registration Statements to become effective under the Securities Act and the Exchange Act, as applicable, as promptly as practicable after such filing and to keep the Registration Statements effective as long as is necessary to consummate the Distributions and the Mergers. The Registration Statements shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act or the Exchange Act, as applicable, including compliance with the disclosure and mailing requirements of Schedules 14A and 14C.  As promptly as practicable after the Registration Statements have become effective, (i) Scripps shall mail the joint proxy statement included in the Registration Statements to the holders of Scripps Common Shares as of the Record Date for the Scripps Shareholders’ Meeting and (ii) Journal shall mail the joint proxy statement included in the Registration Statements to the holders of Journal Common Stock as of the Record Date for the Journal Shareholders’ Meeting.

Section 11.06  Public Announcements. Scripps and Journal shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Transaction Agreements or the Transactions and, except as may be required by Applicable Law, court process or any listing agreement with or rule of any national securities exchange or association (in which case the party hereto proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party hereto before issuing any such press release or making any such public announcement), and except to the extent the disclosure is consistent with prior disclosure permitted by this Section 11.06, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.  The parties hereto agree that the initial press release to be issued with respect to the Transactions immediately following execution of this Agreement shall be in the form agreed to by Scripps and Journal.

Section 11.07  Further Assurances. At and after the Newspaper Merger Effective Time, the respective officers and directors of Scripps Spinco Surviving Corporation and Journal Spinco Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Scripps Spinco and Journal Spinco, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Scripps Spinco or Journal Spinco, any other actions and things to vest, perfect or confirm of record or otherwise in Scripps Spinco Surviving Corporation or Journal Spinco Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Scripps Spinco or Journal Spinco acquired or to be acquired by Scripps Spinco Surviving Corporation or Journal Spinco Surviving Corporation as a result of, or in connection with, the applicable Newspaper Merger.
Section 11.08  Access to Information.

(a)           From the date hereof until the Broadcast Merger Effective Time or earlier termination of this Agreement in accordance with its terms, and subject to Applicable Law and the Confidentiality Agreement, each of Scripps and Journal shall, and shall cause their respective Subsidiaries and Representatives to, (i) give to the other party hereto and its Representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to the other party hereto and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with the other party hereto in its investigation. Any investigation pursuant to this Section 11.08 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party hereto. Notwithstanding anything to the contrary in this Section 11.08(a), no Person shall be required to provide access to information of the type described in the immediately preceding sentence if such information constitutes proprietary customer or supplier information or if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that the withholding party first uses commercially reasonable efforts to provide such information in a manner that does not violate any such disclosure obligations or privilege. No information or knowledge obtained in any investigation pursuant to this Section 11.08 shall affect or be deemed to modify any representation or warranty made by any party hereto hereunder.  All information exchanged pursuant to this Section 11.08 shall be held by the parties hereto as Evaluation Material, as such term is used in the Confidentiality Agreement, and shall be subject to the terms of the Confidentiality Agreement.

(b)           Without limiting the generality of the foregoing, the access contemplated by this Section 11.08 shall include the right on the part of each of Scripps and Journal, at its own expense, to conduct, during normal business hours and at reasonable times, a site visit and Phase I or II environmental site assessments, in each case in respect of any of the properties or facilities of Scripps and its Subsidiaries, in the case of Journal, and of Journal and its Subsidiaries, in the case of Scripps, for the purpose of assessing environmental, health and safety compliance with Applicable Law. Journal and Scripps shall each have the right to approve in advance, the scope of work for any sampling or other invasive activities to be conducted on property or at facilities which Journal or Scripps or their Subsidiaries owns or operates, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)           From the date hereof until the Closing Date or earlier termination of this Agreement in accordance with its terms, and subject to Applicable Law and the Confidentiality Agreement, Scripps shall, no later than the 25th day of each calendar month, provide Journal with such unaudited financial statements of Scripps, the Scripps Newspaper Business and the Scripps Broadcast Business as are provided to and used by Scripps’s management as of and for the month ending on the last day of the immediately preceding calendar month.

(d)           From the date hereof until the Closing Date or earlier termination of this Agreement in accordance with its terms, and subject to Applicable Law and the Confidentiality Agreement, Journal shall, no later than the 25th day of each calendar month, provide Scripps with such unaudited financial statements of Journal, the Journal Newspaper Business and the Journal Broadcast Business as are provided to and used by Journal’s management as of and for the month ending on the last day of the immediately preceding calendar month.
Section 11.09  Notices of Certain Events. Each of Scripps and Journal shall promptly notify, and provide copies of related notices, correspondence and documentation to, the other of:

(a)           any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(b)           any material notice or other communication from any Governmental Authority in connection with the Transactions;

(c)           any  discovery by such party that any of its representations and warranties contained in this Agreement was, when made, or has subsequently become, untrue or inaccurate in any material respect (except with respect to any representations and warranties including the word “Material Adverse Effect,” “ material” or words of similar import, with respect to which, in each such case, such party shall provide such notice if it discovers that such representations and warranties were untrue or inaccurate in any respect);

(d)           any failure of that party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(e)           any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Scripps or any of its Subsidiaries or Journal or any of its Subsidiaries, as the case may be, that, if pending on the date hereof, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the Transactions; and

(f)           any notice of termination, cancellation or non-renewal of any Scripps Material Contract or Journal Material Contract (or any Contract entered into after the date hereof that would have been a Scripps Material Contract or Journal Material Contract if such Contract had been entered into prior to the date hereof); provided, however, that the delivery of any notice pursuant to this Section 11.09 shall not affect or be deemed to modify any representation or warranty made by any party hereto hereunder or limit or otherwise affect the remedies available hereunder to the party hereto receiving that notice.

Section 11.10  Governance of Newco.  Scripps and Journal shall cause Newco to, and Newco shall, take all actions necessary so that at the Newspaper Merger Effective Time, the Newco Board of Directors shall initially consist of seven or eight directors, one of whom initially shall be the Chief Executive Officer of Newco, one of whom initially shall be the Chairman of the Board of Newco and none of whom shall include any signatory to the Scripps Family Agreement or any member of the Board of Directors or officer of Scripps upon consummation of the Broadcast Merger.  No officer or director of Newco or any of its Subsidiaries shall be an officer of director of Scripps or any of its Subsidiaries.

Section 11.11  Non-Solicitation of Employees.
(a)           Subject to the next sentence, from and after the Closing Date, Scripps shall not, and shall cause its Affiliates not to, solicit, induce or attempt to induce any employees of Newco or its Affiliates to leave the employ of Newco or such Affiliate; provided that Scripps and its Affiliates shall not be precluded from hiring any employee of Newco or its Affiliates (i) who initiates discussions regarding employment with Scripps, or an Affiliate of Scripps, without any direct or indirect solicitation or inducement by Scripps or its Affiliates, (ii) who responds to a general solicitation to the public or a general advertising not directly aimed at employees of Newco or its Affiliates or (iii) (A) who has been terminated from his or her employment by Newco or its Affiliate or (B) who has terminated his or her employment with Newco or its Affiliate and in the case of this clause (iii)(B) at least six (6) months have elapsed since such termination. The covenant set forth in the preceding sentence shall be effective (x) for a period of two (2) years from the Closing Date with respect to employees of Newco or its Affiliates who are vice-presidents or officers who are senior to vice president and (y) for a period of one (1) year from the Closing Date for all other employees of Newco or its Affiliates.

(b)           Subject to the next sentence, from and after the Closing Date, Newco shall not, and shall cause its Affiliates not to, solicit, induce or attempt to induce any employees of Scripps or its Affiliates to leave the employ of Scripps or the applicable Affiliate of Scripps, as the case may be; provided that Newco and its respective Affiliates shall not be precluded from hiring any employee of Scripps or the applicable Affiliate of Scripps (i) who initiates discussions regarding employment with Newco or its Affiliates without any direct or indirect solicitation or inducement by Newco or its Affiliates, (ii) who responds to a general solicitation to the public or a general advertising not directly aimed at employees of Scripps or the applicable Affiliate or (iii) (A) who has been terminated from his or her employment by Scripps or the applicable Affiliate of Scripps or (B) who has terminated his or her employment with Scripps or the applicable Affiliate of Scripps and in the case of this clause (iii)(B) at least six (6) months have elapsed since such termination. The covenant set forth in the preceding sentence shall be effective (x) for a period of two (2) years from the Closing Date with respect to employees of Scripps or its Affiliates who are vice-presidents or officers who are senior to vice president and (y) for a period of one (1) year from the Closing Date for all other employees of Scripps or its Affiliates.

(c)           If any provision contained in this Section 11.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 11.11, but this Section 11.11 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to be for a length of time not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 11.11 to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. The parties hereto acknowledge that Newco or Scripps, as the case may be, would be irreparably harmed by any breach of this Section 11.11 and that there would be no adequate remedy at law or in damages to compensate Newco or Scripps. The parties hereto agree that Newco and Scripps shall be entitled to injunctive relief requiring specific performance by the applicable other party hereto, as the case may be, of this Section 11.11.
Section 11.12  Transition Planning Committee.

(a)           Scripps and Journal shall form a “Transition Planning Committee” comprised of not more than five (5) representatives of Scripps and not more than five (5) representatives of Journal; provided that, in any case, the Transition Planning Committee shall be comprised of an equal number of representatives of Scripps and Journal. Scripps and Journal may replace any of their respective Representatives at any time or from time to time. The Transition Planning Committee shall be responsible for all aspects of transition planning from the date hereof until the Newspaper Merger Effective Time. All decisions of the Transition Planning Committee shall require the approval of a majority of its members. The Transition Planning Committee shall be entitled to incur reasonable expenses on behalf of Newco, including expenses in connection with the engagement of legal, financial, accounting and other advisors for Newco. The activities of the Transition Planning Committee will be conducted in accordance with Applicable Law.

(b)           The Transition Planning Committee shall seek to arrange financing (the “Newco Financing”) in an amount sufficient to provide appropriate cash reserves to fund the operations of Newco after the Newspaper Merger Effective Time and pay the fees and expenses incurred by or on behalf of Newco prior to the Newspaper Merger Effective Time.

(c)           The Transition Planning Committee shall be responsible for recommending those persons who will serve on the Board of Directors and as officers of Newco from and after the Newspaper Merger Effective Time (subject to Section 11.10), and will be entitled to retain at Newco’s expense recruiting or consulting firms to assist it in fulfilling such responsibilities.

Section 11.13  Tax-Free Transaction.

(a)           Prior to the Effective Time, each party hereto shall use its reasonable best efforts to (i) cause the SMI Newspaper Contribution and SMI Newspaper Distribution to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and will not take any action reasonably likely to cause such transactions not to so qualify; (ii) cause the SMI Newspaper Distribution to qualify as tax-free under Section 355(a) of the Code to Scripps and as tax-free to SMI under Section 361(c) of the Code, and will not take any action reasonably likely to cause such distribution not to so qualify; (iii) cause the Scripps Newspaper Contribution and Scripps Newspaper Distribution to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and will not take any action reasonably likely to cause such transactions not to so qualify; (iv) cause the Scripps Newspaper Distribution to qualify as tax-free under Section 355(a) of the Code to the Scripps Shareholders and as tax-free to Scripps under Section 361(c) of the Code, and will not take any action reasonably likely to cause such distribution not to so qualify; (v) cause the Journal Newspaper Contribution and Journal Newspaper Distribution to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and will not take any action reasonably likely to cause such transactions not to so qualify; (vi) cause the Journal Newspaper Distribution to qualify as tax-free under Section 355(a) of the Code to the Journal Shareholders, and will not take any action reasonably likely to cause such distribution not to so qualify; (vii) ensure that the Mergers will not cause the Scripps Spinco Common Stock to fail to be treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code; (viii) cause the Newspaper Mergers to qualify as exchanges described in Section 351 of the Code and/or reorganizations described in Sections 368(a)(1)(B) and/or 368(a)(2)(E) of the Code, and shall not take any action reasonably likely to cause the such transactions not to so qualify; (ix) cause the Broadcast Merger to qualify as a reorganization described in Section 368(a) of the Code, and shall not take any action reasonably likely to cause the such transaction not to so qualify and (x) for the avoidance of doubt, will not take any action reasonably likely to cause such Section 355(e) of Code to apply to the SMI Newspaper Distribution or the Scripps Newspaper Distribution.
(b)           Each of Scripps and Journal shall use its reasonable best efforts to obtain the opinions referred to in Sections 12.02(b) and 12.03(b), respectively.

(c)           Journal and the appropriate Subsidiaries of Journal shall take such actions as they deem necessary in order to cause elections under Section 336(e) of the Code to be made with respect to Journal Sentinel, Inc. and Journal Community Publishing Group, Inc. in connection with the Journal Newspaper Distribution.

Section 11.14  Director and Officer Indemnification and Liability Insurance.

(a)           At and after the Broadcast Merger Effective Time, upon the terms and conditions of this Section 11.14, Scripps shall indemnify and hold harmless and advance expenses to the present and former officers and directors of Scripps and its Subsidiaries, and each individual who prior to the Broadcast Merger Effective Time becomes an officer or director of any such entity (each, a “Scripps D&O Indemnified Person”), and the present and former officers, including any employed lawyers, and directors of Journal and its Subsidiaries, and each individual who prior to the Broadcast Merger Effective Time becomes an officer or director of any such entity (each, a “Journal D&O Indemnified Person” and together with each Scripps D&O Indemnified Person, the “D&O Indemnified Persons”), in respect of acts or omissions by them in their capacities as such occurring at or prior to the Broadcast Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) to the maximum extent permitted by law (“D&O Indemnified Losses”). Without limiting the generality of the foregoing, the D&O Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 11.14. Scripps shall periodically advance or reimburse each D&O Indemnified Person for all reasonable fees and expenses constituting D&O Indemnified Losses as such fees and expenses are incurred; provided that such D&O Indemnified Person shall agree to promptly repay to Scripps the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such D&O Indemnified Person is not entitled to be indemnified by Scripps in connection with such matter. In the event that Scripps sells, transfers or leases all or substantially all of its assets or is not a surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, Scripps shall, as a condition of any such transaction, cause such purchaser or such surviving corporation, as the case may be, to assume its obligations under this Section 11.14 upon the consummation of any such transaction.
(b)           For six (6) years after the Broadcast Merger Effective Time, Scripps shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Broadcast Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) covering each Scripps D&O Indemnified Person currently covered by the officers’ and directors’ liability insurance policy of Scripps on terms with respect to coverage and amount (including with respect to the payment of attorneys’ fees) no less favorable than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Scripps as of the date hereof for such insurance, then Scripps shall provide or cause to be provided a policy for Scripps D&O Indemnified Persons with the best coverage as shall then be available at 300% of the rate applicable to Scripps.

(c)           For six (6) years after the Broadcast Merger Effective Time, Scripps shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Broadcast Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) covering each Journal D&O Indemnified Person currently covered by the officers’ and directors’ liability insurance policy of Journal on terms with respect to coverage and amount (including with respect to the payment of attorneys’ fees) no less favorable than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Journal as of the date hereof for such insurance, then Scripps shall provide or cause to be provided a policy for Journal D&O Indemnified Persons with the best coverage as shall then be available at 300% of the rate applicable to Journal.

(d)           The rights of each D&O Indemnified Person and his or her heirs and legal representatives under this Section 11.14 shall be in addition to any rights such D&O Indemnified Person may have under the Organizational Documents of Newco, Scripps, Journal, or any Subsidiary of the foregoing corporations, under any agreement of any D&O Indemnified Person with any such entity, under ORC, the WBCL or under any other Applicable Law.

(e)           The obligations of Scripps shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person to whom this Section 11.14 applies unless (i) such termination or modification is required by Applicable Law or (ii) the affected D&O Indemnified Person shall have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnified Persons to whom this Section 11.14 applies shall be third party beneficiaries of this Section 11.14).

Section 11.15  Stock Exchange Listing. Newco, Scripps and Journal shall use their respective reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Newspaper Mergers to be listed on the NYSE, the NASDAQ Stock Market or other nationally recognized stock exchange in the United States, subject to official notice of issuance.  Scripps shall use its reasonable best efforts to cause the Scripps Class A Common Shares to be issued in the Broadcast Merger to be listed on the NYSE, subject to official notice of issuance.
Section 11.16  Transition Services Agreement. Scripps and Journal shall work in good faith with any integration consultant retained by or on behalf of Newco by the Transition Planning Committee to determine the services to be provided to Newco pursuant to the Transition Services Agreement.  Any services listed in the schedules or exhibits to the Transition Services Agreement are for illustrative purposes only.

Section 11.17  Replacement of Credit Support Arrangements.  The parties hereto shall use commercially reasonable efforts to cause Newco to provide, on or prior to the Closing Date, replacement Credit Support Arrangements with respect to (a) each Credit Support Arrangement issued by Scripps or any of Subsidiaries for the benefit of any Scripps Newspaper Entity or with respect to any Scripps Newspaper Liability or the Scripps Newspaper Business, in each case that is outstanding as of the Closing Date and (b) each Credit Support Arrangement issued by Journal or any of its Subsidiaries for the benefit of any Journal Newspaper Entity or with respect to any Journal Newspaper Liability or the Journal Newspaper Business, in each case that is outstanding as of the Closing Date (collectively, the “Existing Newspaper Credit Support Arrangements”).  Scripps and Journal shall cooperate to obtain any necessary release of the Existing Newspaper Credit Support Arrangements issued by Scripps or Journal in form and substance reasonably satisfactory to such parties.

Section 11.18  Insurance Policies.  Prior to the Newspaper Merger Effective Time, Scripps, Journal and Newco shall take all necessary actions (a) to cause Newco and the Newspaper Entities to be removed, with respect to occurrences transpiring (under occurrence-based policies) or claims first made (with respect to claims made policies) subsequent to the Newspaper Merger Effective Time, as insureds under any insurance policy covering Scripps and its Subsidiaries or Journal and its Subsidiaries and (b) to cause Newco, on behalf of itself and the Newspaper Entities after the Newspaper Merger Effective Time, to procure such insurance coverage as determined by Scripps, Journal and Newco, in good faith, to be necessary or advisable in connection with the operation of the Newspaper Business after the Newspaper Merger Effective Time, the cost of such coverage to be born solely by Newco.  From and after the Newspaper Merger Effective Time, Newco agrees that it shall not (and shall cause its Subsidiaries not to) make any claim against Scripps or any of its Subsidiaries or Journal or any of its Subsidiaries, or to any carrier under any insurance policy of Scripps and its Subsidiaries or Journal and its Subsidiaries alleging that Newco, any of its Subsidiaries or the Newspaper Business is entitled to coverage or reimbursement under any such Policy, with respect to occurrences transpiring (under occurrence-based policies) or claims first made (with respect to claims made policies) subsequent to the Newspaper Merger Effective Time.

Section 11.19  Mail and Other Communications.  After the Broadcast Merger Effective Time, Newco shall, and shall cause its Affiliates to, promptly remit to Scripps any checks, cash, payments, mail or other communications directed to Scripps, Journal or any of their respective Subsidiaries (other than the Newspaper Entities) that are received by Newco or any Affiliate thereof after the Broadcast Merger Effective Time and do not primarily relate to the Scripps Newspaper Business or the Journal Newspaper Business.  After the Broadcast Merger Effective Time, Scripps shall, and shall cause its Affiliates to, promptly remit to Newco any checks, cash, payments, mail or other communications directed to Newco or any Newspaper Entity that are received by Scripps or any Affiliate thereof after the Broadcast Merger Effective Time and do not primarily relate to the Scripps Broadcast Business or the Journal Broadcast Business.

Section 11.20  Joint Privilege.  Scripps and Newco acknowledge and agree that the attorney-client privilege, attorney work product and expectation of client confidence involving general business matters arising prior to the Newspaper Merger Effective Time for the benefit of both the Scripps Newspaper Business or the Journal Newspaper Business, on the one hand, and the Scripps Broadcast Business or the Journal Broadcast Business, on the other hand, shall, from and after the Newspaper Merger Effective Time, be subject to a joint privilege between Scripps and its Subsidiaries (which include Journal and its Subsidiaries after the Broadcast Merger Effective Time), on the one hand, and Newco and its Subsidiaries, on the other hand, and Scripps and Newco and their respective Subsidiaries shall have equal right to assert all such joint privilege and protection and no such joint privilege may be waived by (a) Scripps or any of its Subsidiaries without the prior written consent of Newco or (b) Newco or any of its Subsidiaries without the prior written consent of Scripps (such consent not to be unreasonably withheld, conditioned or delayed).

Section 11.21  Tax Matters and Employee Matters Agreements.  From the date hereof until the Closing Date or earlier termination in accordance with the terms hereof, the parties hereto shall cooperate in good faith to take all action reasonably necessary to effectuate the matters contemplated on and after the Closing Date by each of the Employee Matters Agreement and the Tax Matters Agreements.

Section 11.22  Section 16 Matters.  Prior to the Broadcast Merger Effective Time, each of Scripps and Journal shall take all such steps as may be required to cause (a) any dispositions of Journal Common Stock (including derivative securities with respect to Journal Common Stock) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Journal immediately prior to the Broadcast Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock) or any acquisitions of Scripps Common Stock (including derivative securities with respect to Scripps Common Stock) resulting from the Transactions by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Scripps or Newco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 12
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 12.01  Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) on or prior to the Closing Date of the following conditions:

(a)           no material provision of any Applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions;
(b)           the Registration Statements shall have been declared effective and no stop order suspending the effectiveness of the Registration Statements shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(c)           the shares of Newco Common Stock to be issued in the Newspaper Mergers and the Scripps Class A Common Shares to be issued in the Broadcast Merger shall have been approved for listing on the NYSE, the NASDAQ Stock Market or other nationally recognized stock exchange in the United States, subject to official notice of issuance;

(d)           (i) the FCC Consent and (ii) the HSR Clearance shall have been obtained;

(e)           the Scripps Refinancing shall be in place with funds available for borrowing thereunder from and after the Closing Date;

(f)           there shall not have been instituted any action or proceeding by any Governmental Authority that remains pending before any Governmental Authority (i) challenging or seeking to make illegal or prohibit the consummation of the Transactions, (ii) seeking to compel Newco or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Scripps Newspaper Business and the Journal Newspaper Business, taken as a whole; or (iii) seeking to compel Scripps, Journal or any of their respective Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Scripps Broadcast Business or the Journal Broadcast Business, except as provided in Section 8.14 of the Journal Disclosure Schedule;

(g)          each of the Transaction Agreements shall have been executed and delivered by each of the other parties hereto;

(h)          the Scripps Shareholder Approval and the Journal Shareholder Approval shall have been obtained; and

(i)           each of Television Networks ABC, NBC, CBS and Fox that are required to Consent to any of the Transactions pursuant to the network affiliation agreements to which Journal is (or any of the Journal Stations are) a party shall have so consented.

Section 12.02  Conditions to the Obligations of Scripps. The obligations of Scripps and each of its Subsidiaries that is a party hereto to consummate the Transactions to which it is party are further subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) on or prior to the Closing Date of the following conditions:

(a)           (i) Journal shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) subject to the standards set forth in Section 15.01(b), the representations and warranties of Journal contained in this Agreement, shall be true and correct as of the Closing Date, as if made on the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct  as of such date), and (iii) Scripps shall have received a certificate signed by an executive officer of Journal to the foregoing effect; and
(b)           Scripps shall have received an opinion of Baker & Hostetler LLP reasonably acceptable to Scripps dated the Closing Date, to the effect that: (i) the SMI Newspaper Contribution and the SMI Newspaper Distribution will qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; (ii) the SMI Newspaper Distribution will qualify as a distribution described in Section 355 of the Code; (iii) with respect to the SMI Newspaper Distribution, the Scripps Spinco Common Stock will be treated as “qualified property” for purposes of Section 361(c)(2) of the Code; (iv) the Scripps Newspaper Contribution and the Scripps Newspaper Distribution will qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; (v) the Scripps Newspaper Distribution will qualify as a distribution described in Section 355 of the Code; (vi) with respect to the Scripps Newspaper Distribution, the Scripps Spinco Common Stock will be treated as “qualified property” for purposes of Section 361(c)(2) of the Code; (vii) the exchange of Scripps Spinco Common Stock for Newco Common Stock pursuant to the Scripps Newspaper Merger will qualify as an exchange described in Section 351 of the Code and/or a reorganization described in Sections 368(a)(1)(B) and/or 368(a)(2)(E) of the Code; and (viii) the Broadcast Merger will qualify as a reorganization described in Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon appropriate representations of officers of Scripps, Journal and Newco, reasonably acceptable to such counsel, which representations shall be substantially finalized by the parties hereto and such counsel by not later than five (5) days prior to the Closing Date and updated on the Closing Date.

Section 12.03  Conditions to the Obligations of Journal. The obligations of Journal and each of its Subsidiaries that is a party hereto to consummate the Transactions to which it is party are further subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) on or prior to the Closing Date of the following conditions:

(a)           (i) Scripps shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) subject to the standards set forth in Section 15.01(a), the representations and warranties of Scripps contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date) and (iii) Journal shall have received a certificate signed by an executive officer of Scripps to the foregoing effect; and

(b)           Journal shall have received an opinion of Foley & Lardner LLP reasonably acceptable to Journal dated the Closing Date, to the effect that: (i) the Journal Newspaper Contribution and the Journal Newspaper Distribution will qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; (ii) the Journal Newspaper Distribution will qualify as a distribution described in Section 355 of the Code; (iii) the exchange of Journal Spinco Common Stock for Newco Common Stock pursuant to the Journal Newspaper Merger will qualify as an exchange described in Section 351 of the Code and/or a reorganization described in Sections 368(a)(1)(B) and/or 368(a)(2)(E) of the Code; and (iv) the Broadcast Merger will qualify as a reorganization described in Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon appropriate representations of officers of Journal, Scripps and Newco, reasonably acceptable to such counsel, which representations shall be substantially finalized by the parties hereto and such counsel by not later than five (5) days prior to the Closing Date and updated on the Closing Date.
Section 12.04  Additional Conditions to Each Party’s Obligations to Effect the Mergers.  The obligations of the parties hereto to effect the Mergers are further subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) on or prior to the Closing Date of the following conditions:

(a)           the Scripps Pre-Newspaper Distribution Transactions and the Journal Pre-Newspaper Distribution Transactions shall have been consummated; and

(b)           the Distributions shall have been consummated.

ARTICLE 13
TERMINATION

Section 13.01  Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Distribution Time:

(a)           by mutual written agreement of Scripps and Journal;

(b)           by either Scripps or Journal, if:

(i)            the Transactions have not been consummated on or before September 30, 2015 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 13.01(b)(i) shall not be available to any party hereto whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time; provided, further, that if the Transactions have not been consummated on or before September 30, 2015, solely by reason of the failure of the condition set forth in Section 12.01(d)(i) to be satisfied, the “End Date” shall be extended to December 31, 2015, in the event either Scripps or Journal delivers a notice to the other indicating that it believes in good faith that such condition would reasonably be expected to be satisfied by December 31, 2015;

(ii)           there shall be any Applicable Law that (A) makes consummation of the Transactions illegal or otherwise prohibited or (B) enjoins Scripps or Journal from consummating the Transactions and such enjoinment shall have become final and nonappealable;

(iii)          the Journal Shareholder Approval shall not have been obtained; or

(iv)          the Scripps Shareholder Approval shall not have been obtained.

(c)           by Scripps, if any of the conditions set forth in Sections 12.01 or 12.02 shall have become incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 13.01(c) shall not be available if Scripps’s breach of any provision of this Agreement has resulted in such condition becoming incapable of being satisfied;

(d)           by Journal, if any of the conditions set forth in Sections 12.01 or 12.03 shall have become incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 13.01(d) shall not be available if Journal’s breach of any provision of this Agreement has resulted in such condition becoming incapable of being satisfied;
(e)           by Journal, (i) if the Board of Directors of Scripps has failed to make the Scripps Board Recommendation pursuant to Sections 9.07 and 9.08, (ii) if the Board of Directors of Scripps effected a Change in the Scripps Board Recommendation, (iii) if Scripps has entered into a Scripps Acquisition Agreement, or (iv) if Scripps otherwise has failed to comply in all material respects with its obligations under Section 9.02;

(f)           by Scripps, (i) if the Board of Directors of Journal has failed to make the Journal Board Recommendation pursuant to Section 10.06, (ii) if the Board of Directors of Journal effected a Change in the Journal Board Recommendation, (iii)  if Journal has entered into a Journal Acquisition Agreement or (iv) if Journal otherwise has failed to comply in all material respects with its obligations under Section 10.02;

(g)           by Scripps, if, prior to the First Date, the Board of Directors of Scripps effected a Change in the Scripps Board Recommendation or entered into a Scripps Acquisition Agreement in connection with a Scripps Superior Proposal, in each case, in compliance with Section 9.02; provided, however, that concurrently with such termination under this Section 13.01(g) Scripps shall make the payment required by Section 13.03(e); or

(h)           by Journal, if, prior to the First Date, the Board of Directors of Journal effected a Change in the Journal Board Recommendation or entered into a Journal Acquisition Agreement with respect to a Journal Superior Proposal, in each case, in compliance with Section 10.02; provided, however, that concurrently with such termination under this Section 13.01(h) Journal shall make the payment required by Section 13.03(f).

The party hereto desiring to terminate this Agreement pursuant to this Section 13.01 (other than pursuant to Section 13.01(a)) shall give written notice of such termination to the other party hereto specifying the provision of this Agreement pursuant to which such termination is effected.

Section 13.02  Effect of Termination. If this Agreement is terminated pursuant to Section 13.01, this Agreement shall become void and of no effect without liability of any party hereto (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that, if such termination shall result from the knowing and willful (a) failure of any party hereto to use the applicable standard of effort to fulfill a condition to the performance of the obligations of any other party hereto or (b) breach of any representation or warranty herein or the failure of either party hereto to perform a covenant herein, such party shall be fully liable for any and all liabilities and Damages incurred or suffered by any other party hereto (but not to any third party not a party to this Agreement including any shareholder, director, officer, employee, agent consultant or representative of such party)  as a result of such failure or breach, without limiting Section 15.12 in any respect. The provisions of the last sentence of Section 11.08(a), this Section 13.02, Section 13.03, Section 13.04, Section 13.05 and Article 15 shall survive any termination hereof pursuant to Section 13.01. For the avoidance of doubt, the Confidentiality Agreement shall be effectively terminated at the Broadcast Merger Effective Time. Unless and until the Broadcast Merger Effective Time has occurred, the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.
Section 13.03  Fees and Expenses.

(a)           In the event that (i) this Agreement is terminated pursuant to Section 13.01(b)(iv) and prior to such termination Journal shall have obtained the Journal Shareholder Approval, and (ii) prior to the Scripps Family Meeting, no Scripps Acquisition Proposal was pending, Scripps shall as promptly as possible (but in any event within two (2) Business Days following receipt of an invoice therefor) pay all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the amount payable by Scripps to Journal exceed $7,500,000 (the “Expenses Cap”) under this Section 13.03(a).  Any payment required pursuant to this Section 13.03(a) shall be made by wire transfer of immediately available funds to an account designated by Journal.

(b)           In the event that (i) this Agreement is terminated pursuant to Section 13.01(b)(iii) and prior to such termination Scripps shall have obtained the Scripps Shareholder Approval required at the Scripps Family Meeting (without giving effect to the Scripps Shareholders’ Meeting), and (ii) prior to the Journal Shareholder Meeting, no Journal Acquisition Proposal was pending, Journal shall as promptly as possible (but in any event within two (2) Business Days following receipt of an invoice therefor) pay all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the amount payable by Journal to Scripps under this Section 13.03(b) exceed the Expenses Cap.  Any payment required pursuant to this Section 13.03(b) shall be made by wire transfer of immediately available funds to an account designated by Scripps.

(c)           In the event that (i) this Agreement is terminated pursuant to Section 13.01(b)(iv) and prior to such termination Journal shall have obtained the Journal Shareholder Approval, and (ii) prior to the Scripps Family Meeting, a Scripps Acquisition Proposal shall have been publicly announced and not publicly withdrawn, Scripps shall as promptly as possible (but in any event within two (2) Business Days following receipt of an invoice therefor) pay all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the amount payable by Scripps to Journal pursuant to the first sentence of this Section 13.01(c) exceed the Expenses Cap.  Except as otherwise provided in Section 9.11 and Section 13.03(j), in addition, in the event that within twelve (12) months following the date of such termination, Scripps shall have (A) entered into a definitive agreement with respect to, (B) recommended to the Scripps Shareholders or (C) consummated, in each case, a transaction contemplated by any such Scripps Acquisition Proposal, then Scripps shall pay to Journal within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, a termination fee equal to two and eighty five one hundredths percent (2.85%) of the Journal Equity Value.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Journal.
(d)           In the event that (i) this Agreement is terminated pursuant to Section 13.01(b)(iii) and prior to such termination Scripps shall have obtained the Scripps Shareholder Approval required at the Scripps Family Meeting (without giving effect to the Scripps Shareholders’ Meeting), and (ii) prior to the Journal Shareholders’ Meeting, a Journal Acquisition Proposal shall have been publicly announced and not publicly withdrawn, Journal shall as promptly as possible (but in any event within two (2) Business Days following receipt of an invoice therefor) pay all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Journal to Scripps pursuant to the first sentence of this Section 13.01(d) exceed the Expenses Cap.  Except as otherwise provided in Section 10.08 and Section 13.03(g), in addition, in the event that within twelve (12) months following the date of such termination, Journal shall have (A) entered into a definitive agreement with respect to, (B) recommended to the Journal Shareholders or (C) consummated, in each case, a transaction contemplated by any such Journal Acquisition Proposal, then Journal shall pay to Scripps within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, a termination fee equal to two and eighty five one hundredths percent (2.85%) of the Journal Equity Value.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Journal.

(e)           If this Agreement is terminated pursuant to Section 13.01(e)(i)-(iii) on or prior to the Journal Second Date or is terminated pursuant to Section 13.01(g), then Scripps shall, within two (2) Business Days after the date of termination, pay Journal:

(i)            with respect to a Scripps Superior Proposal by a Scripps Qualifying Party, (A) a termination fee equal to two and twenty five one hundredths percent (2.25%) of the Journal Equity Value and (B) all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Scripps to Journal pursuant to this clause (B) exceed $5,000,000; or

(ii)           in all other circumstances, (A) a termination fee equal to two and eighty five one hundredths percent (2.85%) of the Journal Equity Value and (B) all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Scripps to Journal pursuant to this clause (B) exceed the Expenses Cap.

Any such payment shall be made by wire transfer of immediately available funds to an account designated by Journal.
(f)           If this Agreement is terminated pursuant to Section 13.01(f)(i)-(iii) on or prior to the Scripps Second Date or is terminated pursuant to Section 13.01(h), then Journal shall, within two (2) Business Days after the date of termination, pay Scripps:

(i)            with respect to a Journal Superior Proposal by a Journal Qualifying Party, (A) a termination fee equal to two and twenty five one hundredths percent (2.25%) of the Journal Equity Value and (B) all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Journal to Scripps pursuant to this clause (B) exceed $5,000,000; or

(ii)           in all other circumstances, (A) a termination fee equal to two and eighty five one hundredths percent (2.85%) of the Journal Equity Value and (B) all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Journal to Scripps pursuant to this clause (B) exceed the Expenses Cap.

Any such payment shall be made by wire transfer of immediately available funds to an account designated by Scripps.

(g)           If this Agreement is terminated pursuant to Section 13.01(f)(i)-(iii) after the Scripps Second Date, then Journal shall, within two (2) Business Days after the date of termination, pay Scripps all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the amount payable by Journal to Scripps under this Section 13.03(g) exceed the Expenses Cap.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Scripps.

(h)           If this Agreement is terminated pursuant to Section 13.01(e)(iv), then Scripps shall, within two (2) Business Days after the date of termination, pay Journal (i) a termination fee equal to two and eighty five one hundredths percent (2.85%) of the Journal Equity Value and (ii) all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Scripps to Journal pursuant to this clause (ii) exceed the Expenses Cap.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Journal.

(i)            If this Agreement is terminated pursuant to Section 13.01(f)(iv), then Journal shall, within two (2) Business Days after the date of termination, pay Scripps (i) a termination fee equal to two and eighty five one hundredths percent (2.85%) of the Journal Equity Value and (ii) all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however, that in no case will the amount payable by Journal to Scripps pursuant to this clause (ii) exceed the Expenses Cap.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Scripps.
(j)           If this Agreement is terminated pursuant to Section 13.01(e)(i)-(iii) after the Journal Second Date, then Scripps shall, within two (2) Business Days after the date of termination, pay Journal all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the amount payable by Scripps to Journal under this Section 13.03(j) exceed the Expenses Cap.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Journal.

Section 13.04  Termination Fee in Lieu of Specific Performance.

(a)           Without limiting Section 15.12 and notwithstanding anything in this Agreement to the contrary, if Scripps breaches its obligation to consummate the Transactions, Journal shall have the option, but not the obligation, to  (i) request Scripps to immediately pay at such time, or (ii) request Scripps to pay after Journal shall have sought to enforce the remedy of specific performance under Section 15.12 and such remedy for whatever reason shall have been found not enforceable under Applicable Law with respect to such breach, in each case an amount equal to (A) two and eighty five one hundredths percent (2.85%) of the Journal Equity Value, plus (B) reimbursement of all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Journal and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the aggregate amount of the fees and expenses payable by Scripps to Journal pursuant to this Section 13.04(a) exceed four and twenty five one hundredths percent (4.25%) of the Journal Equity Value.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Journal and shall be made within two (2) Business Days after such request.

(b)           Without limiting Section 15.12, and notwithstanding anything in this Agreement to the contrary, if Journal breaches its obligation to consummate the Transactions, Scripps shall have the option, but not the obligation, to (i) request Journal to immediately pay at such time, or (ii) request Journal to pay after Scripps shall have sought to enforce the remedy of specific performance under Section 15.12 and such remedy for whatever reason shall have been found not enforceable under Applicable Law with respect to such breach, in each case an amount equal to (A) two and eighty five one hundredths percent (2.85%) of the Journal Equity Value, plus (B) reimbursement of all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Scripps and its Affiliates on or prior to the date of termination of this Agreement in connection with the Transactions; provided, however that in no case will the aggregate amount of the fees and expenses payable by Journal to Scripps pursuant to this Section 13.04(b) exceed four and twenty five one hundredths percent (4.25%) of the Journal Equity Value.  Any such payment shall be made by wire transfer of immediately available funds to an account designated by Scripps and shall be made within two (2) Business Days after such request.
(c)           The parties hereto acknowledge and agree that, as to itself, any exercise by Scripps or Journal of its respective rights under this Section 13.04, as the case may be, shall be such party’s sole and exclusive remedy hereunder; provided, however, that if (i) Scripps or Journal could have otherwise terminated this Agreement pursuant to Sections 13.01(b)(iii)-(iv), Journal could have otherwise terminated this Agreement pursuant to Sections 13.01(e)(i), (ii), or (iii), or Section 13.01(h) or (iii) Scripps could have otherwise terminated this Agreement pursuant to Sections 13.01(f)(i), (ii), or (iii), or Section 13.01(g), then any such Party or Parties may not seek a remedy under this Agreement pursuant to this Section 13.04.

Section 13.05  Termination Fee as Liquidated Damages.  The payment of any termination fee by any party pursuant to Section 13.03 or Section 13.04 shall constitute liquidated damages, not a penalty and shall be the sole remedy of the payee under this Agreement.  The parties hereto acknowledge and agree that the recovery by any party of such amount is reasonable in light of the substantial and indeterminate harm anticipated to be caused by the termination of this Agreement pursuant to Section 13.03 or Section 13.04, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy and the value of the Transactions.

ARTICLE 14
SURVIVAL AND INDEMNIFICATION; RELEASES

Section 14.01  Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (and covenants herein that have the effect of obligating a party hereto to maintain the accuracy of its representations and warranties or to provide notice of an inaccuracy in its representations or warranties), and any claim with respect thereto, shall not survive the Broadcast Merger Effective Time. None of the covenants or agreements contained in this Agreement to be wholly performed prior to or on the Closing Date, or any claim with respect thereto, shall survive the Broadcast Merger Effective Time, and no such claim may be brought by any Person after the Broadcast Merger Effective Time, and all parties hereto shall be released from all Liabilities thereunder, including with respect to any breach thereof, effective as of the Broadcast Merger Effective Time.  The covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Broadcast Merger Effective Time shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 14.02  Indemnification.

(a)           Effective from and after the Broadcast Merger Effective Time, Scripps hereby indemnifies Newco, its Subsidiaries and their respective Affiliates and successors and assigns (the “Newco Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim solely between the parties hereto) (“Damages”) actually incurred or suffered by such Newco Indemnified Party arising out of, relating to or resulting from:
(i)            the Scripps Broadcast Group, the Scripps Broadcast Assets, the Scripps Broadcast Liabilities, the Journal Broadcast Group, the Journal Broadcast Assets or the Journal Broadcast Liabilities;

(ii)           any breach of any covenant or agreement of Scripps or Journal contained in this Agreement that survives the Broadcast Merger Effective Time pursuant to Section 14.01; or

(iii)          the complete withdrawal liability payable by Scripps to the GCIU –  Employers Retirement Fund pursuant to Section 9.10.

(b)           Effective from and after the Broadcast Merger Effective Time, Newco hereby indemnifies Scripps, its Subsidiaries (including, after the Broadcast Merger Effective Time, Journal and its Subsidiaries) and their respective Affiliates and successors and assigns (the “Scripps Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by such Scripps Indemnified Parties arising out of, relating to or resulting from:

(i)            the Scripps Newspaper Group, the Scripps Newspaper Assets, the Scripps Newspaper Liabilities, the Journal Newspaper Group, the Journal Newspaper Assets or the Journal Newspaper Liabilities;

(ii)           any breach of any covenant or agreement of Newco contained in this Agreement that survives the Broadcast Merger Effective Time pursuant to Section 14.01; or

(iii)          any additional withdrawal liability with respect to any mass withdrawal of employers from the GCIU –  Employers Retirement Fund payable by Newco pursuant to Section 9.10 or any subsequent assessment of reallocation or redetermination liability by reason of such mass withdrawal and any associated excise tax arising under Section 4971(g) of the Code after the complete withdrawal of Scripps from the Fund.

(c)           Neither Scripps nor Newco shall be liable to any Newco Indemnified Party or Scripps Indemnified Party, as the case may be, for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of profit or loss of future revenue.

(d)           The indemnification provisions contained in (i) the Tax Matters Agreements (and not Sections 14.02, 14.03 and 14.04) shall apply to any Damages with respect to any Tax liability or Tax asset allocated to any Person pursuant to the Tax Matters Agreements and (ii) the Employee Matters Agreement (and not Sections 14.02, 14.03 and 14.04) shall apply to any obligation from and after the Effective Time of any Person pursuant to the Employee Matters Agreement.

Section 14.03  Indemnification Procedures.

(a)           The party hereto seeking indemnification under Section 14.02 (the “Indemnified Party”) agrees to give prompt notice to the party hereto against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, Action or proceeding (each, a “Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially prejudiced the Indemnifying Party.
(b)           The Indemnifying Party shall have the right, at its option, exercisable within thirty (30) days after receipt of such notice to assume the defense of, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any matter involving the asserted liability of the Indemnified Party (“Asserted Liabilities”), subject to the limitations set forth herein. If the Indemnifying Party shall undertake to compromise, settle or defend any such Asserted Liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or settlement of, or defense against, any such Asserted Liability; provided, however, that the Indemnifying Party shall not settle any such Asserted Liability without the written consent of the Indemnified Party unless such settlement releases the Indemnified Party from all liabilities and obligations with respect to the Asserted Liability and the settlement does not impose injunctive or other equitable relief against the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at its own expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of such defense but shall pay for the reasonable fees, costs and expenses of the Indemnified Party’s legal counsel, which counsel shall be reasonably satisfactory to the Indemnifying Party, if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, or (iii) the Indemnifying Party failed or is failing to prosecute or defend such claim. If the Indemnified Party shall undertake to compromise, settle or defend any Asserted Liability in accordance with the immediately preceding sentence or after the Indemnifying Party has declined to exercise its option to assume the defense of an Asserted Liability, the Indemnified Party shall promptly notify the Indemnifying Party of its intention to do so, and the Indemnifying Party agrees to cooperate fully with the Indemnified Party and its counsel in the compromise or settlement of, or defense against, any such Asserted Liability; provided, however, that the Indemnified Party shall not settle any such Asserted Liability without the written consent of the Indemnifying Party, which such consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Claim by a Third Party and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 14.04  Calculation of Damages. Any Damages payable by an Indemnifying Party pursuant to Section 14.02 shall be (a) reduced by any proceeds recovered by the Indemnified Party under applicable insurance policies, net of any costs incurred by the Indemnified Party in obtaining such proceeds, (b) reduced by any indemnity, contribution or other similar payment paid to the Indemnified Party by any Third Party with respect to such Damages, net of any costs incurred by the Indemnified Party in obtaining such payment and (c) reduced by an amount equal to any net tax benefit actually realized by the Indemnified Party as a consequence of such Damages.  If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives insurance proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the payment received over the amount of the payment that would have been due if the insurance proceeds had been received, realized or recovered before the payment was made by the Indemnifying Party.
Section 14.05  Release of Pre-Closing Date Claims.

(a)           Except as provided in Section 14.05(c), effective as of the Broadcast Merger Effective Time, Newco, for itself and each of its Subsidiaries (including each Newspaper Entity) and their respective Affiliates, successors, assigns, shareholders, directors, officers, members, agents and employees, hereby remises, releases and forever discharges Scripps and Journal and their respective Subsidiaries (other than the Scripps Newspaper Entities and the Journal Newspaper  Entities, respectively), their respective Affiliates, successors, assigns, shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Broadcast Merger Effective Time, whether or not known as of the Broadcast Merger Effective Time, including in connection with the Transactions.

(b)           Except as provided in Section 14.05(c), effective as of the Broadcast Merger Effective Time, each of Scripps and Journal, for itself and each of its Subsidiaries (other than any Scripps Newspaper Entity or Journal Newspaper Entity) and their respective Affiliates, successors, assigns, shareholders, directors, officers, members, agents and employees, hereby remises, releases and forever discharges each of Newco and its Subsidiaries (including the Scripps Newspaper Entities and Journal Newspaper Entities), their respective Affiliates, successors, assigns, shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Broadcast Merger Effective Time, whether or not known as of the Broadcast Merger Effective Time, including in connection with the Transactions.

(c)           Nothing contained in Sections 14.05(a) or 14.05(b) shall impair any right of any Person to enforce this Agreement (including the indemnification rights of each party hereto under this Article 14) or any other Transaction Agreement or any Contracts that are specified in Sections 2.05(b) or 3.05(b) as surviving the Closing Date, in each case in accordance with its terms. Nothing contained in Sections 14.05(a) or 14.05(b) shall release any Person from:
(i)            any Liability provided in or resulting from any Contract among Scripps or its Subsidiaries or Journal or its Subsidiaries, on the one hand, and Newco or its Subsidiaries (including the Scripps Newspaper Entities and the Journal Newspaper Entities), on the other hand, that is specified in Sections 2.05(b) or 3.05(b) as surviving the Closing Date, or any other Liability specified in such Sections as surviving the Closing Date; or

(ii)           any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to Scripps, Journal, Newco, the Scripps Newspaper Entities, the Journal Newspaper Entities or any of their respective Subsidiaries in accordance with, or any other Liability of any such Person under, the Transaction Agreements.

(d)           If an Indemnified Party receives any payment from an Indemnifying Party in respect of Damages and the Indemnified Party could have recovered all or a part of such Damages from a Third Party based on the underlying claim or demand asserted against it, then such Indemnified Party shall transfer such of its rights to proceed against such Third Party as are necessary to permit such Indemnifying Party to recover from such Third Party the amount of such payment.

Section 14.06  Exclusivity. After the Broadcast Merger Effective Time, this Article 14 (or the Tax Matters Agreements or the Employee Matters Agreement, as the case may be) will provide the exclusive remedy for any claims by or against Newco or its Subsidiaries, on the one hand, or by or against Scripps, Journal or any of their respective Subsidiaries or Affiliates, on the other hand, arising as a result of or in connection with this Agreement and the Transactions (other than any remedy provided in any of the other applicable Transaction Agreements), except that nothing herein shall limit the liability of any party hereto for fraud or intentional misrepresentation.

ARTICLE 15
MISCELLANEOUS

Section 15.01  Representations and Warranties.

(a)           For purposes of determining whether any representation or warranty of Scripps contained in Article 7 is untrue or incorrect for any purpose under this Agreement, or whether Scripps shall have breached any such representation or warranty  as a result of any such untruth or incorrectness for any purpose under this Agreement (for the avoidance of doubt, in each case, including for the purpose of determining whether such representation or warranty is true and correct when made and for purposes of determining whether such representation or warranty  can be made on and as of the Closing Date or as of the date specified therein), the following standards shall apply:

(i)            the representation and warranty contained in Section 7.10(b) shall be deemed to be untrue and incorrect if such representation and warranty is untrue or incorrect in any respect;
(ii)           any representation and warranty contained in Section 7.05 shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty); and

(iii)          any such representation and warranty (other than those referred to in clause (i) or (ii) above) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in any and all other untruth or incorrectness in the representations and warranties contained in Article 7 (other than those referred to in clause (i) or (ii) above), either (A) has had or would reasonably be expected to have, a Scripps Material Adverse Effect

(disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty) or (B) would materially delay or materially impede or preclude the ability of Scripps to perform its obligations hereunder or its ability to consummate the Transactions.

(b)           For purposes of determining whether any representation or warranty of Journal contained in Article 8 is untrue or incorrect for any purpose under this Agreement, or whether Journal shall have breached any such representation or warranty  as a result of any such untruth or incorrectness for any purpose under this Agreement (for the avoidance of doubt, in each case, including for the purpose of determining whether such representation or warranty is true and correct when made and for purposes of determining whether such representation or warranty  can be made on and as of the Closing Date or as of the date specified therein), the following standards shall apply:

(i)            the representation and warranty contained in Section 8.10(b) shall be deemed to be untrue and incorrect if such representation and warranty is untrue or incorrect in any respect;

(ii)           any representation and warranty contained in Section 8.05 shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty); and

(iii)          any such representation and warranty (other than those referred to in clause (i) or (ii) above) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in any and all other untruth or incorrectness in the representations and warranties contained in Article 8 (other than those referred to in clause (i) or (ii) above), either (A) has had or would reasonably be expected to have, a Journal Material Adverse Effect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty) or (B) would materially delay or materially impede or preclude the ability of Journal to perform its obligations hereunder or its ability to consummate the Transactions.
Section 15.02           Notices. All notices, requests, claims, demands, waivers and other communications to any party hereto hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Scripps or its Subsidiaries, to:	The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio  45202
Attention:  Robin Davis
Vice President, Strategic Planning and Development
Facsimile: (513) 977-3024

with a copy to:	Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention:  William Appleton,
Senior Vice President and General Counsel
Facsimile:  (513) 977-3042

with a copy (which shall

not constitute notice) to:	Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111
Attention:  Steven H. Goldberg
Facsimile:  (212) 589-4201

If to Journal or its Subsidiaries, to:	Journal Communications, Inc.
333 West State Street
Milwaukee, Wisconsin 53203

Attention:  Steven J. Smith
Chairman of the Board and Chief Executive Officer
Facsimile:  (414) 224-2469

with a copy to:	Journal Communications, Inc.
333 West State Street
Milwaukee, Wisconsin 53203
Attention:  Mary Hill Taibl
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Facsimile:  (414) 224-2469
with a copy (which shall

not constitute notice) to:	Foley & Lardner, LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Benjamin F. Garmer III
Russell E. Ryba
Facsimile:  (414) 297-4900

If to Newco, to:	to an address or facsimile number as such party may hereafter specify for the purpose by notice in writing to the other parties hereto.

or, in the case of any party hereto, to such other address or facsimile number as such party may hereafter specify for the purpose by notice in writing to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 15.03  Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Newspaper Merger Effective Time or Broadcast Merger Effective Time, as the case may be, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party hereto against whom the waiver is to be effective; provided, however, that (a) after receipt of the Scripps Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the shareholders of Scripps without the further approval of such shareholders, (b) after receipt of the Journal Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the shareholders of Journal without the further approval of such shareholders, and (c)  except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Scripps or the shareholders of Journal.

(b)           No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 15.04  Fees and Expenses.  Except as otherwise expressly provided in any Transaction Agreement (including pursuant to Section 13.03 or 13.04), all fees and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such fee or expense. Any fees and expenses for which Newco is responsible but that are incurred and must be paid prior to the Newspaper Merger Effective Time shall be paid by Scripps and Journal, with each of Scripps and Journal paying one-half of such fees and expenses.
Section 15.05  Disclosure Schedule References.  Any information disclosed in any Section of the Scripps Disclosure Schedule or the Journal Disclosure Schedule shall qualify the correspondingly numbered representation and warranty or covenant of this Agreement and any other representation and warranty or covenant of Scripps or Journal, as applicable, contained in this Agreement to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the content and context of such disclosure. The fact that any item of information is disclosed in any Section of the Scripps Disclosure Schedule or the Journal Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and any dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in the applicable Disclosure Schedules. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 15.06  Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except that, following the Broadcast Merger Effective Time, (i) each D&O Indemnified Person is a third party beneficiary of the provisions set forth in Section 11.14, (ii) each Newco Indemnified Party and Scripps Indemnified Party is a third party beneficiary of the indemnification provisions set forth in Article 14 and (iii) each specified beneficiary of the releases set forth in Section 14.05 is a third party beneficiary of such Section.

(b)           No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, by operation of Applicable Law or otherwise, without the prior written consent of each other party hereto.  Any purported assignment without such consent shall be void.

Section 15.07  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that the DGCL, ORC, the WBCL and the Wisconsin LLC Act mandatorily apply and govern certain of the Transactions.

Section 15.08  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 15.09  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to Scripps and Journal.
Section 15.10  Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this Agreement. The Confidentiality Agreement shall automatically terminate at the Broadcast Merger Effective Time. Unless and until the Broadcast Merger Effective Time has occurred, the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Section 15.11  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 15.12  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of any Transaction Agreement was not performed in accordance with its specific terms or was otherwise breached and that any non-performance or breach of any Transaction Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions hereof and of each other Transaction Agreement in any federal or state court without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity.

Section 15.13  Non-Exclusive Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the non-exclusive personal jurisdiction of the state courts of State of New York, County of New York and of the federal courts located in the United States District Court for the Southern District of New York (and the appellate courts thereof), in the event any dispute arises out of any Transaction Agreement or any Transaction and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 15.14  Certain Legal Matters.

(a)           The parties hereto acknowledge that Baker & Hostetler LLP has represented Scripps in connection with the Transactions.  The parties hereto hereby consent to the representation by Baker & Hostetler LLP of Scripps or any of its Affiliates in any future matter including post-closing disputes concerning any Transaction Agreement and all Transactions.
(b)           The parties hereto acknowledge that Foley & Lardner LLP has represented Journal in connection with the Transactions.  The parties hereto hereby consent to the representation by Foley & Lardner LLP of Newco or any of its Affiliates in any future matter including post-closing disputes concerning any Transaction Agreement and all Transactions.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE E. W. SCRIPPS COMPANY		SCRIPPS MEDIA, INC.

By:	/s/ Richard A. Boehne	By:	/s/ William Appleton
Name:	Richard A. Boehne	Name:	William Appleton
Title:	President and Chief Executive Officer	Title:	Senior Vice President and General Counsel

DESK SPINCO, INC.		DESK NP OPERATING, LLC

By:	/s/ Richard A. Boehne	By:	/s/ Richard A. Boehne
Name:	Richard A. Boehne	Name:	Richard A. Boehne
Title:	Chief Executive Officer	Title:	Chief Executive Officer

DESK BC MERGER, LLC		JOURNAL COMMUNICATIONS, INC.

By:	/s/ Richard A. Boehne	By:	/s/ Steven J. Smith
Name:	Richard A. Boehne	Name:	Steven J. Smith
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer

BOAT SPINCO, INC.		BOAT NP NEWCO, INC.

By:	/s/ Steven J. Smith	By:	/s/ Steven J. Smith
Name:	Steven J. Smith	Name:	Steven J. Smith
Title:	Chief Executive Officer	Title:	Chief Executive Officer

DESK NP MERGER CO.		BOAT NP MERGER CO.

By:	/s/ Richard A. Boehne	By:	/s/ Steven J. Smith
Name:	Richard A. Boehne	Name:	Steven J. Smith
Title:	Chief Executive Officer	Title:	Chief Executive Officer
[Signature Page to Master Transaction Agreement]